Exhibit 10.1

EXECUTION VERSION

SECURED SELLER NOTE AGREEMENT

dated as of December 9, 2021,

among

LAKEHOUSE BIDCO INC.,

as Holdings,

LAKEHOUSE BUYER INC.,

as the Borrower,

THE SUBSIDIARIES OF HOLDINGS

FROM TIME TO TIME PARTY HERETO,

as Guarantors

and

AMERICAN WATER ENTERPRISES, LLC,

as Lender

i

SCHEDULES:

Schedule 1.01(a) – Consolidated Adjusted EBITDA

Schedule 1.01(b) – Disqualified Lenders

Schedule 1.01(c) – Mortgaged Properties

Schedule 3.13 – Capitalization and Subsidiaries

Schedule 5.13 – Post-Closing Items

Schedule 5.14 – Closing Date Collateral Documents

Schedule 6.01(g) – Existing Indebtedness

Schedule 6.02 – Existing Liens

Schedule 6.05 – Existing Investments

Schedule 6.07 – Sale and Lease-Back Transactions

Schedule 6.08 – Transactions with Affiliates

EXHIBITS:

Exhibit A – Form of Compliance Certificate

Exhibit B – Form of Joinder Agreement

Exhibit C – Form of Promissory Note

Exhibit D-1 – Form of Legal Opinion of Simpson Thacher & Bartlett LLP

Exhibit D-2 – Form of Legal Opinion of Virginia Counsel

Exhibit E – Form of Secretary’s Certificate

Exhibit F – Form of Solvency Certificate

Exhibit G – Form of Global Intercompany Note

Exhibit H – Form of Pledge and Security Agreement

SECURED SELLER NOTE AGREEMENT, dated as of December 9, 2021 (this “Agreement”), by and among Lakehouse BidCo Inc., a corporation organized under the laws of the State of Delaware (“Holdings”), Lakehouse Buyer Inc., a corporation organized under the laws of the State of Delaware (the “Borrower”), the SUBSIDIARIES of Holdings from time to time party hereto as guarantors, and American Water Enterprises, LLC, a limited liability company organized under the laws of Delaware (the “Lender”), as the lender.

RECITALS

Pursuant to the Purchase Agreement and subject to the terms and conditions thereof, the Lender (in its capacity as a Seller under the Purchase Agreement) and the other Sellers have agreed to sell the Units (as defined in the Purchase Agreement) to the Borrower (acting in its capacity as the Purchaser under the Purchase Agreement);

Pursuant to the Purchase Agreement and subject to the terms and conditions thereof, (i) the Purchase Price (as defined in the Purchase Agreement) to be paid by the Purchaser to the Sellers for the Units is to be comprised of the Cash Purchase Price (as defined in the Purchase Agreement) and the Seller Note Amount, (ii) that portion of the Purchase Price constituting the Cash Purchase Price is to be paid in cash by the Purchaser to the Sellers substantially contemporaneously with Closing (as defined in the Purchase Agreement) and (iii) that portion of the Purchase Price constituting the Seller Note Amount is to be paid by the Purchaser to the Sellers in accordance with the terms of the Seller Note (as defined in the Purchase Agreement); and

This Agreement constitutes the Seller Note under and as defined in the Purchase Agreement and, inter alia, sets forth the terms and conditions under which the Purchaser (in its capacity as the Borrower hereunder) is to pay the Seller Note Amount (in the form of the “Loan” under this Agreement) to the Lender (in its capacity as a Seller under the Purchase Agreement and acting hereunder on its own behalf in such capacity and on behalf of the other Sellers under the Purchase Agreement).

Accordingly, the parties hereto agree as follows:

ARTICLE 1 DEFINITIONS

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Acceptable Intercreditor Agreement” means (a) to the extent executed in connection with the incurrence of secured Indebtedness incurred by a Loan Party, the Liens on the Collateral securing which are intended to rank equal in priority to the Liens on the Collateral securing the Obligations, the Closing Date Intercreditor Agreement and (b) to the extent executed in connection with the incurrence of secured Indebtedness incurred by a Loan Party, the Liens on the Collateral securing which are intended to rank junior in priority to the Liens on the Collateral securing the Obligations, at the option of the Borrower and the Lender acting together in good faith, a customary intercreditor agreement in form and substance reasonably acceptable to the Lender and the Borrower, which agreement shall provide that the Liens on the Collateral securing such Indebtedness shall rank junior in priority to the Liens on the Collateral securing the Obligations.

“Acquired EBITDA” means, with respect to any Acquired Entity or Business for any period, the amount for such period of Consolidated Adjusted EBITDA of such Acquired Entity or Business (determined as if references to Holdings and its Subsidiaries in the definition of the term “Consolidated Adjusted EBITDA” were references to such Acquired Entity or Business), as determined on a consolidated basis for such Acquired Entity or Business in accordance with GAAP.

“Acquired Entity or Business” has the meaning assigned to such term in the definition of “Consolidated Adjusted EBITDA.”

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Holdings or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), whether pending or, to the knowledge of Holdings, threatened in writing against or affecting Holdings or any of its Subsidiaries or any property of Holdings or any of its Subsidiaries.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, that Person and shall include any Person that directly or indirectly owns 10% or more of any class of Capital Stock of the Person specified. None of the Lender or any of its Affiliates shall be considered an Affiliate of Holdings or any subsidiary thereof.

“Agreement” has the meaning assigned to such term in the preamble to this Agreement.

“Anti-Corruption Laws” means Requirements of Law relating to antibribery or anti-corruption (governmental or commercial), including, without limitation, laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any foreign government official, foreign government employee, person or commercial entity to obtain a business advantage, or the offer, promise, or gift of, or the request for, agreement to receive or receipt of a financial or other advantage to induce or reward the improper proper performance of a relevant function or activity; such as, without limitation, the U.S. Foreign Corrupt Practices Act of 1977, as amended from time to time, and all laws enacted to implement the Organisation for Economic Co-operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions applicable in the United States.

“Anti-Terrorism Laws” means Requirements of Law relating to terrorism or money laundering in the United States, including the Executive Order, the USA PATRIOT Act, together with all rules, regulations and interpretations thereunder or related thereto.

“Applicable Premium” means, with respect to the principal amount of the Loan being prepaid or repaid, as the case may be, on any applicable payment date, the excess, if any, of (i) the sum of (A) (x) for any applicable payment date during the period from the Closing Date until (and including) the first anniversary thereof, 107.5% of the principal amount of the Loan being prepaid or repaid, (y) for any applicable payment date during the period from (but not including) the first anniversary of the Closing Date until (and including) the second anniversary of the Closing Date, 106.5% of the principal amount of the Loan being prepaid or repaid, and (z) for any applicable payment date during the period after the second anniversary of the Closing Date, 105.5% of the principal amount of the Loan being prepaid or repaid, plus (B) the present value at such payment date of the sum of all required remaining scheduled interest payments due (including, if applicable, any default interest that may be applicable at the time of repayment or prepayment) on the principal amount of the Loan being repaid or prepaid through the Maturity Date (excluding accrued but unpaid interest to such payment date), with such present value computed using a discount rate equal to the then-current U.S. Treasury Note yield corresponding closest to the remaining weighted average life on such repaid or prepaid amount calculated at the time of the prepayment plus 0.50% per annum over (ii) the then outstanding principal amount of the Loan being repaid or prepaid (for the avoidance of any doubt, in the event the Applicable Premium is payable pursuant to Article 7, for purpose of calculating the Applicable Premium, the Maturity Date used for any such calculation shall be as such term is defined in this Article 1). The Applicable Premium shall be calculated by the Lender or on behalf of the Lender by such Person as the Lender shall designate in its reasonable discretion and such calculation shall be deemed conclusive for all purposes hereunder absent manifest error.

“Available Equity Amount” means, at any applicable time (the “Available Equity Amount Reference Time”), an amount (which shall not be less than zero) equal at such time to (a) the aggregate amount of cash contributed to the capital of Holdings or the cash proceeds received by Holdings from the issuance of any Qualified Capital Stock (or incurrence of Indebtedness that has been converted into or exchanged for Qualified Capital Stock of Holdings), in each case during the period from and including the Business Day immediately following the Closing Date through and including the Available Equity Amount Reference Time, but excluding all proceeds from the issuance of Disqualified Capital Stock minus (b) the sum, without duplication, and, without taking into account the proposed portion of the Available Equity Amount calculated above to be used at the applicable Available Equity Amount Reference Time, of (i) the aggregate amount of any Investments made by Holdings or any Subsidiary using the Available Equity Amount pursuant to Section 6.05(t) after the Closing Date and prior to the Available Equity Amount Reference Time, (ii) the aggregate amount of any Restricted Payments made by Holdings or any Subsidiary using the Available Equity Amount pursuant to Section 6.04(a)(vii) after the Closing Date and prior to the Available Equity Amount Reference Time and (iii) the aggregate amount of Restricted Debt Payments made by Holdings or any Subsidiary using the Available Equity Amount pursuant to Section 6.04(c)(iv)(C) after the Closing Date and prior to the Available Equity Amount Reference Time. For the avoidance of any doubt, no cash contributed to the capital of Holdings (whether as a result of the issuance of Capital Stock or otherwise) in connection with the Transactions shall constitute any portion of the Available Equity Amount.

“Available Equity Amount Reference Time” shall have the meaning given to such term in the definition of the term “Available Equity Amount.”

“Bankruptcy Code” means Title 11 of the U.S. Code (11 U.S.C. § 101 et seq.).

“Board” means the Board of Governors of the Federal Reserve System of the U.S.

“Board of Directors” means, with respect to any Person, (a) in the case of any corporation, the board of directors of such Person or any committee thereof duly authorized to act on behalf of such board, (b) in the case of any limited liability company, the board of managers, board of directors, manager or managing member of such Person or the functional equivalent of the foregoing, (c) in the case of any partnership, the board of directors, board of managers, manager or managing member of a general partner of such Person or the functional equivalent of the foregoing and (d) in any other case, the functional equivalent of the foregoing.

“Borrower” shall have the meaning given to such term in the preamble hereto.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

“Business Optimization Initiative” has the meaning assigned to such term in the definition of Consolidated Adjusted EBITDA.

“Call Protection Termination Date” has the meaning assigned to such term in Section 2.03(a).

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing, but excluding for the avoidance of doubt any Indebtedness convertible into or exchangeable for any of the foregoing.

“Cash” means money, currency or a credit balance in any demand account or deposit account. For the avoidance of doubt, and in respect of any financial covenant or ratio, the amount of Cash at any time shall be determined in accordance with GAAP.

“Cash Equivalents” means, as at any date of determination,

(a) readily marketable securities (i) issued or directly and unconditionally guaranteed or insured as to interest and principal by the government of the U.S., Canada, the United Kingdom or any member nation of the European Union rated at least A-2 from S&P or at least P-2 from Moody’s (or, if at any time either S&P or Moody’s is not rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) or (ii) issued by any agency or instrumentality of any of the foregoing, the obligations of which are backed by the full faith and credit of the U.S., Canada, the United Kingdom or any such member nation of the European Union, as applicable, in each case having average maturities of not more than 24 months from the date of acquisition thereof and, in each case, repurchase agreements and reverse repurchase agreements relating thereto;

(b) readily marketable direct obligations issued by any state, commonwealth or territory of the U.S. or any political subdivision, taxing authority or any public instrumentality thereof or by any foreign government, in each case having average maturities of not more than 24 months from the acquisition thereof and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s (or, if at any time either S&P or Moody’s is not rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) or otherwise having an investment grade rating from S&P or Moody’s and, in each case, repurchase agreements and reverse repurchase agreements relating thereto;

(c) commercial paper and variable fixed rate notes having average maturities of not more than 24 months from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s (or, if at any time either S&P or Moody’s is not rating such obligations, an equivalent rating from another nationally recognized statistical rating agency);

(d) deposits, money market deposits, time deposit accounts, certificates of deposit or bankers’ acceptances (or similar instruments) maturing within one year after such date and issued or accepted by the Lender or by any bank organized under, or authorized to operate as a bank under, the laws of the U.S., any state thereof or the District of Columbia or any political subdivision thereof and that has capital and surplus of not less than $100,000,000 and, in each case, repurchase agreements and reverse repurchase agreements relating thereto;

(e) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank having capital and surplus of not less than $500,000,000; and

(f) marketable short-term money market and similar highly liquid funds (i) having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time either S&P or Moody’s is not rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) or (ii) having assets in excess of (x) $500,000,000 in the case of U.S. banks or other U.S. financial institutions and (y) $250,000,000 (or the dollar equivalent as of the date of determination) in the case of non-U.S. banks or other non-U.S. financial institutions.

“Casualty/Condemnation Event” means any event that gives rise to the receipt by Holdings or any Subsidiary of any Cash payments or proceeds (i) under any casualty insurance policy in respect of a covered loss thereunder of any assets of Holdings or any of its Subsidiaries or (ii) as a result of the taking of any assets of Holdings or any of its Subsidiaries by any Person pursuant to the power of eminent domain, expropriation, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change of Control” means the earliest to occur of:

(a) at any time prior to a Qualifying IPO, the Permitted Holders ceasing to beneficially own, either directly or indirectly, Capital Stock representing more than 50.0% of the total voting power of all of the outstanding Voting Stock of Holdings unless the Permitted Holders otherwise have the right (pursuant to contract, proxy or otherwise), directly or indirectly, to designate, nominate or appoint (and do so designate, nominate or appoint) directors of Holdings having a majority of the aggregate votes on the Board of Directors (or functional equivalent thereof) of Holdings, so long as for purposes of this clause (a), the Sponsor shall either directly or indirectly control at least 30% of the outstanding voting equity interests of Holdings;

(b) at any time on or after a Qualifying IPO, the acquisition by any Person or group, including any group acting for the purpose of acquiring, holding or disposing of Securities, other than one or more Permitted Holders, of Capital Stock representing more than the greater of (i) 35.0% of the total voting power of all of the outstanding Voting Stock of Holdings and (ii) the percentage of the total voting power of all of the outstanding Voting Stock of Holdings owned, directly or indirectly, beneficially by the Permitted Holders unless the Permitted Holders otherwise have the right (pursuant to contract, proxy or otherwise), directly or indirectly, to designate, nominate or appoint (and do so designate, nominate or appoint) directors of Holdings having a majority of the aggregate votes on the Board of Directors (or functional equivalent thereof) of Holdings; or

(c) the Borrower ceases to be a direct Wholly-Owned Subsidiary of Holdings.

For purposes of this definition including other defined terms used herein in connection with this definition and notwithstanding anything to the contrary in this definition or any provision of Section 13(d)-3 or 13(d)-5 of the Exchange Act, (i) “beneficial ownership” shall be as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act as in effect on the date hereof and (ii) the words “Person” and “group” shall be within the meaning of Section 13(d) or 14(d) of the Exchange Act.

For purposes of this definition and any related definition to the extent used for purposes of this definition, at any time when 50.0% or more of the total voting power of the Voting Stock is directly or indirectly owned by parent holding companies, all references to Holdings shall be deemed to refer to its ultimate parent holding company (but excluding any Permitted Holder) that directly or indirectly owns such Voting Stock.

“Closing Date” means December 9, 2021.

“Closing Date Intercreditor Agreement” means that certain First Lien Intercreditor Agreement, dated as of the Closing Date, by and among Holdings, the Borrower, the Lender, as First Lien Agreement Lender (as defined therein), Bank of America, N.A., as PR Authorized Representative and Initial Additional Authorized Representative (each as defined therein), and each additional authorized representative and collateral agent from time to time party thereto (as may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means any and all property of a Loan Party subject to a Lien under the Collateral Documents and any and all other property of any Loan Party, now existing or hereafter acquired, that is or becomes subject to a Lien pursuant to the Collateral Documents to secure the Obligations.

“Collateral Documents” means, collectively, the Pledge and Security Agreement, the Mortgages (if any) and each other Collateral Document described on Schedule 5.14 and any other documents granting a Lien upon the Collateral as security for payment of the Obligations pursuant to the terms hereof or any other Loan Document.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit A.

“Confidential Information” has the meaning assigned to such term in Section 8.13(a).

“Consolidated Adjusted EBITDA” means, for any period, an amount determined for Holdings and its Subsidiaries on a consolidated basis equal to the total of (a) Consolidated Net Income for such period plus (b) the sum, without duplication, of (to the extent deducted in calculating Consolidated Net Income, other than in respect of clauses (v), (viii) and (ix) below) the amounts of:

(i) total interest expense (including non-cash interest expense) and, to the extent not reflected in such total interest expense, any losses on obligations under hedging and similar agreements or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging and similar agreements or such derivative instruments, bank and letter of credit fees, amortization of deferred financing fees or costs and costs of surety bonds in connection with financing activities;

(ii) (A) Taxes paid (including pursuant to any Tax sharing arrangements) and provisions for Taxes (including changes in valuation allowances for deferred tax assets) of Holdings and its Subsidiaries, including, in each case federal, state, provincial, territorial, local, foreign, unitary, income, capital, franchise, excise, property, value added, withholding and similar Taxes (including in respect of repatriated funds) and (B) any penalties and interest related to such Taxes or arising from any tax examinations paid or accrued during such period;

(iii) total depreciation and amortization expense;

(iv) other non-Cash charges, losses or expenses (including, if applicable, any excess of rent expense over actual cash rent paid due to the use of straight line rent for GAAP purposes); provided that if any such non-Cash charge, loss or expense represents an accrual or reserve for potential Cash items in any future period, (A) Holdings may determine not to add back such non-Cash charge, loss or expense in the current period and (B) to the extent Holdings does decide to add back such non-Cash charge, loss or expense, the Cash payment in respect thereof in such future period shall be subtracted from Consolidated Adjusted EBITDA in the period in which such payment is made;

(v) the amount of any expense or deduction associated with any Subsidiary of Holdings attributable to non-controlling interests or minority or other interests of third parties;

(vi) (A) the amount of any portion of management, monitoring, consulting, transaction and advisory fees (including any subsequent transaction, exit or termination fee), (B) the amount of indemnities and related expenses actually paid by or on behalf of, or accrued by, Holdings or any of its Subsidiaries to the Investors (or their Affiliates or management companies) to the extent permitted under this Agreement and (C) the amount of fees, expenses and indemnities paid to directors, including of Holdings or any direct or indirect parent thereof; provided, that the aggregate amount of any adjustments made pursuant to clause (A) of this clause (vi) shall not exceed in the aggregate 2.0% of Consolidated Adjusted EBITDA for such period (calculated prior to giving effect to any such adjustments);

(vii) the amount of any costs, charges, accruals, reserves or expenses in connection with a single or one-time event, including in connection with the Transactions, any acquisition or any other Investment, in each case, permitted hereunder and consummated or unconsummated after the Closing Date (including, without limitation, legal, accounting and other professional fees and expenses incurred in connection with any acquisition or other Investments);

(viii) the pro forma “run rate” expected cost savings, operating improvements and expense reductions and other synergies (net of the amount of actual amounts realized and, solely in the case of the Transactions, with such other synergies to be limited to cost synergies) (collectively, “Expected Run Rate Benefit”) reasonably identifiable and factually supportable (in the good faith determination of a Financial Officer of the Borrower) related to the Transactions or any asset sales, mergers or other business combinations, acquisitions, Investments, Dispositions or divestitures, operating improvements, expense reductions, restructurings, cost savings initiatives and other initiatives and specified transactions, in each case, not prohibited by this Agreement and whether consummated or adopted, as applicable, on or after the Closing Date (any such operating improvement, expense reduction, restructuring, cost savings initiative and/or other initiative, a “Business Optimization Initiative”), which Expected Run Rate Benefit shall be added to Consolidated Adjusted EBITDA until fully realized and calculated on a Pro Forma Basis as though such Expected Run Rate Benefit had been realized on the first day of the relevant period (it being understood and agreed that “run rate” shall mean the full recurring benefit that is associated with any action taken); provided that (A) such Expected Run Rate Benefit is projected by a Financial Officer of the Borrower in good faith to be realized as a result of actions that have been taken or initiated or are expected to be taken within 18 months of the event giving rise thereto or the consummation of such transaction or initiative and (B) the share of any such Expected Run Rate Benefit with respect to a joint venture that are to be allocated to Holdings or any of the Subsidiaries shall not exceed the total amount thereof for any such joint venture multiplied by the percentage of income of such venture expected to be included in Consolidated Adjusted EBITDA for the relevant Test Period; provided, further, that the aggregate amount of any adjustments made pursuant to (1) this clause (b)(viii) for any transactions or Business Optimization Initiatives, (2) clause (b)(xiii) of this definition, (3) clause (c) of the definition of “Consolidated Net Income” and (4) clause (i) of the definition of “Consolidated Net Income” shall not exceed in the aggregate 25% of Consolidated Adjusted EBITDA for such period (calculated prior to giving effect to any such adjustments under such clauses);

(ix) to the extent not otherwise included in Consolidated Net Income, proceeds of business interruption insurance in an amount representing the earnings for the applicable period that such proceeds are intended to replace (whether or not received so long as the Borrower in good faith expects to receive the same within the next four Fiscal Quarters (it being understood that to the extent not actually received within such Fiscal Quarters, such proceeds shall be deducted in calculating Consolidated Adjusted EBITDA for such Fiscal Quarters));

(x) any expenses and charges that are reimbursed by indemnification or other reimbursement provisions in connection with any investment or any sale, conveyance, transfer or other Disposition of assets permitted hereunder;

(xi) Cash actually received (or any netting arrangements resulting in reduced Cash expenditures) during such period, and not included in Consolidated Net Income for such period, to the extent that the non-Cash gain relating to such Cash receipt or netting arrangement was deducted in the calculation of Consolidated Adjusted EBITDA pursuant to clause (c)(i) below for any previous period and not added back or was realized in a period prior to the Closing Date;

(xii) any costs or expense incurred pursuant to any management equity plan, profits interest plan or stock option plan or any other management or employee benefit plan or agreement or any subscription or shareholder agreement, solely to the extent that such cost or expenses are funded solely with cash proceeds contributed to the capital of Holdings or Net Proceeds of an issuance of Capital Stock of Holdings during such applicable measurement period (or any Parent Company) (other than Disqualified Capital Stock);

(xiii) costs, expenses, charges, accruals, reserves (including restructuring costs related to acquisitions prior to, on or after the Closing Date) or expenses attributable to the undertaking and/or the implementation of cost savings initiatives, operating expense reductions, operating improvements and other restructuring and integration and transition costs, costs associated with inventory category and distribution optimization programs, pre-opening, opening and other business optimization expenses (including software development costs), future lease commitments, consolidation, discontinuance and closing and consolidation costs and expenses for locations and/or facilities, contract termination payments, signing, retention and completion bonuses, abandoned acquisition costs, costs related to entry and expansion into new markets (including consulting fees) or the exit from existing markets (including with respect to the termination of customer, vendor, supplier, lease or other contracts) and to modifications to pension and post-retirement employee benefit plans, system design, establishment and implementation costs and project start-up costs; provided, that the aggregate amount of any adjustments made pursuant to (1) this clause (b)(xiii), (2) clause (b)(viii) of this definition, (3) clause (c) of the definition of “Consolidated Net Income” and (4) clause (i) of the definition of “Consolidated Net Income” shall not exceed in the aggregate 25% of Consolidated Adjusted EBITDA for such period (calculated prior to giving effect to any such adjustments under such clauses);

(xiv) adjustments and add backs expressly reflected and for the time periods specified in (a) the model provided by the Lender to the Sponsor, dated as of September 10, 2021 and (b) the Quality of Earnings Analysis provided by the Lender, dated as of September 10, 2021;

(xv) [reserved]; and

(xvi) costs and expenses related to the entry into new contracts during such period, including the start-up and ramp-up costs associated therewith;

minus (c) without duplication and to the extent such amounts increase Consolidated Net Income:

(i) other non-Cash gains, including deductions for the excess of actual Cash rent paid over GAAP rent expense during such period due to the use of a straight line rent for GAAP purposes but excluding any non-cash gains that represent the reversal of any accrual of, or cash reserve for, anticipated cash items that reduced Consolidated EBITDA in any prior period; provided that if any non-Cash gain or income relates to potential Cash items in any future periods, the Borrower may determine not to deduct such non-Cash gain or income in the current period;

(ii) any realized or unrealized net gains in respect of any obligation under hedging and similar agreements;

(iii) the amount of any income associated with any Subsidiary of Holdings attributable to non-controlling interests or minority interests of third parties;

(iv) the amount added back to Consolidated Adjusted EBITDA pursuant to clause (b)(ix) above to the extent such business interruption proceeds were not received within the time period required by such clause; and

(v) to the extent that the amount of any non-Cash charge is added back to Consolidated Adjusted EBITDA pursuant to clause (b)(iv) above, the Cash payment in respect thereof in such future period.

There shall be included in determining Consolidated Adjusted EBITDA for any period, without duplication, the Acquired EBITDA of any Person, property, business or asset acquired by Holdings or any Subsidiary during such period (but not the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired), to the extent not subsequently sold, transferred or otherwise Disposed of by Holdings or such Subsidiary during such period (each such Person, property, business or asset acquired (including pursuant to a Permitted Acquisition (or similar Investment)) and not subsequently so Disposed of, an “Acquired Entity or Business”), based on the actual Acquired EBITDA of such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition) determined on a historical pro forma basis. There shall be excluded in determining Consolidated Adjusted EBITDA for any period the Disposed EBITDA of any Person, property, business or asset sold, transferred or otherwise Disposed of, closed or classified as discontinued operations by Holdings or any Subsidiary during such period (each such Person, property, business or asset so sold or Disposed of, a “Sold Entity or Business”), based on the actual Disposed EBITDA of such Sold Entity or Business for such period (including the portion thereof occurring prior to such sale, transfer or Disposition) determined on a historical pro forma basis; provided that for the avoidance of doubt, notwithstanding any classification under GAAP of any Person or business in respect of which a definitive agreement for the Disposition thereof has been entered into as discontinued operations, the Disposed EBITDA of such Person or business shall not be excluded pursuant to this paragraph until such Disposition shall have been consummated.

Notwithstanding anything to the contrary herein, and subject to, without any duplication of any adjustments already included in the amounts below, other adjustments contemplated by clauses (b)(viii) and (b)(xiii) above, it is agreed that for any period that includes the Fiscal Quarters ended December 31, 2020, March 31, 2021, June 30, 2021 or September 30, 2021, Consolidated Adjusted EBITDA for each such applicable Fiscal Quarter shall be as specified on Schedule 1.01(a).

“Consolidated Net Income” means, for any period, the net income (or loss) of Holdings and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP (and, without duplication, taking into account any cash expenses in respect of Financing Lease Obligations and operating leases); provided that there shall be excluded, without duplication,

(a) the income (or loss) of any Person (other than Holdings or a Subsidiary of Holdings) in which any other Person (other than Holdings or any of its Subsidiaries) has a joint interest, except, with respect to any income, to the extent of the amount of dividends or distributions or other payments (including any ordinary course dividend, distribution or other payment) paid in Cash (or to the extent converted into Cash) or Cash Equivalents to Holdings or any of its Subsidiaries by such Person during such period,

(b) gains, income, losses, expenses or charges (less all fees and expenses chargeable thereto) attributable to (i) asset Dispositions or (ii) returned surplus assets of any Pension Plan, in each case outside of the ordinary course of business,

(c) gains, income, expenses, charges or losses arising in connection with exceptional, extraordinary, unusual, non-recurring and/or one-time events (in each case as determined in good faith by the Borrower), and, in each case, any accruals or reserves in respect thereof and, excluding for the avoidance of doubt, any gain resulting from payments received by Holdings or any Subsidiary in respect of the early termination of a customer contract, in each case as set forth in reasonable detail in the Compliance Certificate for the applicable Test Period; provided, that the aggregate amount of any adjustments made pursuant to (1) this clause (c), (2) clause (b)(viii) of the definition of “Consolidated Adjusted EBITDA”, (3) clause (b)(xiii) of the definition of “Consolidated Adjusted EBITDA” and (4) clause (i) of the definition of “Consolidated Net Income”, shall not exceed in the aggregate 25% of Consolidated Adjusted EBITDA for such period (calculated prior to giving effect to any such adjustments under such clauses),

(d) any unrealized or realized net foreign currency translation or transaction gains or losses impacting net income (including currency re-measurements of Indebtedness and any net gains or losses resulting from hedge agreements for currency exchange risk associated with the above or any other currency related risk and those resulting from intercompany Indebtedness and revaluations of intercompany balances or other balance sheet items),

(e) any net gains, income, losses, expenses or charges with respect to (i) disposed, abandoned, divested and discontinued operations and any accretion or accrual of discounted liabilities on the disposal of such disposed, divested, abandoned and discontinued operations (other than, at the option of the Borrower, any asset, property or operation pending the disposal, abandonment, divestiture or termination thereof) and (ii) locations, facilities, stores or distribution centers that have been closed during such period,

(f) any net income or loss (less all fees and expenses or charges related thereto) attributable to the early extinguishment of Indebtedness (and termination of any associated hedge agreements),

(g) (i) effects of adjustments (including the effects of such adjustments pushed down to Holdings and its Subsidiaries) in Holdings’ consolidated financial statements pursuant to GAAP (including in the inventory, property and equipment, rights, fee arrangements, software, goodwill, intangible assets, in-process research and development, deferred revenue, advanced billings, leases and debt line items thereof) resulting from the application of recapitalization accounting or acquisition or purchase accounting, as the case may be, in relation to the Transactions or any consummated acquisition or the amortization or write-off of any amounts thereof and (ii) the cumulative effect of changes in accounting principles or policies and changes as a result of the adoption or modification of accounting policies,

(h) (A) Transaction Costs, (B) transaction fees, costs and expenses (including any transaction or retention bonus or similar payment and any non-recurring merger and amalgamation costs) incurred in connection with the consummation of any transaction (or any transaction proposed and not consummated), that is expressly permitted under this Agreement, including the issuance or offering of Capital Stock, Investments, acquisitions, Dispositions, recapitalizations, mergers, consolidations or amalgamations, option buyouts or the incurrence, repayment, refinancing, amendment or modification of Indebtedness (including any amortization or write-off of debt issuance or deferred financing costs, premiums and prepayment penalties and any such fees, costs or expenses related to this Agreement) or similar transactions and (C) the amount of any fee, cost, charge, expense or reserve to the extent actually reimbursed or reimbursable by third parties pursuant to indemnification or reimbursement provisions or similar agreements or insurance, and

(i) charges, expenses, costs, accruals, reserves (including any accruals or reserves in respect of any extraordinary, non-recurring or unusual items) or losses of any kind, attributable to the undertaking of new initiatives, business optimization activities, cost savings initiatives, cost rationalization programs, operating expense reductions, other operating improvements and/or synergies and/or similar initiatives and/or programs, integration, transition, reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, facility or office opening and pre-opening costs (including unused warehouse, facilities or office space costs and any related employee hiring or retention costs, start-up costs, initial testing and registration costs in new markets, the cost of feasibility studies, travel costs for employees engaged in activities relating to any or all of the foregoing and the allocation of general and administrative support in connection with any or all of the foregoing), any business optimization charge, any charge relating to the destruction of equipment, any restructuring charge (including any charge relating to any tax restructuring), any charge relating to the closure or consolidation of any facility (including but not limited to rent termination costs, reconfiguration costs and moving costs and legal costs), any systems implementation charge, any severance charge, any charge relating to entry into a new market, any charge relating to any strategic initiative, any signing charge, any retention or completion bonus, any expansion and/or relocation charge, any charge associated with any modification to any pension and post-retirement employee benefit plan, any software or intellectual property development charge, any charge associated with new systems design or product development, new systems design costs, any implementation or upgrade charge or expense, any startup charge, any charge in connection with new operations, any charge relating to a new contract, any consulting charge and/or any corporate development charge, consulting and other professional fees and costs, executive recruiting costs, relocation expenses and severance payments, costs related to the closure, consolidation or transfer of production lines between facilities and curtailments; costs related to the consolidation, closing or reconfiguration of facilities, branches or distribution centers; costs related to the exiting of lines of business or products; and contract termination costs, in each case as set forth in reasonable detail in the Compliance Certificate for the applicable Test Period; provided, that the aggregate amount of any adjustments made pursuant to (1) this clause (i), (2) clause (b)(viii) of the definition of “Consolidated Adjusted EBITDA”, (3) clause (b)(xiii) of the definition of “Consolidated Adjusted EBITDA” and (4) clause (c) of the definition of “Consolidated Net Income”, shall not exceed in the aggregate 25% of Consolidated Adjusted EBITDA for such period (calculated prior to giving effect to any such adjustments under such clauses).

“Consolidated Total Debt” means (a) the aggregate principal amount of Indebtedness of Holdings and its Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP, consisting of Indebtedness for borrowed money, Disqualified Capital Stock, Financing Lease Obligations and debt obligations evidenced by promissory notes, bonds, indentures, credit agreements or similar instruments minus (b) the Unrestricted Cash Amount as of such date in an amount not to exceed $100,000,000.

“Consolidated Total Leverage Ratio” means the ratio, as of any date of determination, of (a) Consolidated Total Debt as of the last day of the Test Period most recently ended on or prior to the date of determination to (b) Consolidated Adjusted EBITDA for the most recently ended Test Period.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any material indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Debtor Relief Laws” means the Bankruptcy Code of the U.S., and all other liquidation, conservatorship, bankruptcy, general assignment for the benefit of creditors, moratorium, arrangement, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the U.S. or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Proceeds” has the meaning assigned to such term in Section 2.03(b)(iii).

“Default” means any event or condition which upon notice, lapse of time or both would (unless cured or waived) become an Event of Default.

“Derivative Transaction” means (a) any interest-rate transaction, including any interest-rate swap, basis swap, forward rate agreement, interest rate option (including a cap, collar or floor), and any other instrument linked to interest rates that gives rise to similar credit risks (including when-issued securities and forward deposits accepted), (b) any exchange-rate transaction, including any cross-currency interest-rate swap, any forward foreign-exchange contract, any currency option, and any other instrument linked to exchange rates that gives rise to similar credit risks, (c) any equity derivative transaction, including any equity-linked swap, any equity-linked option, any forward equity-linked contract, and any other instrument linked to equities that gives rise to similar credit risk and (d) any commodity (including precious metal) derivative transaction, including any commodity-linked swap, any commodity-linked option, any forward commodity-linked contract, and any other instrument linked to commodities that gives rise to similar credit risks.

“Designated Non-Cash Consideration” means the Fair Market Value of non-Cash consideration received by Holdings or its Restricted Subsidiaries in connection with a Disposition pursuant to Section 6.06(g) that is designated as “Designated Non-Cash Consideration” pursuant to a certificate of a Responsible Officer of Holdings delivered to the Lender, setting forth the basis of such valuation.

“Disposed EBITDA” means, with respect to any Sold Entity or Business for any period, the amount for such period of Consolidated Adjusted EBITDA of such Sold Entity or Business (determined as if references to Holdings and its Subsidiaries in the definition of the term “Consolidated Adjusted EBITDA” (and in the component financial definitions used therein) were references to such Sold Entity or Business and its Subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business.

“Disposition” or “Dispose” means the sale, lease, sublease, or other disposition of any property of any Person.

“Disqualified Capital Stock” means any Capital Stock which, by its terms (or by the terms of any Security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than for Qualified Capital Stock and Cash in lieu of fractional shares), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than for Qualified Capital Stock and Cash in lieu of fractional shares), in whole or in part, on or prior to 91 days following the Maturity Date at the time such Capital Stock is issued, (b) is or becomes convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or loans or (ii) any Capital Stock that would constitute Disqualified Capital Stock, in each case at any time on or prior to 91 days following the Maturity Date at the time such Capital Stock is issued, (c) contains any mandatory repurchase obligation which may come into effect prior to the Termination Date (or the date that is 91 days following the Maturity Date at the time such Capital Stock is issued) or (d) provides for the scheduled payments of dividends in Cash on or prior to 91 days following the Maturity Date at the time such Capital Stock is issued; provided, however, that only the portion of Capital Stock that so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Capital Stock; provided that, if such Capital Stock is issued pursuant to any plan for the benefit of officers, directors, employees or consultants of Holdings (or any Parent Company), the Borrower or any of its Subsidiaries or by any such plan to such officers, directors, employees or consultants, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by Holdings (or any Parent Company), the Borrower or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such officer’s, director’s, employee’s or consultant’s termination, death or disability; provided, further, however, that any Capital Stock held by any future, current or former employee, officer, manager, consultant, director, employee or independent contractor of Holdings, the Borrower, any of its Subsidiaries or any Parent Company, in each case pursuant to any equity option or equity appreciation rights plan, any management, director and/or employee equity ownership or incentive plan, equity subscription plan or subscription agreement, employment termination agreement or any other employment agreement or equity holders’ agreement shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by Holdings, the Borrower or its Subsidiaries; and provided, further, however, that any class of Capital Stock of such Person that by its terms requires such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Capital Stock shall not be deemed to be Disqualified Capital Stock.

“Disqualified Lender” means those Persons identified on Schedule 1.01(b).

“Dollars” or “$” refers to lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary incorporated or organized under the laws of United States or any state thereof.

“Effective Yield” shall mean, as to any Indebtedness on any date of determination, the effective yield paid by the Borrower on such Indebtedness as determined by the Borrower and the Lender in a manner consistent with generally accepted financial practices, taking into account (a) the applicable interest rate margins, (b) any interest rate “floors” (the effect of which floors shall be determined in a manner set forth in the proviso below and assuming that, if interest on such Indebtedness is calculated on the basis of a floating rate, that LIBOR or similar component of such formula is included in the calculation of Effective Yield) or similar devices, (c) any amendment to the relevant interest rate margins and interest rate floors prior to the applicable date of determination and (d) all fees, including upfront or similar fees or original issue discount (amortized over the shorter of (x) the remaining weighted average life to maturity of such Indebtedness and (y) the four years following the date of incurrence thereof) payable generally by or on behalf of the Borrower to the lenders or other institutions providing such Indebtedness, but excluding arrangement fees, structuring fees, commitment fees, underwriting fees, closing payments or other similar fees, in each case payable to any lead arranger, bookrunner, manager, agent or Person in a similar capacity (or their affiliates) in connection with the commitment, syndication, marketing or offering of such Indebtedness and not payable to all lenders, and customary consent or amendment fees paid generally to consenting lenders (and regardless of whether any such fees are paid to, or shared in whole or in part with, any lender), ticking fees accruing prior to the funding of any such Indebtedness and any other fees of the type not paid or payable generally by or on behalf of the Borrower to lenders or other institutions in connection with the commitment, marketing or offering of such Indebtedness; provided that, with respect to any Indebtedness that includes a “floor”, (A) to the extent that the relevant benchmark on the date that the Effective Yield is being calculated is less than such floor, the amount of such difference shall be deemed added to the interest rate margin for such Indebtedness for the purpose of calculating the Effective Yield and (B) to the extent that the relevant benchmark on the date that the Effective Yield is being calculated is greater than such floor, then the floor shall be disregarded in calculating the Effective Yield.

“Environment” shall mean ambient air, indoor air, surface water, groundwater, drinking water, land surface, sediments, and subsurface strata & natural resources such as wetlands, flora and fauna.

“Environmental Claim” means any notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising out of any Environmental Law, including (a) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (b) in connection with any Release or threatened Release of Hazardous Material or any actual or alleged Hazardous Materials Activity; or (c) in connection with any actual or alleged damage, injury, threat or harm to natural resources or the environment.

“Environmental Laws” means any and all applicable foreign or domestic, federal, provincial, territorial or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other applicable requirements of Governmental Authorities and the common law relating to the protection of the environment, including those relating to any Hazardous Materials Activity, or the generation, use, storage, transportation or disposal of or exposure to Hazardous Materials, in any manner applicable to Holdings or any of its Subsidiaries or any Facility.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Holdings or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage or treatment of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, as applied to any Person, (a) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which that Person is a member, (b) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which that Person is a member and (c) for purposes of Section 302 of ERISA and Section 412 of the Code, any organization which is a member of an affiliated service group within the meaning of Section 414(m) of the Code of which that Person is a member or any other Person which is treated as a single employer with such Person under Section 414(o) of the Code.

“ERISA Event” means (a) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the 30-day notice period has been waived); (b) the failure to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA with respect to any Pension Plan; (c) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (d) the withdrawal by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4063 or 4064 of ERISA; (e) the institution by the PBGC of proceedings to terminate any Pension Plan, or the appointment of a trustee to administer any Pension Plan; (f) the imposition of liability on Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (g) a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) of Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates from any Multiemployer Plan if there is any liability therefor under Title IV of ERISA, or the receipt by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in insolvency pursuant to Section 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (h) the occurrence of an act or omission which could reasonably be expected to give rise to the imposition on Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, excise taxes or related charges under Chapter 43 of the Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Pension Plan; or (i) the incurrence of liability or the imposition of a Lien pursuant to Section 436 or 430(k) of the Code or pursuant to ERISA with respect to any Pension Plan, other than for PBGC premiums due but not delinquent.

“Event of Default” has the meaning assigned to such term in Article 7.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations of the SEC promulgated thereunder.

“Excluded Accounts” means (a) payroll and other employee wage and benefit accounts, (b) tax accounts, including, without limitation, sales tax accounts, (c) escrow accounts, (d) fiduciary or trust accounts, (e) accounts containing solely cash reserves maintained by Regulated Entities for the purpose of meeting required reserve requirements, as required by applicable laws or regulations, and, in the case of clauses (a) through (e), the funds or other property held in or maintained in any such account (as long as the accounts described in clauses (a) through (e) are used solely for such purposes), (f) that certain deposit account with account number ending x7928 maintained in the name of Pivotal Home Solutions, LLC with PNC Bank, National Association, so long as the aggregate amount of funds on deposit therein is not in excess of $1,250,000 (plus any interest declared and paid thereon) at any time and (g) any account with funds on deposit averaging less than $2,500,000 (and in the aggregate of less than $5,000,000 at all times for all such accounts).

“Excluded Assets” means (i) any fee-owned real property that is not a Material Real Estate Assets and any leasehold interests in Real Estate Assets, (ii) any governmental licenses or state or local franchises, charters or authorizations, to the extent a security interest in any such licenses, franchise, charter or authorization would be prohibited or restricted thereby (including any legally effective prohibition or restriction) after giving effect to the applicable anti-assignment clauses of the Uniform Commercial Code and other applicable laws, other than the proceeds and receivables thereof the assignment of which is expressly deemed effective under the Uniform Commercial Code and other applicable laws notwithstanding such prohibition, (iii) motor vehicles and other assets and personal property subject to certificates of title to the extent a Lien thereon cannot be perfected by the filing of a UCC financing statement or equivalent under applicable law, (iv) assets and personal property for which a pledge thereof or a security interest therein is prohibited by applicable laws (including any legally effective requirement to obtain the consent of any Governmental Authority) after giving effect to the applicable anti-assignment clauses of the Uniform Commercial Code and other applicable laws, other than the proceeds and receivables thereof the assignment of which is expressly deemed effective under the Uniform Commercial Code and other applicable laws notwithstanding such prohibition, (v) Excluded Capital Stock, (vi) assets and personal property to the extent a security interest in such assets would result in material adverse tax consequences as reasonably determined by the Borrower in good faith and consented to by the Lender, (vii) any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, (viii) any assets held directly or indirectly by any CFC or FSHCO, (ix) Excluded Accounts, (x) cash reserves maintained by Regulated Entities for the purpose of meeting required reserve requirements, as required by applicable laws or regulations (for avoidance of doubt, any cash amounts in excess of such requirements shall not constitute Excluded Assets by virtue of this clause (x)) and (xi) any lease, license, contract, instrument or other agreements or any property (including personal property) subject to a purchase money security interest, Financing Lease Obligation or similar arrangements, in each case to the extent permitted under the Loan Documents, to the extent that a pledge thereof or a security interest therein would violate or invalidate such lease, license, contract, instrument or agreement, purchase money, Financing Lease Obligation or similar arrangement, or create a right of termination in favor of any other party thereto (other than the Borrower or a Guarantor) after giving effect to the applicable anti-assignment clauses of the Uniform Commercial Code and other applicable laws, other than the proceeds and receivables thereof the assignment of which is expressly deemed effective under the Uniform Commercial Code and other applicable laws notwithstanding such prohibition.

“Excluded Capital Stock” means (i) any Capital Stock with respect to which, in the reasonable judgment of the Lender and the Borrower, the cost of pledging such Capital Stock shall be excessive in view of the benefits to be obtained by the Lender therefrom, (ii) solely in the case of any pledge of Capital Stock of any Subsidiary that is a CFC or FSHCO to secure the Obligations, any Capital Stock that are Voting Stock of such Subsidiary that is a CFC or FSHCO in excess of 65% of the outstanding Capital Stock that are Voting Stock of such Subsidiary that is a CFC or FSHCO, (iii) any Capital Stock to the extent, and for so long as, the pledge thereof would be prohibited by any applicable law (including any legally effective requirement to obtain the consent of any Governmental Authority unless such consent has been obtained), (iv) Capital Stock of any Person (other than any Wholly-Owned Subsidiary) acquired after the Closing Date to the extent, and for so long as, the pledge of such Capital Stock would be prohibited by, or would create an enforceable right of termination in favor of any other party thereto (other than Holdings, the Borrower or any Wholly-Owned Subsidiary) under, the terms of any Contractual Obligation, Organizational Document, joint venture agreement or shareholders’ agreement applicable to such Person (but only to the extent any of the foregoing is not rendered ineffective by, or is otherwise unenforceable under, the UCC or any other applicable Law) (and so long as such Contractual Obligation or other relevant restriction was not incurred in contemplation of such acquisition), (v) the Capital Stock of any Subsidiary of a CFC or FSHCO and (vi) any Capital Stock of any Subsidiary to the extent that the pledge of such Capital Stock would result in material adverse tax consequences to Holdings, the Borrower or any Subsidiary or Parent Company of the Borrower as reasonably determined by the Borrower in good faith and as consented to by the Lender.

“Excluded Subsidiary” means:

(a) any Subsidiary acquired after the Closing Date that is not a Wholly-Owned Subsidiary or is a joint venture on any date such Subsidiary would otherwise be required to become a Guarantor pursuant to the requirements of Section 5.10 (for so long as such Subsidiary remains a non-Wholly-Owned Subsidiary and only so long as there is a bona fide business purpose for the transactions resulting in such Subsidiary being non-Wholly Owned); provided that the aggregate Fair Market Value at the time of the applicable Disposition, of all such Subsidiaries which were Loan Parties, which as a result of a Disposition, become “Excluded Subsidiaries” after the Closing Date by virtue of this clause (a) shall not exceed an amount equal to the greater of (a) $25,000,000 and (b) 25% of Consolidated Adjusted EBITDA for the most recently ended Test Period,

(b) any Subsidiary that is prohibited by (x) applicable law or (y) Contractual Obligation from guaranteeing the Obligations (and for so long as such restriction is in effect); provided that in the case of clause (y), such Contractual Obligation existed on the Closing Date or, with respect to any Subsidiary acquired by Holdings or a Subsidiary after the Closing Date (and so long as such Contractual Obligation was not incurred in contemplation of such acquisition), on the date such Subsidiary is so acquired,

(c) (i) any direct or indirect Foreign Subsidiary, (ii) any Subsidiary that is a FSHCO, (iii) any direct or indirect Subsidiary of a CFC or FSHCO, or (iv) any other Subsidiary for which the provision of a Guarantee would result in a material adverse tax consequence to Holdings, the Borrower or any Subsidiary or Parent Company (as reasonably determined by the Borrower in good faith and as agreed to by the Lender),

(d) any Immaterial Subsidiary,

(e) any other Subsidiary with respect to which, in the reasonable judgment of the Lender in consultation with the Borrower (confirmed in writing by notice to the Borrower), the cost of providing a Guarantee shall be excessive in view of the benefits to be obtained by the Lender therefrom,

(f) each other Domestic Subsidiary acquired pursuant to a Permitted Acquisition (or similar Investment) and each Subsidiary acquired in such Permitted Acquisition (or similar Investment) that guarantees such Indebtedness, in each case to the extent that, and for so long as, the documentation relating to such Indebtedness to which such Domestic Subsidiary or Subsidiary, as applicable, is a party prohibits such Subsidiary from guaranteeing the Obligations (in each case, so long as such Indebtedness was not incurred in contemplation of such Permitted Acquisition (or similar investment)), and

(g) any Subsidiary that would require any consent, approval, license or authorization from any Governmental Authority to provide a Guarantee unless such consent, approval, license or authorization has been received, or is received after commercially reasonable efforts (including if requested by the Lender to do so) by the Borrower and/or such Subsidiary to obtain the same.

Notwithstanding anything to the contrary in the foregoing, (x) no Subsidiary organized under the laws of the United States shall be considered an Excluded Subsidiary on the basis that the provision of a Loan Guaranty by such Subsidiary would result in material adverse tax consequences as a result of the operation of Section 956 of the Code or otherwise (other than to the extent such Subsidiary would otherwise be an Excluded Subsidiary pursuant to clause (c) of this definition), (y) the Borrower shall not be an Excluded Subsidiary and (z) no Subsidiary that owns Capital Stock of the Borrower shall be an Excluded Subsidiary.

“Excluded Taxes” means (a) Taxes imposed on (or measured by) its income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) as a result of any recipient of any payment to be made by or on account of any obligation of the Borrower or any other Loan Party hereunder being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of any recipient with respect to an applicable interest in the Loan pursuant to a law in effect on the date on which (i) such recipient acquires such interest in the Loan or (ii) such recipient changes its lending office, except in each case to the extent that, pursuant to Section 2.06, amounts with respect to such Taxes were payable either to such recipient’s assignor immediately before such recipient became a party hereto or to such recipient immediately before it changed its lending office, (c) any Tax under FATCA and (d) U.S. federal backup withholding Taxes pursuant to Section 3406 of the Code.

“Expected Run Rate Benefit” has the meaning assigned to such term in the definition of Consolidated Adjusted EBITDA.

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or, except with respect to Articles 5 and 6, heretofore owned, leased, operated or used by Holdings or any of its Subsidiaries.

“Fair Market Value” means with respect to any asset or group of assets on any date of determination, the value of the consideration obtainable in a sale of such asset at such date of determination assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset. Except as otherwise expressly set forth herein, such value shall be determined in good faith by the Borrower.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations promulgated thereunder or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention entered into in connection with the implementation of such Sections of the Code.

“Financial Officer” of any Person means (i) the chief financial officer, the treasurer, any assistant treasurer, any vice president of finance or the controller of such Person or any officer with substantially equivalent responsibilities of any of the foregoing or (ii) the chief executive officer or president of such Person.

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of a Financial Officer of Holdings or the Borrower that such financial statements fairly present, in all material respects, in accordance with GAAP, the consolidated financial condition of Holdings as at the dates indicated and the results of its consolidated operations and cash flows for the periods indicated, subject to, in the case of quarterly financial statements, the absence of footnotes and changes resulting from audit and normal year-end audit adjustments.

“Financing Lease Obligation” means, as applied to any Person, an obligation that is required to be accounted for as a financing or capital lease (and, for the avoidance of doubt, not as an operating lease) for financial reporting purposes in accordance with GAAP. At the time any determination thereof is to be made, the amount of the liability in respect of a financing or capital lease would be the amount required to be reflected on the applicable financial statements of such Person as a liability in accordance with GAAP.

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that, subject to any Acceptable Intercreditor Agreement then in effect, such Lien is senior in priority to any other Lien to which such Collateral is subject, other than any Permitted Lien.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Holdings, ending on December 31 of each year.

“Flood Hazard Property” means any Real Estate Asset subject to a Mortgage and located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Flood Insurance Laws” means, any insurance laws in effect in the jurisdiction where a Facility is located which address flood or mud slide hazards and are comparable to the following U.S. legislation: (a) the National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (b) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (c) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“FSHCO” means any direct or indirect Subsidiary of the Borrower that has no material assets other than equity and/or indebtedness of one or more Foreign Subsidiaries of the Borrower that are CFCs.

“GAAP” means generally accepted accounting principles in the U.S. in effect and applicable to the accounting period in respect of which reference to GAAP is being made, subject to the provisions of Section 1.03.

“Global Intercompany Note” means an intercompany promissory note substantially in the form of Exhibit G attached hereto or otherwise reasonably acceptable to the Lender and the Borrower.

“Governmental Authority” means any federal, state, provincial, territorial, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank), in each case, whether associated with a state or locality of the U.S., the U.S., or a foreign government.

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “Primary Obligor”) in any manner and including any obligation of the guarantor, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the Primary Obligor so as to enable the Primary Obligor to pay such Indebtedness,

(d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or monetary obligation, (e) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part) or (f) secured by any Lien on any assets of such guarantor securing any Indebtedness of any other Person, whether or not such Indebtedness is assumed by such guarantor (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition, Disposition or other transaction permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Guaranteed Obligations” has the meaning assigned to such term in Section 9.01.

“guarantor” has the meaning assigned to such term in the definition of “Guarantee”.

“Guarantor Percentage” has the meaning assigned to such term in Section 9.10.

“Hazardous Materials” means petroleum products and other hydrocarbons, solvents, polychlorinated bi-phenyls, asbestos and asbestos-containing materials and any other chemical, material, substance or waste, or any constituent thereof, that is prohibited, limited or regulated by any Environmental Law.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Material, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Material, and any corrective action or response action with respect to any of the foregoing.

“Holdings” has the meaning assigned to such term in the preamble to this Agreement.

“Immaterial Subsidiary” means, as of any date, any Subsidiary of Holdings (other than the Borrower) for which (a) the consolidated total assets (determined in accordance with GAAP) of such Subsidiary and its Subsidiaries constitute less than 2.5% of consolidated total assets and (b) the consolidated revenues (determined in accordance with GAAP) of such Subsidiary and its Subsidiaries constitute less than 2.5% of the consolidated revenues (determined in accordance with GAAP) of Holdings and its Subsidiaries, in each case, as of the last day of and for the most recently ended Test Period; provided that the consolidated total assets (as so determined) and revenues (as so determined) of all Immaterial Subsidiaries shall not exceed 5% of consolidated total assets or 5% of the consolidated revenues of Holdings and its Subsidiaries that are not otherwise Excluded Subsidiaries by virtue of any of clauses (a) through (c) or (e) through (g) of the definition of “Excluded Subsidiary” as of the last day of and for the relevant Test Period, as the case may be. Notwithstanding the foregoing, for purposes of Article 7 of this Agreement, the term “Immaterial Subsidiary” shall not include any “significant subsidiaries” (as defined in Article 1 of Regulation S-X) or group of subsidiaries that would together constitute a “significant subsidiary” (as so defined).

“Indebtedness”, as applied to any Person, means, without duplication, (a) all indebtedness for borrowed money (including, for the avoidance of doubt, the Loan); (b) Financing Lease Obligations; (c) all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or similar instruments; (d) any obligation owed for all or any part of the deferred purchase price of property or services (other than (i) trade accounts payable or accrued expenses in the ordinary course of business and not overdue by more than 60 days past the due date thereof and (ii) any earnout obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and if not paid after becoming due and payable); (e) all Indebtedness of others secured by any Lien on any property or asset owned or held by such Person regardless of whether the Indebtedness secured thereby shall have been assumed by such Person or is non-recourse to the credit of such Person; (f) the amount of any letter of credit issued for the account of such Person or as to which such Person is otherwise liable for reimbursement of drawings; (g) the Guarantee by such Person of the Indebtedness of another; (h) all obligations of such Person in respect of any Disqualified Capital Stock and (i) all net obligations of such Person in respect of any Derivative Transaction, including any hedge agreement, whether or not entered into for hedging or speculative purposes. For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise limited.

Indebtedness shall not include (i) prepaid or deferred revenue arising in the ordinary course of business, (ii) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy warrants or other unperformed obligations of the seller of such asset and (iii) Non-Financing Lease Obligations or other obligations under or in respect of operating leases.

“Indemnified Taxes” means (a) Taxes imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document other than Excluded Taxes and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning set forth in Section 8.03(b).

“Intercreditor Agreement” means any Acceptable Intercreditor Agreement.

“Interest Payment Date” means the last Business Day of each March and September.

“Investment” means (a) any purchase or other acquisition, or ownership, by Holdings or any of its Subsidiaries of any of the Securities of any other Person (other than Holdings or any other Loan Party), (b) the acquisition by purchase or otherwise (other than purchases or other acquisitions of inventory, materials, supplies and/or equipment in the ordinary course of business) of all or substantially all of the business, property or fixed assets of any Person or any division or line of business or other business unit of any Person, (c) any Guarantee by Holdings or any of its Subsidiaries of Indebtedness of any other Person (other than Holdings or any other Loan Party) and (d) any loan, advance (other than advances made on an intercompany basis between or among Holdings and the other Loan Parties in the ordinary course of business for the purchase of inventory, materials, supplies and/or equipment or in respect of allocation of corporate overhead expenses) or capital contribution by Holdings or any of its Subsidiaries to any other Person (other than Holdings or any Subsidiary Guarantor). The amount, as of any date of determination, of any Investment in the form of a Guarantee shall be equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof, as determined in good faith by Holdings in accordance with GAAP.

“Investors” means (a) the Sponsor and (b) certain other investors that, directly or indirectly, beneficially own Capital Stock in Holdings on the Closing Date (which Persons have been identified in writing to the Lender prior to Closing Date).

“IP Rights” has the meaning assigned to such term in Section 3.05(c).

“IRS” means the U.S. Internal Revenue Service.

“Joinder Agreement” has the meaning assigned to such term in Section 5.10(a).

“Junior Debt” means any Indebtedness of Holdings and its Subsidiaries that is (i) expressly subordinated in right of payment to the Obligations (other than Indebtedness among Holdings and its Subsidiaries) or (ii) secured by a Lien on the Collateral that ranks junior in right of security to the Liens on the Collateral securing the Obligations.

“LCT Election” has the meaning assigned to such term in Section 1.06.

“LCT Test Date” has the meaning assigned to such term in Section 1.06.

“Lender” means American Water Enterprises, LLC, a Delaware limited liability company, together with its permitted successors and assigns, acting in such capacity under this Agreement on its own behalf as a Seller and on behalf of the other Sellers under the Purchase Agreement.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Financing Lease Obligation having substantially the same economic effect as any of the foregoing), in each case, in the nature of security; provided that in no event shall a Non-Financing Lease Obligation be deemed to be a Lien.

“Limited Condition Transaction” means any acquisition or Investment by one or more of Holdings and its Subsidiaries of any assets, business or Person permitted to be acquired by this Agreement, in each case whose consummation is not conditioned on the availability of, or on obtaining, third party financing.

“Loan Documents” means this Agreement, any Promissory Note, the Collateral Documents and each Acceptable Intercreditor Agreement then in effect and any other document or instrument designated by the Borrower and the Lender as a “Loan Document” entered into in accordance with Section 8.02. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, amendments and restatements, supplements or other modifications thereto.

“Loan Guarantor” means each Loan Party (except, solely with respect to obligations of the Borrower, the Borrower).

“Loan Guaranty” means the guaranty set forth in Article 9 of this Agreement.

“Loan Parties” means Holdings, the Borrower and each Subsidiary Guarantor.

“Loan” has the meaning assigned to such term in Section 2.01.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Market Disruption Event” means the occurrence of an event or a set of circumstances that, in either case, has eliminated the ability of market participants in general to borrow, refinance or to otherwise arrange debt financing in the broadly syndicated term loan “B” market in the ordinary course.

“Material Adverse Effect” means a material adverse effect on (i) the business, financial condition or results of operations, in each case, of Holdings and its Subsidiaries, taken as a whole, (ii) the rights and remedies of the Lender under the applicable Loan Documents or (iii) the ability of the Borrower and the Loan Guarantors to perform their payment obligations under the Loan Documents.

“Material Real Estate Asset” means (a) any fee-owned Real Estate Asset owned by any Loan Party as of the Closing Date having a Fair Market Value in excess of $5,000,000 as of such date and (b) any fee-owned Real Estate Asset acquired by any Loan Party after the Closing Date having a Fair Market Value in excess of $5,000,000 as of the date of acquisition thereof.

“Maturity Date” means the date that is five years after the Closing Date, provided that if such date is not a Business Day, the “Maturity Date” will be the next succeeding Business Day.

“Maximum Liability” has the meaning assigned to such term in Section 9.09.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Mortgaged Properties” means, initially, the owned real properties of the Loan Parties specified on Schedule 1.01(c) (if any), and shall include each other Material Real Estate Asset and improvements thereto with respect to which a Mortgage is required to be granted pursuant to Section 5.10.

“Mortgages” means any mortgage, deed of trust or other agreement which conveys or evidences a Lien in favor of the Lender, for the benefit of the Lender, on any Material Real Estate Assets (it being understood and agreed that any requirement for Mortgages shall be subject to the provisions of Section 5.10).

“Multiemployer Plan” means any employee benefit plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA, to which Holdings or any of its Subsidiaries, or any of their respective ERISA Affiliates, makes or is obligated to make contributions and with respect to which any of them has an ongoing obligation.

“Net Proceeds” means:

(a) with respect to the Disposition of any asset by Holdings or any Subsidiary or any Casualty/Condemnation Event, the excess, if any, of (i) the sum of cash and Cash Equivalents received by or on behalf of Holdings and its Subsidiaries in connection with such Disposition or Casualty/Condemnation Event (including any cash or Cash Equivalents received by way of deferred payment (but excluding any interest payments) pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received and, with respect to any Casualty/Condemnation Event, any insurance proceeds or condemnation awards in respect of such Casualty/Condemnation Event actually received by or paid to or for the account of Holdings, the Borrower or any Subsidiary) over (ii) the sum of (A) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness that is secured by the asset subject to such Disposition or Casualty/Condemnation Event and that is required to be repaid (and is actually repaid) in connection with such Disposition or Casualty/Condemnation Event under the existing terms of the documentation thereof (other than Indebtedness under the Loan Documents and Indebtedness secured by Liens that are subject to an Acceptable Intercreditor Agreement), (B) the out-of-pocket fees and expenses (including attorneys’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees) actually incurred by Holdings, the Borrower or such Subsidiary in connection with such Disposition or Casualty/Condemnation Event, (C) taxes paid or reasonably estimated to be actually payable in connection therewith (including withholding taxes imposed on the repartition of any such Net Proceeds) and the amount of any reserves established by Holdings, the Borrower and the Subsidiaries to fund contingent liabilities reasonably estimated to be payable, that are directly attributable to such event, (D) in the case of any Disposition by a non-Wholly-Owned Subsidiary or Casualty/Condemnation Event with respect to assets of a non-Wholly-Owned Subsidiary, the pro rata portion of the net cash proceeds thereof (calculated without regard to this clause (D)) attributable to minority interests and not available for distribution to or for the account of Holdings the Borrower or a Wholly-Owned Subsidiary as a result thereof, and (E) any reserve for adjustment in respect of (x) the sale price of such asset or assets established in accordance with GAAP and (y) any liabilities associated with such asset or assets and retained by Holdings, the Borrower or any Restricted Subsidiary after such sale or other Disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or with respect to any indemnification obligations associated with such transaction; it being understood that “Net Proceeds” shall include (i) any cash or Cash Equivalents received upon the Disposition of any non-cash consideration by Holdings, the Borrower or any Subsidiary in any such Disposition and (ii) upon the reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in clause (E) above or if such liabilities have not been satisfied in cash and such reserve is not reversed within 180 days after such Disposition or Casualty/Condemnation Event, the amount of such reserve; and

(b) with respect to the incurrence of any Indebtedness by Holdings, the Borrower or any Subsidiary or any sale or issuance of Capital Stock by any Borrower, the excess, if any, of (A) the sum of the cash and Cash Equivalents received by or on behalf of Holdings, the Borrower and its Subsidiaries in connection with such incurrence, issuance or sale over (B) the reasonable and customary investment banking fees, discounts, issuance costs, commissions, costs and other out-of-pocket expenses and other customary expenses (and, in the case of the incurrence of any Indebtedness the proceeds of which are required to be used to prepay the Loan hereunder, accrued interest and premium, if any, on the Loan and any other amounts (other than principal) required to be paid in respect of the Loan in connection with any such prepayment and/or reduction), incurred by Holdings, the Borrower or such Subsidiary in connection with such incurrence, issuance or sale.

“Non-Compliant Subsidiary or Asset” means (i) any Subsidiary acquired pursuant to a Permitted Acquisition that will not become a Loan Party or (ii) any assets acquired pursuant to a Permitted Acquisition that will not be owned by a Loan Party after giving effect to such Permitted Acquisition.

“Non-Financing Lease Obligations” means a lease obligation that is not required to be accounted for as a financing or capital lease on both the balance sheet and the income statement for financial reporting purposes in accordance with GAAP. For avoidance of doubt, a straight-line or operating lease shall be considered a Non-Financing Lease Obligation.

“Non-Paying Guarantor” has the meaning assigned to such term in Section 9.10.

“Obligated Party” has the meaning assigned to such term in Section 9.02.

“Obligations” means all unpaid principal of and accrued and unpaid interest (including any Applicable Premium, interest, fees and other amounts accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loan, all accrued and unpaid fees and all expenses, reimbursements, indemnities, any Applicable Premium and all other advances to, debts, liabilities, obligations, covenants and duties of any Loan Party to the Lender or any indemnified party arising under the Loan Documents, whether direct or indirect (including those acquired by assumption), absolute, contingent, due or to become due, now existing or hereafter arising.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Organizational Documents” means (a) with respect to any corporation, its certificate or articles of incorporation, formation or organization and its by-laws, (b) with respect to any limited partnership, its certificate of limited partnership, and its partnership agreement, (c) with respect to any general partnership, its partnership agreement, (d) with respect to any limited liability company, its articles of organization or certificate of formation, and its operating agreement and (e) with respect to any other form of entity, such other organizational documents required by local Requirements of Law or customary under such jurisdiction to document the formation and governance principles of such type of entity. In the event any term or condition of this Agreement or any other Loan Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Connection Taxes” means Taxes imposed on any recipient of any payment to be made by or on account of any obligation of the Borrower or any other Loan Party hereunder as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising solely from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in the Loan or any Loan Document).

“Other Taxes” means any and all present or future stamp, court or documentary, recording or filing Taxes or any other similar Taxes arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or the other Loan Documents, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Parent Company” means (a) any Person of which Holdings is or becomes a subsidiary on or after the Closing Date, (b) any holding company established by any Permitted Holder for purposes of holding its investment in Holdings or any other Parent Company and (c) any other Person of which Holdings is a direct or indirect Subsidiary.

“Paying Guarantor” has the meaning assigned to such term in Section 9.10.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any employee pension benefit plan, as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which Holdings or any of its Subsidiaries, or any of their respective ERISA Affiliates, is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Permitted Acquisition” means any purchase or acquisition by Holdings or any of its Subsidiaries, whether by purchase, merger, amalgamation or otherwise, of all or substantially all of the assets of, or of any business or product line, unit or division of, any Person or a majority of the outstanding Capital Stock of any Person (but in any event including (a) any Investment in a Subsidiary which serves to increase Holdings’ or any Subsidiary’s respective equity ownership in such Subsidiary and (b) any acquisition of or Investment in any joint venture); provided, in each case, (i) (A) such Person becomes a Subsidiary or (B) such Person, in one transaction or a series of related transaction, is amalgamated, merged or consolidated with or into, or transfers or conveys all or substantially all of its assets (or of such business or product line, unit or division) to, or is liquidated into, Holdings or any Subsidiary as a result of such Investments, (ii) such Person (or such business or product line, unit or division) is engaged in a Similar Business, or property and assets or businesses of any Person or of assets constituting a business unit, a line of business or division of such Person, or Capital Stock in a Person that, upon the consummation thereof, will be a Subsidiary of Holdings, provided, in each case, (x) no Event of Default (or in the case of a Limited Condition Transaction, no Specified Event of Default) shall have occurred and be continuing at the time of the consummation of such acquisition and (y) the Consolidated Total Leverage Ratio after giving pro forma effect to the making of such acquisition is not greater than either (1) 7.50:1.00 as of the last day of the Test Period most recently ended on or prior to the making of such acquisition or (2) the Consolidated Total Leverage Ratio immediately prior to the making of such acquisition.

“Permitted Additional Debt” means (i) secured or unsecured bonds, notes or debentures (which bonds, notes or debentures, if secured, may be secured either by Liens on the Collateral that rank equal in priority with the Liens on the Collateral securing the Obligations or by Liens on the Collateral that rank junior in priority relative to the Liens on the Collateral securing the Obligations) or (ii) secured or unsecured loans or commitments to provide secured or unsecured loans (which loans or commitments, if secured, may be secured by Liens on the Collateral that rank junior in priority relative to the Liens on the Collateral securing the Obligations or by Liens on the Collateral that rank equal in priority with the Liens on the Collateral securing the Obligations), in each case incurred by the Borrower or a Guarantor; provided that (a) such Indebtedness has a final maturity date that is not later than 91 days following the Maturity Date, (b) the covenants, events of default, Subsidiary guarantees and other terms for such Indebtedness or commitments (excluding interest rates (including through fixed interest rates), interest rate margins, rate floors, fees, funding discounts, original issue discounts and redemption or prepayment terms and premiums determined by the Borrower to be market rates, margins, rate floors, fees, discounts, terms and premiums at the time of incurrence of such Indebtedness) not materially more restrictive on Holdings and its Subsidiaries, when taken as a whole, than the terms of this Agreement, when taken as a whole; provided that such terms shall not be deemed to be more restrictive solely as a result of (i) the inclusion in the documentation governing such Indebtedness or commitment of any financial maintenance covenant so long as an equivalent financial maintenance covenant is added to this Agreement for the benefit of the Lender or (ii) covenants or other provisions applicable only to periods after the Maturity Date at such time; provided that, in the event that the Effective Yield for any Permitted Additional Debt that is secured by Liens on all or any part of the Collateral that rank equal in priority with the Liens on the Collateral securing the Obligations is greater than the Effective Yield for the Loan by more than 0.50% per annum, then the interest rate for the Loan shall be increased to the extent necessary so that the Effective Yield for the Loan is equal to the Effective Yield for such Permitted Additional Debt minus 0.50% per annum, (c) if such Indebtedness is secured, such Indebtedness shall not be secured by any property or assets other than the Collateral and shall be subject to an applicable Acceptable Intercreditor Agreement, and (d) no Subsidiary of Holdings (other than a Guarantor) shall be an obligor under such Indebtedness.

“Permitted Additional Debt Documents” means any document or instrument (including any guarantee, security agreement or mortgage and which may include any or all of the Loan Documents) issued or executed and delivered with respect to any Permitted Additional Debt by any Loan Party.

“Permitted Additional Debt Obligations” means, if any secured Permitted Additional Debt has been incurred and is outstanding, the collective reference to (a) the due and punctual payment of (i) the principal of and premium, if any, and interest at the applicable rate provided in the applicable Permitted Additional Debt Documents (including interest accruing during the pendency of any proceeding under any Debtor Relief Law, regardless of whether allowed or allowable in such proceeding) on any such Permitted Additional Debt, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment, redemption or otherwise and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any proceeding under any Debtor Relief Law, regardless of whether allowed or allowable in such proceeding), of the Borrower or any other Loan Party to any of the Permitted Additional Debt Secured Parties under the applicable Permitted Additional Debt Documents and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Borrower or any Loan Party under or pursuant to applicable Permitted Additional Debt Documents.

“Permitted Additional Debt Secured Parties” means the holders from time to time of the secured Permitted Additional Debt Obligations (and any representative on their behalf).

“Permitted Holders” means (a) the Investors and (b) any group (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act (or any successor provision)) of which the Investors are members and any other member of such group; provided, that in the case of such group and without giving effect to the existence of such group or any other group, Persons referred to in clauses (a) and (b), collectively, have beneficial ownership of more than 50% of the total voting power of the issued and outstanding Voting Stock of Holdings or any of its direct or indirect parent companies held by such group.

“Permitted Liens” means Liens permitted pursuant to Section 6.02.

“Permitted Refinancing Indebtedness” means, with respect to any Indebtedness (the “Refinanced Indebtedness”), any Indebtedness incurred in exchange for or as a replacement of (including by entering into alternative financing arrangements in respect of such exchange or replacement (in whole or in part), either by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, or after the original instrument giving rise to such Indebtedness has been terminated and including, by entering into any new credit agreement, loan agreement, note purchase agreement, indenture or other agreement), or the net proceeds of which are incurred for the purpose of modifying, extending, refinancing, renewing, replacing, redeeming, repurchasing, defeasing, amending, supplementing, restructuring, repaying or refunding (collectively to “Refinance” or a “Refinancing” or “Refinanced”), such Refinanced Indebtedness (or previous refinancing thereof constituting Permitted Refinancing Indebtedness); provided that (a) after giving effect to such Refinancing, the principal amount (or accreted value, if applicable) thereof will not exceed the principal amount (or accreted value, if applicable) of the Refinanced Indebtedness except by an amount equal to unpaid accrued interest and premium thereon plus other customary and reasonable amounts paid, and fees and expenses incurred, in connection with such Refinancing plus an amount equal to any existing commitments unutilized thereunder, (b) other than with respect to a Refinancing of Indebtedness permitted pursuant to Section 6.01(j), such Permitted Refinancing Indebtedness has a maturity date that is equal to or greater than the maturity date of the Refinanced Indebtedness, (c) (i) if such Refinanced Indebtedness is unsecured, such Permitted Refinancing Indebtedness shall be unsecured and (ii) if such Refinanced Indebtedness is secured, such Permitted Refinancing Indebtedness shall either be unsecured or secured by the same collateral, and with the same (or junior) lien priority, as exists with respect to the Refinanced Indebtedness, (d) each of the obligors with respect to such Permitted Refinancing Indebtedness are Guarantors, (e) other than with respect to revolving Indebtedness, such Refinancing Indebtedness has (1) a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being refinanced, refunded or replaced (without giving effect to any prepayments thereof) or (2) a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the outstanding Loan at such time, and (f) (i) to the extent such Refinanced Indebtedness is subordinated in right of payment to the Obligations, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Obligations on terms at least as favorable to the Lender, when taken as a whole, as those contained in the documentation governing the Indebtedness being so Refinanced and (ii) the terms and conditions (including, if applicable, as to collateral but excluding as to subordination, interest rates (including through fixed interest rates), interest rate margins, rate floors, fees, funding discounts, original issue discounts and redemption or prepayment terms and premiums) of any such Permitted Refinancing Indebtedness, taken as a whole, are not materially more restrictive on Holdings and its Subsidiaries, when taken as a whole, than the terms and conditions of the Refinanced Indebtedness; provided that such terms and conditions shall not be deemed to be more restrictive solely as a result of (x) the inclusion in the documentation governing such Indebtedness or commitment of any financial maintenance covenant or (y) covenants or other provisions applicable only to periods after the Maturity Date at the time of such Refinancing.

“Person” means any natural person, corporation, unlimited liability company, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or any other entity.

“Pledge and Security Agreement” means that certain Pledge and Security Agreement, dated as of the date hereof, among the Borrower, the other Loan Parties and the Lender in the form attached hereto as Exhibit H.

“Prepayment Asset Sale” means any Disposition by Holdings or its Subsidiaries made pursuant to Section 6.06(g), (m) or (q).

“Primary Obligor” has the meaning assigned to such term in the definition of “Guarantee”.

“Pro Forma Basis” or “pro forma effect” means with respect to any determination of the Consolidated Total Leverage Ratio, or Consolidated Adjusted EBITDA (including, in each case, component definitions thereof) that:

(a) (i) in the case of any Disposition of all or substantially all of the Capital Stock of any Subsidiary or any business or product line, unit or division of Holdings and/or any Subsidiary, income statement items attributable to the property or Person subject to such Subject Transaction shall be excluded as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made and (ii) in the case of any Permitted Acquisition and/or Investment, income statement items (whether positive or negative and including any Expected Run Rate Benefit) attributable to the property or Person subject to such Subject Transaction shall be included as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made; provided that the pro forma adjustments described in this clause (a) may be applied to any such test or covenant solely to the extent that such adjustments are consistent with the definition of “Consolidated Adjusted EBITDA”,

(b) any Business Optimization Initiative (and any Expected Run Rate Benefit attributable thereto) shall be deemed to have occurred as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made,

(c) any retirement or repayment of Indebtedness (other than Indebtedness retired or repaid under any revolving credit facility or line of credit unless such Indebtedness has been permanently repaid and not replaced) by Holdings, any of its Subsidiaries shall be deemed to have occurred as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made,

(d) any Indebtedness incurred or assumed by Holdings or any of its Subsidiaries shall be deemed to have occurred as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made; provided that, (i) if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable Test Period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness at the relevant date of determination (taking into account any interest hedging arrangements applicable to such Indebtedness), (ii) interest on any obligation with respect to any Financing Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a Responsible Officer of the Borrower to be the rate of interest implicit in such obligation in accordance with GAAP and (iii) interest on any Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate or other rate shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen by the Borrower,

(e) each other Subject Transaction shall be deemed to have occurred as of the first day of the applicable Test Period (or, in the case of consolidated total assets, as of the last day of such Test Period) with respect to any test or covenant for which such calculation is being made,

(f) the Unrestricted Cash Amount shall be calculated as of the date of the consummation of such Subject Transaction after giving pro forma effect thereto (other than, for the avoidance of doubt, the cash proceeds of any Indebtedness that is the Subject Transaction for which such a calculation in being made or is incurred to finance such Subject Transaction); and

(g) solely with respect to applicable calculations or determinations to be made in connection with a Permitted Acquisition or similar Investment, any Revolving Facility Indebtedness outstanding or incurred (including by assumption or guarantee) prior to, or simultaneously with, the event for which the Pro Forma Basis or pro forma effect determination of such ratio or other test is being made that is used to finance working capital needs of the Holdings and its Subsidiaries (as reasonably determined by the Borrower) shall, in each case, be disregarded.

Whenever a financial ratio or test or covenant is to be calculated on a Pro Forma Basis, the reference to the “Test Period” for purposes of calculating such financial ratio or test shall be deemed to be a reference to, and shall be based on, the most recently ended Test Period.

“Promissory Note” means a promissory note of the Borrower payable to the Lender or its registered assigns, in substantially the form of Exhibit C hereto, evidencing the aggregate outstanding principal amount of Loan of the Borrower to such Lender resulting from the Loan made by such Lender.

“Public Company” shall mean any Person with a class or series of Capital Stock that is traded on the New York Stock Exchange, the NASDAQ, the Luxembourg Stock Exchange, the London Stock Exchange, the Hong Kong Stock Exchange, The International Stock Exchange or any comparable stock exchange or similar market.

“Purchase” means the purchase of the Units (as defined in the Purchase Agreement) by the Purchaser pursuant to the Purchase Agreement.

“Purchase Agreement” means the Membership Interest Purchase Agreement, dated as of October 28, 2021, by and among American Water Enterprises, LLC, a Delaware limited liability company (“American Water Enterprises”), American Water (USA), LLC, a Delaware limited liability company (“American Water USA” and together with American Water Enterprises, the “Sellers”), American Water Resources, LLC, a Virginia limited liability company (“American Water Resources”), Pivotal Home Solutions, LLC, a Delaware limited liability company (“Pivotal”), American Water Resources Holdings, LLC, a Delaware limited liability company (“American Water Holdings”), American Water Works Company, Inc., a Delaware corporation, and the Borrower (acting in its capacity as the “Purchaser” under the Purchase Agreement, the “Purchaser”), as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms.

“Purchase Documents” means the Purchase Agreement and all schedules, exhibits and annexes to each of the foregoing, the Ancillary Documents (as defined in the Purchase Agreement) and all side letters, instruments and agreements affecting the terms of the foregoing or entered into in connection therewith.

“Purchaser” has the meaning assigned to such term in the definition of Purchase Agreement.

“Qualified Capital Stock” of any Person means any Capital Stock of such Person that is not Disqualified Capital Stock.

“Qualifying IPO” means any transaction or series of related transactions that results in any of the common Capital Stock of Holdings and/or any Parent Company (and/or any permitted successor thereto) being publicly traded on any U.S. national securities exchange or over-the-counter market or any analogous exchange in any jurisdiction.

“Real Estate Asset” means, at any time of determination, all right, title and interest (fee, leasehold or otherwise) in and to real property (including, but not limited to, land, improvements and fixtures thereon).

“Refinance, Refinanced and Refinancing” each has the meaning assigned to such term in the definition of the term “Permitted Refinancing Indebtedness.”

“Refinanced Indebtedness” has the meaning assigned to such term in the definition of the term “Permitted Refinancing Indebtedness.”

“Regulated Entity” means any Subsidiary or Affiliate of Holdings, including American Water Resources, LLC, a Virginia limited liability company, American Water Resources of Texas, LLC, a Delaware limited liability company, American Water Resources of Florida, LLC, a Delaware limited liability company, and Pivotal Home Solutions, LLC, a Delaware limited liability company, that engages in the service contract business pursuant to applicable state insurance and service contract regulatory laws.

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, trustees, employees, partners, agents, advisors and other representatives of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the Environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Representatives” has the meaning assigned to such term in Section 8.13(a).

“Requirements of Law” means, with respect to any Person, collectively, the common law and all federal, state, provincial, territorial, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” of any Person means the chief executive officer, a director, the president, executive vice president, any senior vice president, any vice president, the chief operating officer or any Financial Officer of such Person and any other individual or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement, and, as to any document delivered on the Closing Date (but subject to the express requirements set forth in Section 5.14), shall include any secretary or assistant secretary or any other individual or similar official thereof with substantially equivalent responsibilities of a Loan Party. The Lender shall be entitled to conclusively presume that (i) any document delivered hereunder that is signed by a Responsible Officer of a Loan Party has been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party, and (ii) such Responsible Officer has acted on behalf of such Loan Party.

“Restricted Debt Payment” has the meaning set forth in Section 6.04(c).

“Restricted Payment” means (a) any dividend or other distribution on account of any shares of any class of the Capital Stock of Holdings or any Subsidiary now or hereafter outstanding, except a dividend payable solely in shares of Qualified Capital Stock to the holders of such class, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value of any shares of any class of the Capital Stock of Holdings or any Subsidiary now or hereafter outstanding, (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of the Capital Stock of Holdings or any Subsidiary now or hereafter outstanding and (d) any payment made by Holdings or any Subsidiary pursuant to the Revenue Share Agreement (as defined in the Purchase Agreement).

“Return” shall mean, with respect to any Investment, any dividend, distribution, interest, fee, premium, return of capital, repayment of principal, income, profit (from a Disposition or otherwise) and any other similar amount received or realized in respect thereof.

“Revolving Facility Indebtedness” means obligations pursuant to secured or unsecured revolving credit facilities and letter of credit facilities; provided that such Indebtedness (i) shall rank equal in right of payment with the Loan and, if secured, shall be secured by Liens on the Collateral that rank equal in priority with the Liens on the Collateral securing the Obligations and, if secured, shall be secured only by the Collateral securing the Obligations pursuant to an Acceptable Intercreditor Agreement, (ii) shall not be guaranteed by any Person that is not a Guarantor hereunder, (iii) shall have interest rates (including through fixed interest rates), interest margins, rate floors, upfront fees, undrawn commitment fees, funding discounts, original issue discounts, prepayment terms and premiums and commitment reduction and termination terms as determined by the Borrower and the lenders of such commitments and (iv) other than with respect to any financial maintenance covenant shall have terms and conditions not be materially more restrictive (when taken as a whole) on Holdings and the Subsidiaries than the terms of this Agreement, when taken as a whole (except for covenants or other provisions applicable only to the periods after the Maturity Date (it being understood to the extent that any covenant or other provision is added for the benefit of any Revolving Facility Indebtedness, no consent shall be required from any party to the extent that such covenant or provision is also added for the benefit of this Agreement).

“S&P” means S&P Global Ratings, a subsidiary of S&P Global Inc., and any successor to its rating agency business.

“Sale and Lease-Back Transaction” has the meaning assigned to such term in Section 6.07.

“Sanctioned Country” means any country or territory that, at the relevant time, is the subject or target of any comprehensive or countrywide Sanctions. As at the date hereof, Sanctioned Countries include Cuba (solely with respect to any Person organized under the laws of the United States or any political subdivision thereof), Iran, North Korea, Syria, and the Crimea Region.

“Sanctions” means any United States sanctions administered by OFAC or the U.S. Department of State.

“SEC” means the Securities and Exchange Commission.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing; provided that “Securities” shall not include any earn-out agreement or obligation or any employee bonus or other incentive compensation plan or agreement.

“Securities Act” means the Securities Act of 1933 and the rules and regulations of the SEC promulgated thereunder.

“Security Agreement Joinder Agreement” has the meaning assigned to such term in the Pledge and Security Agreement.

“Seller Note Amount” has the meaning assigned to such term in the Purchase Agreement, with the Seller Note Amount being equal to and constituting an initial principal amount of the Loan of $720,000,000 as of the date of this Agreement.

“Sellers” has the meaning assigned to such term in the definition of “Purchase Agreement”.

“Similar Business” means any Person the majority of the revenues of which are derived from a business that would be permitted by Section 5.11 if the references to “Subsidiaries” in Section 5.11 were read to refer to such Person.

“Sold Entity or Business” has the meaning assigned to such term in the definition of “Consolidated Adjusted EBITDA.”

“Specified Event of Default” means an Event of Default specified in Sections 7.01(a), 7.01(c) (solely as it relates to Sections 2.03 or 2.04), 7.01(f) or 7.01(g))

“Sponsor” means Apax Partners, L.P. and each of its Affiliates and any funds, partnerships or other investment vehicles managed or controlled by it or its Affiliates, but not including, however, any of their operating portfolio companies.

“Subject Transaction” means (a) the Transactions, (b) any Permitted Acquisition or any other acquisition or Investment, (c) any sale, transfer or Disposition of all or substantially all assets of a Subsidiary or a line of business or division, (d) any incurrence or assumption of Indebtedness, (e) any prepayment, redemption, repurchase, defeasance, acquisition similar payment, extinguishment, retirement or repayment of Indebtedness and/or (f) the implementation of any Business Optimization Initiative.

“subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of such Person or a combination thereof; provided that in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.

“Subsidiary” means any subsidiary of Holdings.

“Subsidiary Guarantor” means (a) on the Closing Date, each Subsidiary of Holdings (other than any Excluded Subsidiary and other than the Borrower) and (b) thereafter, each Subsidiary of Holdings (other than any Excluded Subsidiary and other than the Borrower) that thereafter guarantees the Obligations pursuant to the terms of this Agreement, in each case, until such time as the respective Subsidiary is released from its obligations under the Loan Guaranty in accordance with the express terms and provisions hereof.

“Taxes” means any and all present and future taxes, assessments, levies, imposts, duties, deductions, charges or withholdings (including backup withholding) imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” has the meaning assigned to such term in the lead-in to Article 5.

“Test Period” means, as of any date, the period of four consecutive Fiscal Quarters then most recently ended for which financial statements of the type described in Section 5.01(a) or 5.01(b), as applicable, have been delivered.

“Threshold Amount” means the greater of (a) $15,000,000 and (b) 15% of Consolidated Adjusted EBITDA for the most recently ended Test Period.

“Transaction Costs” means fees, premiums, expenses and other transaction costs (including original issue discount and upfront fees) payable or otherwise borne by Holdings, any Parent Company, the Borrower and its subsidiaries in connection with the Transactions, this Agreement, the other Loan Documents, the Purchase Documents and the transactions contemplated hereby and thereby.

“Transactions” means, collectively, (a) the Purchase, (b) the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party and the borrowing of the Loan hereunder, (c) the payment of the Transaction Costs and (d) the consummation of any other transactions in connection with the foregoing (including in connection with the Purchase Documents).

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the grant or perfection of security interests.

“U.S.” means the United States of America.

“Unrestricted Cash Amount” means, as of any date of determination, the aggregate amount of unrestricted Cash and Cash Equivalents of the Loan Parties that is held in an account pledged to the Lender and subject to a perfected First Priority Lien in favor of the Lender, to the extent the use thereof for the application to the payment of Indebtedness is not prohibited by any Requirement of Law or any contract binding on Holdings or any of its Subsidiaries.

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“Voting Stock” shall mean, with respect to any Person, shares of such Person’s Capital Stock that is at the time generally entitled, without regard to contingencies, to vote in the election of the Board of Directors of such Person. To the extent that a partnership agreement, limited liability company agreement or other agreement governing a partnership or limited liability company provides that the members of the Board of Directors of such partnership or limited liability company (or, in the case of a limited partnership whose business and affairs are managed or controlled by its general partner, the Board of Directors of the general partner of such limited partnership) are appointed or designated by one or more Persons rather than by a vote of Voting Stock, each of the Persons who are entitled to appoint or designate the members of such Board of Directors will be deemed to own a percentage of Voting Stock of such partnership or limited liability company equal to (a) the aggregate votes entitled to be cast on such Board of Directors by the members of such Board of Directors which such Person or Persons are entitled to appoint or designate divided by (b) the aggregate number of votes of all members of such Board of Directors.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment (it being understood that the Weighted Average Life to Maturity shall be determined without giving effect to any change in installment or other payments of principal resulting from prepayments of such Indebtedness); by (b) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Subsidiary” of any Person means a subsidiary of such Person, 100% of the Capital Stock (including all voting and economic rights) of which (other than directors’ qualifying shares or shares required by law to be owned by a resident of the relevant jurisdiction) shall be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

SECTION 1.02. Terms Generally; Reclassification.

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein or in any Loan Document shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified, extended, refinanced or replaced (subject to any restrictions or qualifications on such amendments, restatements, amendment and restatements, supplements or modifications, extensions, refinancings or replacements set forth herein or in any Loan Document), (b) any reference to any law in any Loan Document shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law, (c) any reference herein or in any Loan Document to any Person shall be construed to include such Person’s successors and permitted assigns, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision hereof or thereof, (e) all references herein or in any Loan Document to Articles, Sections, clauses, paragraphs, Exhibits and Schedules shall be construed to refer to Articles, Sections, clauses and paragraphs of, and Exhibits and Schedules to, such Loan Document, (f) in the computation of periods of time in any Loan Document from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” mean “to but excluding” and the word “through” means “to and including” and (g) the words “asset” and “property”, when used in any Loan Document, shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including Cash, securities, accounts and contract rights.

SECTION 1.03. Accounting Terms; GAAP; Certain Calculations.

(a) All financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP as in effect from time to time and, except as otherwise expressly provided herein, all terms of an accounting or financial nature that are used in calculating the Consolidated Total Leverage Ratio, or Consolidated Adjusted EBITDA shall be construed and interpreted in accordance with GAAP as in effect from time to time; provided that, if the Borrower notifies the Lender that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date of delivery of the first financial statements pursuant to Section 5.01(a) or 5.01(b), as applicable, in GAAP or in the application thereof on the operation of such provision (or if the Lender notifies the Borrower that it requests an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change becomes effective until such notice have been withdrawn or such provision amended in accordance herewith; provided, further, that if such an amendment is requested by the Borrower or the Lender, then the Borrower and the Lender shall negotiate in good faith to enter into an amendment of the relevant affected provisions (without the payment of any amendment or similar fee to the Lender) to preserve the original intent thereof in light of such change in GAAP or the application thereof.

(b) Notwithstanding anything to the contrary herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to (i) any election under Accounting Standards Codification Topic 815 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of Holdings or any subsidiary at “fair value,” as defined therein, and (ii) any treatment of Indebtedness in respect of convertible debt instruments under applicable standards promulgated by the US Financial Accounting Standards Board and GAAP to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

(c) Notwithstanding anything to the contrary herein, financial tests (including the Consolidated Total Leverage Ratio, and Consolidated Adjusted EBITDA) contained in this Agreement that are calculated with respect to any Test Period during which any Subject Transaction occurs shall be calculated with respect to such Test Period and such Subject Transaction on a Pro Forma Basis and to the extent the proceeds of any new Indebtedness are to be used to repay other Indebtedness (including by repurchase, redemption, retirement, extinguishment, defeasance, discharge or pursuant to escrow or similar arrangements), Holdings shall be permitted to give effect to such repayment of Indebtedness on a Pro Forma Basis.

SECTION 1.04. Timing of Payment of Performance; Times of Day. When payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. Unless otherwise specified herein, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

SECTION 1.05. Division of Limited Liability Company. Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a subsidiary, Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

SECTION 1.06. Limited Condition Transactions. In connection with any action being taken solely in connection with a Limited Condition Transaction, for purposes of:

(i) determining compliance with any provision of this Agreement which requires the calculation of the Consolidated Total Leverage Ratio;

(ii) determining the accuracy of representations and warranties and/or whether a Default or Event of Default shall have occurred and be continuing (or any subset of Defaults or Events of Default); or

(iii) testing availability under baskets set forth in this Agreement (including baskets measured as a percentage of Consolidated Adjusted EBITDA);

in each case, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), with such option to be exercised on or prior to the date of execution of the definitive agreements related to such Limited Condition Transaction, the date of determination of whether any such action is permitted hereunder, shall be deemed to be the date the definitive agreements for such Limited Condition Transaction are entered into (the “LCT Test Date”), and if, after giving pro forma effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness or Liens and the use of proceeds thereof) as if they had occurred at the beginning of the most recent Test Period ending prior to the LCT Test Date, the Borrower could have taken such action on the relevant LCT Test Date in compliance with such ratio or basket, such ratio or basket shall be deemed to have been complied with. For the avoidance of doubt, if the Borrower has made an LCT Election and any of the ratios or baskets for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such ratio or basket, including due to fluctuations in Consolidated Adjusted EBITDA of the Borrower or the Person subject to such Limited Condition Transaction, at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations. If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of the incurrence ratios subject to the LCT Election on or following the relevant LCT Test Date and prior to the earlier of (i) the date on which such Limited Condition Transaction is consummated or (ii) the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio or basket shall be calculated on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness or Liens and the use of proceeds thereof) have been consummated, except that (other than solely with respect to the incurrence ratios subject to the LCT Election) Consolidated Adjusted EBITDA, and Consolidated Net Income of any target or targets of such Limited Condition Transaction shall only be used in the determination of any incurrence ratio and/or asset-based basket if and when such Limited Condition Transaction has been consummated.

ARTICLE 2 THE LOAN

SECTION 2.01. The Loan. As contemplated by the Purchase Agreement and for value received, on the Closing Date and upon the occurrence of the Closing (as defined in the Purchase Agreement) for all purposes hereunder the aggregate amount of the Seller Note Amount shall, automatically and without further action by any Person, constitute the “Loan” to be paid by the Borrower to the Lender in accordance with the terms hereof. On and as of the Closing Date, the Borrower acknowledges and agrees that the outstanding principal amount owed to the Lender pursuant to the Loan, this Agreement and the other Loan Documents is $720,000,000.

SECTION 2.02. Repayment of the Loan; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to repay in full the outstanding principal amount of the Loan to the Lender on the Maturity Date, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment; and together with any other Obligations due and owing under this Agreement and the other Loan Documents. For the avoidance of doubt, amounts paid or prepaid in respect of the Loan may not be reborrowed.

(b) The Lender shall maintain an account or accounts evidencing the indebtedness of the Borrower to the Lender resulting from the Loan made by the Lender, including the amounts of principal and interest payable and paid to the Lender from time to time hereunder.

(c) The entries made in the accounts maintained pursuant to clause (b) of this Section 2.02 shall be prima facie evidence of the existence and amounts of the Obligations recorded therein (absent manifest error); provided that the failure of the Lender to maintain such accounts or any manifest error therein shall not in any manner affect the obligation of the Borrower to repay the Loan and/or any other Obligations in accordance with the terms of this Agreement and the other Loan Documents.

(d) The Loan shall be evidenced by a Promissory Note. In furtherance of the foregoing, the Borrower shall prepare, execute and deliver to the Lender a Promissory Note payable to the Lender; it being understood and agreed that the Lender shall be required to return such Promissory Note to the Borrower for cancellation upon the Termination Date. If the Lender loses the original copy of its Promissory Note, it shall execute an affidavit of loss containing an indemnification provision that is reasonably satisfactory to the Borrower. The obligation of the Lender to execute an affidavit of loss containing an indemnification provision that is reasonably satisfactory to the Borrower shall survive the Termination Date.

SECTION 2.03. Prepayment of the Loan.

(a) Optional Prepayments. Prior to the earlier of (i) the Put Right Election Date and (ii) the date that is four years after the Closing Date (such earlier date, the “Call Protection Termination Date”), the Borrower shall not voluntarily prepay the Loan in whole or in part. At any time on or after the Call Protection Termination Date, the Borrower may, upon three Business Days prior notice to the Lender, at any time or from time to time voluntarily prepay the Loan in whole or in part without premium or penalty but together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment; and together with any other Obligations then due and owing, if any, under this Agreement and the other Loan Documents; provided that any prepayment shall be in a minimum principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, the entire principal amount thereof then outstanding. Prepayments shall be accompanied by accrued interest as required by Section 2.05. The Borrower acknowledges and agrees that a breach of this Section 2.03(a) will result in an immediate Event of Default pursuant to Section 7.01, entitling the Lender to exercise any and all remedies pursuant to Article 7, including the payment of the Applicable Premium as provided in Article 7.

(b) Mandatory Prepayments.

(i) At the option of the Lender in its sole and absolute discretion, no later than the fifth Business Day following the receipt of any Net Proceeds in respect of any Prepayment Asset Sale or any Casualty/Condemnation Event, in each case, in excess of (x) $5,000,000 in a single transaction or series of related transactions and (y) $20,000,000 in any fiscal year, the Borrower shall apply an amount (collectively, the “Subject Proceeds”) equal to 100% of such Net Proceeds in excess of such thresholds set forth in the foregoing clauses (x) and (y) to prepay the outstanding Loan, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment; and together with any other Obligations then due and owing, if any, under this Agreement and the other Loan Documents; provided, that if Holdings or any of its Subsidiaries intends to reinvest such Net Proceeds in the business of Holdings or any of its subsidiaries (including any acquisitions or other Investment permitted under Section 6.05) within 18 months following receipt thereof, then no prepayment shall be required pursuant to this clause (i) in respect of such Net Proceeds (or the applicable portion thereof, if applicable) except to the extent of any such Net Proceeds that have not been so invested (or contractually committed to be invested) by the end of such 18-month period (or, if contractually committed to be so invested within such 18-month period, have not been so invested within 24 months after receipt thereof), at which time a prepayment shall be required in an amount equal to such Net Proceeds that have not been so invested (or contractually committed to be invested).

(ii) At the option of the Lender in its sole and absolute discretion, in the event that Holdings or any of its Subsidiaries shall receive Net Proceeds from the issuance or incurrence of Indebtedness of Holdings or any of its Subsidiaries (other than with respect to Indebtedness permitted under Section 6.01), the Borrower shall, substantially simultaneously with (and in any event not later than the Business Day immediately following) the receipt of such Net Proceeds by Holdings or such Subsidiary, apply an amount equal to 100% of such Net Proceeds to prepay the outstanding Loan together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment; and together with any other Obligations, if any, then due and owing under this Agreement and the other Loan Documents.

(iii) The Lender may elect in its sole and absolute discretion, by written notice to the Borrower no later than 1:00 p.m. one Business Day prior to any prepayment of the Loan required to be made by the Borrower pursuant to this Section 2.03(b), to decline all or any portion of any such mandatory prepayment (such declined amounts, the “Declined Proceeds”), in which case such Declined Proceeds may be retained by the Borrower. If the Lender fails to deliver a notice of election declining receipt of such mandatory prepayment to the Borrower within the time frame specified above, the Borrower shall promptly (but in any event within one Business Day) send a written notice to the Lender requesting the Lender to make a determination whether or not to decline such amounts.

(iv) The Borrower shall deliver to the Lender written notice no later than 12:00 p.m. two Business Days prior to the time of each prepayment required under Section 2.03(b); furthermore, the Borrower shall deliver to the Lender, at the time of each prepayment required under this Section 2.03(b), a certificate signed by a Responsible Officer of the Borrower setting forth in reasonable detail the calculation of the amount of such prepayment. Each such certificate shall specify the principal amount of the Loan or portion thereof to be prepaid. Prepayments shall be accompanied by accrued interest as required by Section 2.05. All prepayments of the Loan under this Section 2.03(b) shall be subject to Section 2.03(c).

(c) If the Borrower makes any prepayment of the Loan pursuant to Section 2.03(b) prior to the Call Protection Termination Date, the Borrower will pay to the Lender, in addition to the outstanding principal amount of the Loan being prepaid plus any accrued and unpaid interest thereon and any other Obligations then due and owing, if any, to but excluding, the prepayment date, a premium in an amount equal to the Applicable Premium.

SECTION 2.04. Put Option. Upon not less than six months’ prior written notice to the Borrower (the date such notice is delivered to the Borrower, the “Put Right Election Date”; provided that the Put Right Election Date may not occur prior to the date that is 36 months after the Closing Date), the Lender may, in its sole and absolute discretion, require that the Borrower prepay the outstanding principal amount of the Loan in full, in Cash in Dollars, together with the payment of accrued but unpaid interest and any other accrued but unpaid amounts hereunder to the date of prepayment and any other Obligations then due and owing on the date specified in such written notice (the “Put Right Repayment Date”), but without premium or penalty (and for the avoidance of doubt, without any Applicable Premium); provided, however, that if a Market Disruption Event shall have occurred and is continuing as of the Put Right Repayment Date, then so long as the Market Disruption Event shall continue, the Borrower shall not be required to prepay the outstanding principal amount of the Loan in full as provided in this Section 2.04. For the avoidance of doubt, upon the termination of any Market Disruption Event, the Borrower shall immediately comply with its obligations under this Section 2.04 to immediately prepay in full in Cash in Dollars the outstanding principal amount of the Loan together with accrued but unpaid interest and any other accrued but unpaid amounts hereunder to the date of prepayment and any other Obligations then due and owing.

SECTION 2.05. Interest.

(a) The Loan shall bear interest at 7.00% per annum.

(b) Notwithstanding the foregoing, if any principal of or interest on the Loan or any fee payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, or upon the occurrence of an Event of Default, any and all overdue amounts (including, but not limited to, principal, interest and fees) payable hereunder shall bear interest, to the fullest extent permitted by law, after as well as before judgment, at a rate per annum equal to 2.00% plus the rate otherwise applicable to the Loan as provided in Section 2.05(a).

(c) Accrued interest on the Loan shall be payable in cash in arrears on each Interest Payment Date for the Loan, and upon the Maturity Date; provided in the event of any repayment or prepayment of the Loan (in whole or in part), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

(d) All interest hereunder shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Interest shall accrue on the Loan for the day on which the Loan is made and shall not accrue on the Loan, or any portion thereof, for the day on which the Loan or such portion is paid.

SECTION 2.06. Taxes.

(a) Payments Free of Taxes. All payments by or on account of any obligation of any Loan Party hereunder shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Loan Party or other applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a Loan Party, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with the applicable law; provided that if a Loan Party shall be required to deduct or withhold any Indemnified Taxes from such payments, the sum payable by such Loan Party shall be increased as necessary so that after making such deduction or withholding (including deductions and withholdings applicable to additional sums payable under this Section 2.06(a)) the Lender receives an amount equal to the sum it would have received had no such deductions or withholding been made.

(b) Other Taxes. In addition, the Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by Loan Parties. Each Loan Party shall indemnify the Lender within 10 days after written demand therefor, for the full amount of any Indemnified Taxes paid by the Lender, on or with respect to any payment by or any payment on account of any obligation of such Loan Party hereunder (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) and any reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Loan Parties by the Lender shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Taxes by a Loan Party to a Governmental Authority in accordance with this Section, such Loan Party shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

(e) Survival. Each party’s obligations under this Section 2.06 shall survive the replacement of the Lender or any assignment of rights by, or the replacement of, the Lender and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(f) Status of Lender. The Lender shall provide executed copies of IRS Form W-9 certifying that Lender is exempt from U.S. federal backup withholding tax.

(g) Treatment of Certain Refunds. If the Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.06 (including by the payment of additional amounts pursuant to this Section 2.06), it shall pay to the indemnifying Loan Party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.06 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such Loan Party, upon the request of Lender, shall repay to the Lender the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that the Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the Lender be required to pay any amount to a Loan Party pursuant to this paragraph (g) the payment of which would place the Lender in a less favorable net after-Tax position than the Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require the Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Loan Party or any other Person.

SECTION 2.07. Payments Generally; Allocation of Proceeds.

(a) Unless otherwise specified, the Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees or reimbursements, or of amounts payable under Section 2.06, or otherwise) prior to 2:00 p.m. on the date when due, in immediately available funds in Cash in Dollars, without set-off (except as otherwise provided in Section 2.06) or counterclaim; provided that, if agreed by the Lender as part of a transaction that is not otherwise prohibited by this Agreement, the Borrower may make any payment required to be made in immediately available funds by it hereunder to the Lender in respect of the Lender’s Loan in any other form of consideration as the Lender may agree to accept in its sole discretion. Any amounts received after such time on any date may, in the discretion of the Lender, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Lender to the applicable account designated to the Borrower by the Lender, except that payments pursuant to Section 2.06 and 8.03 shall be made directly to the Persons entitled thereto. The Lender shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. Subject to the proviso set forth in the first sentence of this paragraph, all payments hereunder shall be made in Cash and in Dollars. Subject in all respects to the provisions of any Acceptable Intercreditor Agreement then in effect, all proceeds of Collateral received by the Lender after an Event of Default has occurred and is continuing or all or any portion of the Loan shall have been accelerated hereunder pursuant to Section 7.01, shall, upon election by the Lender, be applied, first, to the payment of all costs and expenses then due incurred by the Lender in connection with any collection, sale or realization on Collateral or otherwise in connection with this Agreement, any other Loan Document or any of the Obligations, including all court costs and the fees and expenses of agents and legal counsel, the repayment of all advances made by the Lender hereunder or under any other Loan Document on behalf of any Loan Party and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Loan Document, second, to pay any fees, indemnities or expense reimbursements then due to the Lender (other than those covered in clause first above) from the Borrower constituting Obligations, third, in accordance with the amounts of the Obligations (other than contingent indemnification obligations for which no claim or demand has been made) owed to the Lender on the date of any such distribution, to the payment in full of the Obligations, and fourth, after payment in full of all Obligations (other than contingent indemnification obligations for which no claim or demand has been made), to, or at the direction of, the Borrower or as a court of competent jurisdiction may otherwise direct.

ARTICLE 3 REPRESENTATIONS AND WARRANTIES

On the Closing Date and on any other applicable date, each of Holdings, the Borrower and the other Loan Parties, on behalf of themselves and their respective Subsidiaries, represents and warrants to the Lender that (provided that, notwithstanding anything in this Agreement to the contrary, solely with respect to the making of the representations and warranties set forth in Sections 3.01(b) and (c), 3.03(c), 3.04, 3.05, 3.06, 3.07, 3.09, 3.10, 3.11, 3.13, 3.15 and 3.17 on the Closing Date, such representations and warranties shall be made solely by, and solely with respect to, Holdings and the Borrower (as applicable)):

SECTION 3.01. Organization; Powers. Each of the Loan Parties and each of their Subsidiaries (a) is (i) duly organized and validly existing and (ii) in good standing (to the extent such concept exists in the relevant jurisdiction) under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and (c) is qualified to do business in, and is in good standing (to the extent such concept exists in the relevant jurisdiction) in, every jurisdiction where its ownership, lease or operation of properties or conduct of its business requires such qualification; except, in each case referred to in this Section 3.01 (other than clauses (a)(i) and (b) with respect to Holdings and the Borrower) where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.02. Authorization; Enforceability. The execution, delivery and performance of each of the Loan Documents are within each applicable Loan Party’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational action of such Loan Party. Each Loan Document to which any Loan Party is a party has been duly executed and delivered by such Loan Party and is a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and to general principles of equity and principles of good faith and dealing.

SECTION 3.03. Governmental Approvals; No Conflicts. The execution and delivery of the Loan Documents by each Loan Party party thereto and the performance by such Loan Party thereof (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) for filings necessary to perfect Liens created pursuant to the Loan Documents and (iii) such consents, approvals, registrations, filings, or other actions the failure to obtain or make which could not be reasonably expected to have a Material Adverse Effect, (b) will not violate (i) any of such Loan Party’s Organizational Documents or (ii) any Requirements of Law applicable to such Loan Party which, in the case of this clause (b)(ii), could reasonably be expected to have a Material Adverse Effect and (c) will not violate or result in a default under any material Contractual Obligation of any of the Loan Parties which violation or default could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.04. No Material Adverse Effect. Since the Closing Date, there has been no event or condition that has resulted, or would reasonably be expected to result, in a Material Adverse Effect.

SECTION 3.05. Properties.

(a) Holdings and each of its Subsidiaries has good and valid fee simple title (or similar concept under any applicable jurisdiction) to or rights to purchase, or valid leasehold interests in, or other limited property interests in, all its Real Estate Assets (including any Mortgaged Properties) acquired after the Closing Date and has good title to its personal property and assets, in each case, except (i) for defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes or (ii) where the failure to have such title or rights would not reasonably be expected to have a Material Adverse Effect. All such properties and assets are free and clear of Liens, other than Permitted Liens.

(b) Holdings and its Subsidiaries have valid title to or a valid license or right to use all patents, trademarks, service marks, trade names, copyrights, proprietary know how and data and other rights in works of authorship (including all copyrights embodied in software) and all other similar intellectual property rights (the foregoing, collectively, “IP Rights”) acquired after the Closing Date necessary to conduct the businesses of Holdings and its Subsidiaries as presently conducted without, to the knowledge of Holdings, any infringement or misappropriation of the IP Rights of third parties, except where such failure to own or license or have rights to use would not, or where such infringement or misappropriation would not, have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.06. Litigation and Environmental Matters.

(a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of Holdings, threatened against or affecting the Loan Parties or any of their Subsidiaries which would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b) Except for any matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, (i) no Loan Party nor any of its Subsidiaries has received notice of any Environmental Claim or knows of any basis for any Environmental Liability and (ii) no Loan Party nor any of its Subsidiaries has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law.

(c) Neither Holdings nor any of its Subsidiaries has treated, stored, transported or disposed of Hazardous Materials at or from any currently or formerly operated real estate or facility relating to its business in a manner that would reasonably be expected to have a Material Adverse Effect.

Except with respect to Holdings and the Borrower, the representations made in this Section 3.06 shall only be applicable since the Closing Date.

SECTION 3.07. Compliance with Laws. Each of Holdings and its Subsidiaries is in compliance with all Requirements of Law applicable to it or its property, except, in each case, where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. Except with respect to Holdings and the Borrower, the representations made in this Section 3.07 shall only be applicable since the Closing Date.

SECTION 3.08. Investment Company Status. No Loan Party is required to register as an “investment company” under the Investment Company Act of 1940, as amended. The execution and delivery of the Loan Documents by the Loan Parties and the consummation by the Loan Parties of the transactions contemplated by this Agreement do not violate, and are not subject to voidance under, the Investment Company Act of 1940, as amended.

SECTION 3.09. Taxes. Each of Holdings and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed by it and has paid or caused to be paid all Taxes required to have been paid by it that are due and payable, except (a) Taxes (or any requirement to file Tax returns with respect thereto) that are being contested in good faith by appropriate proceedings and for which Holdings or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP, or (b) in each case, to the extent that the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. Except with respect to Holdings and the Borrower the representations made in this Section 3.09 shall only be applicable since the Closing Date.

SECTION 3.10. ERISA; Plan Assets. No ERISA Event has occurred in the five-year period prior to the date on which this representation is made or deemed made and is continuing that, when taken together with all other such ERISA Events, would reasonably be expected to result in a Material Adverse Effect. Except with respect to Holdings and the Borrower, the representations made in this Section 3.10 shall only be applicable since the Closing Date.

SECTION 3.11. Disclosure. As of the Closing Date, all information (other than (i) forecasts, financial estimates, other forward-looking information and/or (ii) projected information and information of a general economic or industry-specific nature) concerning Holdings and the Borrower that was prepared by or on behalf of Holdings or the Borrower or their respective representatives and made available to the Lender in connection with the Transactions on or before the Closing Date, when taken as a whole, did not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto from time to time prior to the Closing Date).

SECTION 3.12. Solvency. As of the Closing Date, immediately after the incurrence of Indebtedness being incurred under this Agreement on the Closing Date and the consummation of the other Transactions, (i) the sum of the debt (including contingent liabilities) of Holdings and its Subsidiaries, on a consolidated basis taken as a whole, does not exceed the fair value of the assets of Holdings and its Subsidiaries, on a consolidated basis taken as a whole, (ii) the present fair saleable value of the assets of Holdings and its Subsidiaries, on a consolidated basis taken as a whole, is not less than the amount that will be required to pay the probable liabilities (including contingent liabilities) of Holdings and its Subsidiaries, on a consolidated basis taken as a whole, on their debts as they become absolute and matured, (iii) the capital of Holdings and its Subsidiaries, on a consolidated basis taken as a whole, is not unreasonably small in relation to the business of Holdings and its Subsidiaries, on a consolidated basis taken as a whole, contemplated as of the Closing Date, and (iv) Holdings and its Subsidiaries, on a consolidated basis taken as a whole, do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debts as they mature in the ordinary course of business. For purposes of the foregoing determination, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

SECTION 3.13. Capitalization and Subsidiaries. Schedule 3.13 sets forth, in each case, as of the Closing Date (or, to the extent applicable, as of the date of the most recent Compliance Certificate provided pursuant to Section 5.01(c)), (a) a correct and complete list of the name of each Subsidiary of Holdings and the ownership interest therein held by Holdings or its applicable Subsidiary, and (b) the type of entity of each of Holdings’ Subsidiaries.

SECTION 3.14. Security Interest in Collateral. The provisions of this Agreement and the other Loan Documents create legal, valid and enforceable Liens on the Collateral in favor of the Lender, subject, as to enforceability, to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and to general principles of equity and principles of good faith and dealing, and upon the making of such filings and taking of such other actions required to be taken hereby or by the applicable Loan Documents (including the filing of appropriate financing statements with the office of the Secretary of State of the state of organization of each Loan Party that is a Domestic Subsidiary, as the case may be, the filing of appropriate notices with the U.S. Patent and Trademark Office and the U.S. Copyright Office, and the proper recordation of Mortgages and fixture filings with respect to any Material Real Estate Assets, in each case in favor of the Lender, and the delivery to the Lender of any stock certificates or promissory notes required to be delivered pursuant to the applicable Loan Documents), such Liens will constitute perfected Liens (with the priority such Liens are expressed to have within the relevant Collateral Document) on the Collateral (to the extent such Liens are required to be perfected under the terms of the Loan Documents and to the extent such Liens may be perfected by such filings), securing the Obligations, in each case as and to the extent set forth therein.

SECTION 3.15. Senior Indebtedness. The Obligations constitute “Senior Indebtedness” (or any comparable term) and “Designated Senior Debt” (or any comparable term) (if applicable) under and as defined in the documentation governing any Junior Debt.

SECTION 3.16. Federal Reserve Regulations.

(a) On the Closing Date, not more than 25% of the value of the assets of Holdings, and its Subsidiaries, taken as a whole, is represented by Margin Stock.

(b) None of Holdings or any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(c) No part of the proceeds of the Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of the provisions of Regulation U or X.

SECTION 3.17. Sanctions; Anti-Terrorism Laws; Anti-Corruption Laws.

(a) None of Holdings or any of its Subsidiaries, nor, to the knowledge of Holdings, any Affiliate, director, officer agent or employee of any of the foregoing, is (i) the target of any Sanctions or (ii) organized in, resident in, or doing business within a Sanctioned Country; and the Borrower will not directly or, to the knowledge of the Borrower, indirectly use the proceeds of the Loan or otherwise directly or, knowingly, indirectly make available such proceeds to any Person for the purpose of financing the activities or business of any Person, or in any Sanctioned Country, except to the extent permissible for a Person required to comply with Sanctions.

(b) To the extent applicable, each Loan Party is in compliance, in all material respects, with (i) applicable Sanctions and (ii) Anti-Terrorism Laws.

(c) No part of the proceeds of the Loan will be used, directly or, to the knowledge of the Borrower, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of Anti-Corruption Laws.

Except with respect to Holdings and the Borrower, the representations made in this Section 3.17 shall only be applicable since the Closing Date.

SECTION 3.18. Use of Proceeds. The Borrower has used the proceeds of the Loan only in compliance with (and not in contravention of) Section 5.09.

ARTICLE 4 RESERVED

ARTICLE 5 AFFIRMATIVE COVENANTS

Until the date that all the principal of and interest on the Loan and all fees, expenses, other amounts and Obligations payable under any Loan Document (other than contingent indemnification obligations for which no claim or demand has been made) have been paid in full in Cash (such date, the “Termination Date”), each of Holdings, the Borrower and its Subsidiaries covenant and agree with the Lender that:

SECTION 5.01. Financial Statements and Other Reports. Holdings will deliver to the Lender:

(a) Unaudited Financial Statements. Commencing with the financial statements for the Fiscal Quarter ending March 31, 2022, within 60 days (or with respect to the first three Fiscal Quarters ending after the Closing Date, 75 days) following the end of each Fiscal Quarter of each Fiscal Year (or, if applicable, any later date by which Holdings is required to file its quarterly report on Form 10-Q under applicable SEC rules), the consolidated statement of financial position of Holdings as at the end of such Fiscal Quarter and the related consolidated statements of comprehensive income (loss) and cash flows of Holdings for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form (other than for the first four quarters following the Closing Date) the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail, together with a Financial Officer Certification with respect thereto, subject to changes resulting from audit and normal year-end audit adjustments and to the absence of footnotes; provided, however, that such financial statements shall not be required to reflect any purchase accounting adjustments relating to the Purchase or any other acquisition consummated after the Closing Date until after the delivery of financial statements pursuant to Section 5.01(b) which include such adjustments;

(b) Annual Financial Statements. Beginning with the Fiscal Year ending December 31, 2021, as soon as available and in any event within 120 days (or with respect to the Fiscal Year ending December 31, 2021, 150 days) after the end of each Fiscal Year (or, if applicable, any later date by which Holdings is required to file its annual report on Form 10-K under applicable SEC rules), (i) the consolidated statement of financial position of Holdings as at the end of such Fiscal Year and the related consolidated statements of comprehensive income (loss), changes in equity and cash flows of Holdings for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, in reasonable detail; and (ii) with respect to such consolidated financial statements, a report thereon of independent registered public accountants of recognized national standing (which report shall be unqualified as to “going concern” and scope of audit (other than solely with respect to, or resulting solely from, (i) an upcoming maturity date under any documentation governing any Indebtedness within one year or (ii) any prospective or potential inability to satisfy a financial maintenance covenant on a future date or in a future period (or, other than in the case of any revolving facility, any actual inability to satisfy or breach of a financial maintenance covenant)), and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Holdings as at the dates indicated and the results of its consolidated operations and cash flows for the periods indicated in conformity with GAAP;

(c) Compliance Certificate. Not later than five Business Days after each delivery of consolidated financial statements of Holdings pursuant to Sections 5.01(a) and 5.01(b), a duly executed and completed Compliance Certificate certifying that no Default or Event of Default has occurred and is continuing (or if a Default or Event of Default has occurred and is continuing, describing in reasonable detail such Default or Event of Default and the steps being taken to cure, remedy or waive the same) and, to the extent necessary to maintain its accuracy, providing an updated Schedule 3.13;

(d) Notice of Default. Promptly upon the occurrence of any Default or Event of Default, written notice thereof;

(e) Notice of Litigation. Promptly upon the occurrence of (i) the institution of, or threat of, any Adverse Proceeding not previously disclosed in writing by the Loan Parties to the Lender or (ii) any material development in any Adverse Proceeding that, in the case of either clauses (i) or (ii), could reasonably be expected to have a Material Adverse Effect, written notice specifying the nature thereof;

(f) ERISA. Promptly upon the occurrence of any ERISA Event that could reasonably be expected to have a Material Adverse Effect, a written notice specifying the nature thereof;

(g) Budget. As soon as available and in any event no later than 120 days (or with respect to the Fiscal Year beginning January 1, 2022, 150 days) after the beginning of each Fiscal Year commencing after the Closing Date, a consolidated budget of Holdings and its Subsidiaries for such Fiscal Year (in the form customarily prepared by Holdings);

(h) Information Regarding Collateral. Holdings will furnish to the Lender prompt (and in any event within thirty (30) days (or such later date as the Lender may reasonable agree)) written notice with respect to the Borrower, Holdings or any other Loan Party that is organized in the United States, of any change (A) in any such Person’s legal name, (B) in any such Person’s type of organization, (C) in any such Person’s jurisdiction of organization, incorporation or amalgamation, chief executive office or domicile or (D) in any such Person’s organizational identification number (to the extent necessary to perfect or maintain the perfection and priority of the Lender’s security interest in the applicable Collateral);

(i) Certain Reports. Promptly upon their becoming available and without duplication of any obligations with respect to any such information that is otherwise required to be delivered under the provisions of any Loan Document, copies of (i) following a Qualifying IPO, all financial statements, reports, notices and proxy statements sent or made available generally by any Parent

Company to its public security holders acting in such capacity or by any Subsidiary of Holdings to its public security holders other than Holdings or another Subsidiary of Holdings and (ii) all regular and periodic reports and all registration statements (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered to the Lender), exhibits to any registration statement and, if applicable, any registration statement on Form S-8 or similar form) and prospectuses, if any, furnished or filed by any Parent Company (other than a Parent Company under clause (c) of the definition thereof), Holdings or any of its Subsidiaries with any securities exchange or with the SEC or any governmental or private regulatory authority with jurisdiction over matters relating to securities;

(a) Other Information. Subject to the limitations set forth in Section 5.06 and the confidentiality provisions of Section 8.13, such additional information (financial or otherwise) as the Lender may reasonably request from time to time in connection with the financial condition or business of Holdings and its Subsidiaries; and

(b) Quarterly Conference Calls. After delivery of consolidated financial statements of Holdings pursuant to Sections 5.01(a) and 5.01(b), if reasonably requested by the Lender in its sole discretion, the Borrower shall conduct a quarterly conference call with the Lender to discuss the financial condition and results of operations of the Borrower for the most recently ended Fiscal Quarter or Fiscal Year, as applicable, for which financial statements have been delivered pursuant to Sections 5.01(a) and (b), at a date and time to be determined by the Borrower with reasonable advance notice to the Lender.

Documents required to be delivered pursuant to this Section 5.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which executed certificates or other documents are faxed to the Lender (or electronically mailed to an address provided by the Lender); or (ii) in respect of the items required to be delivered pursuant to Section 5.01(i) above in respect of information furnished or filed by any Parent Company, Holdings or any of its subsidiaries with any securities exchange or with the SEC or any governmental or private regulatory authority, such items have been made available on the SEC website or the website of the relevant analogous governmental or private regulatory authority or securities exchange. Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 5.01 may be satisfied with respect to financial information of Holdings and its consolidated Subsidiaries by furnishing Holdings’s Form 10-K, 10-Q, Annual Information Form and quarterly financial statements, as applicable, filed with the SEC.

SECTION 5.02. Existence. Except as otherwise permitted under Section 6.06, Holdings will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits necessary in the normal conduct of its business except to the extent (other than with respect to the preservation of existence of Holdings or the Borrower) failure to do so could not reasonably be expected to result in a Material Adverse Effect; provided that neither Holdings nor any of its Subsidiaries shall be required to preserve any such existence (other than the preservation of existence of Holdings and the Borrower), right or franchise, licenses or permits if such Person or such Person’s board of directors (or similar governing body) shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to the Lender.

SECTION 5.03. Payment of Taxes. Holdings will, and will cause each of its Subsidiaries to, pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon; provided that no such Tax need be paid if (a) it is being contested in good faith by appropriate proceedings and adequate reserves or other appropriate provisions, as shall be required in conformity with GAAP, shall have been made therefor and, in the case of a Tax which has or may become a Lien against any of the Collateral, such contest proceedings operate to stay the sale of any portion of the Collateral to satisfy such Tax or (b) failure to pay or discharge the same could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.04. Maintenance of Properties. Holdings will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear and casualty and condemnation excepted, all property and maintain and renew all intellectual property, in each case, reasonably necessary to the normal conduct of business of Holdings and its Subsidiaries and from time to time will make or cause to be made all needed and appropriate repairs, renewals and replacements thereof except as expressly permitted by this Agreement or where the failure to maintain or renew such properties or make such repairs, renewals or replacements could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.05. Insurance. Holdings will maintain or cause to be maintained, with financially sound and reputable insurers, such insurance coverage with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Holdings and its Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputations engaged in similar businesses (as determined in good faith by Holdings), in each case in such amounts, with such deductibles, covering such risks and otherwise on such terms and conditions as Holdings believes in good faith is reasonable and prudent in light of the size or nature of its business. Without limiting the generality of the foregoing, Holdings and its Subsidiaries will maintain flood insurance with respect to each Flood Hazard Property, in each case in compliance with the Flood Insurance Laws. Not later than 30 days after the Closing Date (or such later date as the Lender may reasonably agree), each such policy of insurance shall (a) name the Lender, as an additional insured thereunder as its interests may appear and (b) in the case of each casualty insurance policy with respect to the Collateral, contain a lender’s loss payable and mortgagee, as applicable, clause or endorsement from such insurance carrier that names the Lender, as lender’s loss payee and mortgagee, as applicable, thereunder and, to the extent available, provides for at least 30 days’ prior written notice to the Lender of any modification or cancellation of such policy (or 10 days’ prior written notice for any cancellation due to non-payment of premiums).

SECTION 5.06. Inspections. Holdings will, and will cause each of its Subsidiaries to, permit any authorized representatives designated by the Lender to visit and inspect any of the properties of Holdings and any of its Subsidiaries at which the principal financial records and executive officers of the applicable Person are located, to inspect, copy and take extracts from its financial and accounting records, and to discuss its affairs, finances and accounts with its Responsible Officers and independent public accountants (provided that Holdings may, if it so chooses, be present at or participate in any such discussion), all upon reasonable notice, reasonable coordination in and at such reasonable times during normal business hours; provided that, except as provided in the proviso below in connection with the occurrence and continuance of an Event of Default, (i) the Lender shall not exercise such rights more often than twice during any calendar year and (ii) only twice per calendar year shall be at the expense of Holdings; provided, further, that when an Event of Default has occurred and is continuing, the Lender (or any of its representatives or independent contractors) may do any of the foregoing at the expense of Holdings in accordance with Section 8.03(a) at any time during normal business hours and upon reasonable advance notice. Notwithstanding anything to the contrary in Section 5.06, none of Holdings or any Subsidiary will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Lender (or its respective representatives or contractors) is prohibited by applicable law or any binding agreement or (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product.

SECTION 5.07. Maintenance of Book and Records. Holdings will, and will cause its Subsidiaries to, maintain proper books of record and account, in which entries that are full, true and correct in all material respects shall be made of all material financial transactions and matters involving the assets and business of Holdings and its Subsidiaries, as the case may be, and permit the preparation of consolidated financial statements in accordance with GAAP.

SECTION 5.08. Compliance with Laws. Holdings will comply, and shall cause each of its Subsidiaries to comply, with Requirements of Law (including all Environmental Laws, ERISA, Anti-Corruption Laws, Anti-Terrorism Laws and Sanctions), except to the extent the failure of Holdings or such Subsidiary to comply could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.09. Use of Proceeds.

(a) The Borrower shall use proceeds of the Loan solely to finance a portion of the Transactions.

(b) No part of the proceeds of the Loan will be used, whether directly or indirectly, for any purpose that would entail a violation of Regulations U or X.

SECTION 5.10. Additional Collateral; Further Assurances

(a) Subject to applicable law and the limitations expressly set forth in this Agreement and the Collateral Documents, the Borrower and each other Loan Party shall cause each Subsidiary (other than any Excluded Subsidiary) formed or acquired after the Closing Date (including, without limitation, upon the formation of any Subsidiary resulting from a division of a limited liability company) to become a Loan Party on or prior to the earlier to occur of (i) the date that is 30 days following the date of such formation or acquisition and (ii) the next date a Compliance Certificate is required to be delivered following the date of such formation or acquisition (including, without limitation, upon the formation of any Subsidiary resulting from a division of a limited liability company) (or, in either case, such later date as may be acceptable to the Lender in its sole discretion), by executing (i) a Joinder Agreement in substantially the form attached as Exhibit B hereto (the “Joinder Agreement”), (ii) a Security Agreement Joinder Agreement or such other customary supplements or joinders to the other applicable Collateral Documents or new security or collateral documents in the United States, in each case to create Liens over its assets of scope substantially similar to the Liens granted pursuant to the Collateral Documents executed on the Closing Date or pursuant to Section 5.13, (iii) the Global Intercompany Note and (iv) such other documentation as the Lender may reasonably request and that is contemplated by the terms hereof (including, for the avoidance of doubt, documents contemplated by clause (c) of this Section 5.10) or of the applicable Collateral Documents, together with such customary closing certificates, evidences of authority and good standing and legal opinions as the Lender may reasonably request. Upon execution and delivery thereof, each such Person (x) shall automatically become a Subsidiary Guarantor hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Loan Documents and (y) will take such actions as may be required by the terms hereof or of the applicable Collateral Documents to grant and perfect Liens to the Lender in any property (subject to the limitations set forth herein and in the other Loan Documents) of such Loan Party which constitutes Collateral, on such terms as are required pursuant to the terms of the Collateral Documents and in such priority as may be required pursuant to the terms of any Acceptable Intercreditor Agreement.

(b) the Borrower and each other Loan Party will cause all Capital Stock (other than any Capital Stock constituting an Excluded Asset) directly owned by them to be subject at all times to a First Priority perfected Lien in favor of the Lender pursuant to the terms and conditions of, and to the extent required by, the Collateral Documents.

(c) Without limiting the foregoing, subject to any Acceptable Intercreditor Agreement and the limitations expressly set forth in this Agreement and the Collateral Documents, each Loan Party will promptly execute and deliver, or cause to be promptly executed and delivered, to the Lender such documents, agreements (including, for the avoidance of doubt, deposit account and securities account control agreements to the extent required by the Collateral Documents) and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents and such other actions or deliveries of the type required by Section 5.14), which the Lender may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents (to the extent required herein or therein), all at the expense of the Borrower in accordance with Section 8.03(a).

(d) Subject to the limitations set forth or referred to in this Section 5.10, if any Material Real Estate Asset is acquired by any Loan Party after the Closing Date or any Real Estate Asset which becomes a Material Real Estate Asset after the Closing Date, the Borrower will promptly notify the Lender, and, if requested by the Lender in its sole discretion, within 75 days of such request (or such longer period as may be acceptable to the Lender) the Borrower will cause such assets to be subjected to a Lien securing the Obligations and will take, and cause each Subsidiary that is a Loan Party to take, such actions as shall be reasonably requested by the Lender to grant and perfect such Liens, including actions described in clause (c) of this Section 5.10, all at the expense of the Borrower in accordance with Section 8.03(a). The Loan Parties shall within 75 days following a request by the Lender (or such longer period as the Lender may agree) cause the Mortgages on each such Material Real Estate Asset acquired by any Loan Party, or which becomes a Material Real Estate Asset, after the Closing Date to be executed, delivered and recorded and in connection therewith deliver corresponding UCC fixture filings, financing statements and filings in applicable land registry offices (to the extent required), flood hazard determinations and if required, evidence of flood insurance, title insurance policies (including any customary endorsements thereto), surveys, local counsel opinions and other documentation, in each case, that the Lender shall reasonably require.

(e) After any Subsidiary ceases to constitute an Excluded Subsidiary in accordance with the definition thereof, Holdings shall cause such Subsidiary to take all actions required by this Section 5.10 (within the time periods specified herein) as if such Subsidiary were then formed or acquired.

SECTION 5.11. Conduct of Business. From and after the Closing Date, Holdings and the Subsidiaries, taken as a whole, shall not fundamentally and substantively alter the character of their business, taken as a whole, from the business conducted by them on the Closing Date and other business activities which are reasonable extensions thereof or incidental, related or ancillary thereto.

SECTION 5.12. Fiscal Year. Holdings shall not change its Fiscal Year-end to a date other than as described in the definition of Fiscal Year; provided that Holdings may, upon written notice to the Lender, change its Fiscal Year-end to another date, in which case Holdings and the Lender will make any adjustments to this Agreement that are necessary and appropriate to reflect such change in Fiscal Year (which adjustments may include, among other things, adjustments to financial reporting requirements to account for such changes, including without limitation, the impact on year over year comparison reporting and stub period reporting obligations, in each case subject to the approval and agreement of the Lender in its reasonable discretion.

SECTION 5.13. Post-Closing Matters. The Loan Parties shall satisfy each of the requirements set forth in Schedule 5.13 on or before the date specified in Schedule 5.13 for each such requirement, or such later date as may be permitted by the Lender with respect thereto.

SECTION 5.14. Closing Date Covenants. The Loan Parties shall satisfy each of the following requirements on the Closing Date (except to the extent waived by the Lender in accordance with the terms of this Agreement):

(a) Loan Documents. The Lender (or its counsel) shall have received from each of the Loan Parties party thereto either (i) a counterpart of this Agreement, each Collateral Document described on Schedule 5.14, the Global Intercompany Note, the Promissory Note and each other Loan Document to be executed on the Closing Date, in each case signed on behalf of such party or (ii) evidence reasonably satisfactory to the Lender (which may include facsimile or e-mail transmission) that such party has signed a counterpart of the applicable agreements referred to in clause (i) above.

(b) Legal Opinions. On the Closing Date, the Borrower shall deliver to the Lender a customary written opinion of Simpson Thacher & Bartlett LLP, New York counsel for Holdings, the Borrower and each other Loan Party in the form of Exhibit D-1, and McGuireWoods LLP, Virginia counsel for Holdings, the Borrower and each other Loan Party in the form of Exhibit D-2, in each case (A) dated the Closing Date and (B) addressed to the Lender.

(c) Closing Certificates; Certified Charters; Good Standing Certificates. On the Closing Date, the Lender shall have received (i) a certificate of each Loan Party, dated the Closing Date and executed by a Responsible Officer of such Loan Party in the form of Exhibit E, and (ii) a certificate of good standing (or equivalent) from the relevant office of each Loan Party’s jurisdiction of organization (to the extent relevant, customary and available in the jurisdiction of incorporation, formation or organization of each Loan Party) dated on or about the Closing Date.

(d) Solvency. On the Closing Date, the Lender shall have received a certificate dated as of the Closing Date in substantially the form of Exhibit F from a Financial Officer of the Borrower certifying as to the matters set forth therein.

(e) Representations. The representations and warranties in this Agreement (for the avoidance of doubt, as qualified and limited by the first sentence of Article 3) and the other Loan Documents shall be accurate in all material respects on and as of the Closing Date; provided that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects, as the case may be.

(f) Filings, Registrations and Recordings. Subject to the terms of each applicable Collateral Document, each document (including any UCC financing statement) required by the Collateral Documents to be filed, registered, recorded or delivered in order to create in favor of the Lender, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Permitted Liens), shall be in proper form for filing, registration or recordation.

(g) Pledged Stock, Stock Powers, Pledged Notes and Endorsements. The Lender shall have received (i) the certificates, if any, representing the Capital Stock constituting Collateral required to be delivered pursuant to the Collateral Documents, together with undated stock powers for each such certificate duly executed in blank by an authorized officer of each pledgor thereof, or other instruments of transfer contemplated by the Collateral Documents, have been delivered to the Borrower by the Lender and (ii) the Global Intercompany Note and each other promissory note and other instrument, if any, representing any other Collateral under the Collateral Documents required to be delivered to the Lender pursuant to the terms of the Collateral Documents, duly endorsed in blank by an authorized officer of each pledgor thereof.

(h) USA PATRIOT Act. No later than three Business Days in advance of the Closing Date, the Lender shall have received a duly executed IRS Form W-9 (or other applicable tax form) and all documentation and other information reasonably requested by them with respect to Holdings or the Borrower in writing at least 10 Business Days in advance of the Closing Date, which documentation or other information is required by United States regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

SECTION 5.15. Senior Indebtedness. The Obligations shall at all times constitute “Senior Indebtedness” (or any comparable term) and “Designated Senior Debt” (or any comparable term) (if applicable) under and as defined in the documentation governing any Junior Debt.

Notwithstanding anything in this Article 5 to the contrary, Holdings, the Borrower and its Subsidiaries shall not be deemed to have breached or be in violation of any of the provisions of Sections 5.02, 5.03, 5.04, 5.05, 5.06, 5.07 or 5.08 of this Article 5 solely to the extent such breach or violation directly resulted from or is directly related to events solely applicable to the Loan Parties and their Subsidiaries (other than Holdings and the Borrower) or actions solely taken by the Loan Parties and their Subsidiaries (other than Holdings and the Borrower), in each case that occurred prior to the consummation of the Purchase.

ARTICLE 6 NEGATIVE COVENANTS

Until the Termination Date has occurred, each of Holdings and the other Loan Parties covenant and agree with the Lender that:

SECTION 6.01. Indebtedness. Holdings shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or otherwise become or remain liable with respect to any Indebtedness, except:

(a) the Obligations;

(b) Indebtedness of Holdings owed to any Subsidiary, the Borrower owed to Holdings or any Subsidiary and of any Subsidiary owed to Holdings, the Borrower or any other Subsidiary; provided, that in the case of any Indebtedness of a Subsidiary that is not a Loan Party owing to a Loan Party, such Indebtedness (other than any such Indebtedness in connection with intercompany loans made solely for the purpose to fund cash reserves to the extent required to be maintained by Subsidiaries that are Regulated Entities for the purpose of meeting required reserve requirements pursuant to applicable laws or regulations) shall at the time of any such incurrence of Indebtedness and after giving pro forma effect thereto and the use of proceeds thereof, not exceed the greater of (i) $15,000,000 and (ii) 15% of Consolidated Adjusted EBITDA for the most recently ended Test Period; provided, that, all such Indebtedness of any Loan Party owing to any Subsidiary that is not a Loan Party must be expressly subordinated to the Obligations of such Loan Party pursuant to the terms set forth in the Global Intercompany Note (or such other terms as are acceptable to the Lender);

(c) Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations (including contingent earn-out obligations) incurred in connection with the Transactions, any Disposition permitted hereunder, any acquisitions permitted hereunder, other purchases of assets or Capital Stock or other Investments permitted hereunder, and Indebtedness arising from guaranties, letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments securing the performance of Holdings or any such Subsidiary pursuant to such agreements;

(d) Indebtedness (i) as a result of or which may be deemed to exist pursuant to any performance and completion guaranties or customs, stay, performance, bid, surety, statutory, appeal, performance and return of money bonds, tenders, statutory obligations, leases, governmental contracts, trade contracts or other similar obligations (including relating to any litigation being contested in good faith) incurred in the ordinary course of business or (ii) in respect of any letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments to support any of the foregoing items;

(e) Indebtedness in respect of commercial credit cards, stored value cards, employee credit cards, purchasing cards and treasury management services and other netting services, overdraft protections, check drawing services, automated clearing-house arrangements, employee credit card programs, automated payment services (including depository, overdraft, controlled disbursement, return items and interstate depository network services) and, cash pooling, and, in each case, including similar arrangements and otherwise in connection with cash management, including cash management arrangements among Holdings, and its Subsidiaries, and deposit accounts and incentive, supplier finance or similar programs in the ordinary course of business and to the extent such Indebtedness remains outstanding for no longer than 30 days;

(f) (i) Indebtedness in respect of Guarantees of the obligations of suppliers, customers and licensees in the ordinary course of business and (ii) Indebtedness in respect of any letter of credit, bankers’ acceptance, bank guaranties or similar instrument supporting trade payables, warehouse receipts or similar facilities entered into in the ordinary course of business;

(g) Indebtedness existing, or pursuant to commitments existing, on the Closing Date and described on Schedule 6.01(g) and any Permitted Refinancing Indebtedness thereof;

(h) so long as no Specified Event of Default shall have occurred and be continuing at the time of the incurrence thereof, Indebtedness of Subsidiaries that are not Loan Parties; provided that, at the time of any such incurrence of Indebtedness and after giving pro forma effect thereto and the use of proceeds thereof, the aggregate principal amount of Indebtedness that is outstanding in reliance on this clause (h) and clause (t) below shall not exceed the greater of (i) $15,000,000 and (ii) 15% of Consolidated Adjusted EBITDA for the most recently ended Test Period;

(i) Indebtedness consisting of obligations owing under any dealer, customer or supplier incentive, supply, license or similar agreements entered into in the ordinary course of business;

(j) Indebtedness (including with respect to Financing Lease Obligations and purchase money Indebtedness) financing the acquisition, lease, construction, repair, replacement, improvement or installation of assets or capital expenditures and any Permitted Refinancing Indebtedness incurred to refinance such Indebtedness; provided that (i) such Indebtedness is incurred prior to or within 270 days of the applicable acquisition or lease or completion of the applicable construction, repair, replacement, improvement or installation or (ii) such Indebtedness refinances debt previously incurred under Section 6.01(j)(i) and any Permitted Refinancing Indebtedness incurred to refinance such Indebtedness; provided, further, that, at the time of any such incurrence of Indebtedness and after giving pro forma effect thereto and the use of the proceeds thereof, the aggregate principal amount of Indebtedness that is outstanding in reliance on this clause (j) shall not exceed, except as contemplated by the definition of “Permitted Refinancing Indebtedness,” the greater of (x) $15,000,000 and (y) 15% of Consolidated Adjusted EBITDA for the most recently ended Test Period as of such time; provided, further, that at the time of any such incurrence of Indebtedness and after giving pro forma effect thereto and the use of the proceeds thereof, the aggregate principal amount of Indebtedness of non-Loan Parties that is outstanding in reliance on this clause (j) shall not exceed the greater of (x) $5,000,000 and (y) 5% of Consolidated Adjusted EBITDA for the most recently ended Test Period as of such time;

(k) Indebtedness of a Person that becomes a Subsidiary or Indebtedness assumed in connection with a Permitted Acquisition or any other Investment permitted hereunder after the Closing Date; provided that after giving pro forma effect (but without giving pro forma effect to any substantially simultaneous incurrence pursuant to clause (A) of Section 6.01(s)) to any such Permitted Acquisition, the incurrence of any Indebtedness and the use of the proceeds thereof, (i) the Consolidated Total Leverage Ratio (calculated on a Pro Forma Basis) is less than or equal to 7.00:1.00, (ii) such Indebtedness was not created in contemplation of such Permitted Acquisition and (iii) such Indebtedness is only the obligation of the Person and/or Person’s Subsidiaries that are acquired or that acquired the relevant assets and such Indebtedness; provided, further, that at the time of any such assumption of Indebtedness and after giving pro forma effect thereto, the aggregate principal amount of Indebtedness of non-Loan Parties that is outstanding in reliance on this clause (k) shall not exceed the greater of (x) $50,000,000 and (y) 50% of Consolidated Adjusted EBITDA for the most recently ended Test Period as of such time;

(l) Indebtedness in an aggregate principal amount or face amount at any time outstanding not to exceed $10,000,000 in respect of letters of credit, bank guaranties, surety bonds, performance bonds and similar instruments issued for general corporate purposes and denominated in currencies other than Dollars;

(m) Indebtedness of Holdings or any Subsidiary under any Derivative Transaction not entered into for speculative purposes and otherwise in the ordinary course of business;

(n) additional Indebtedness provided that (i) no Event of Default shall have occurred and be continuing at the time of the incurrence thereof and (ii) at the time of any such incurrence of Indebtedness and after giving pro forma effect thereto and the use of the proceeds thereof, the aggregate principal amount of Indebtedness that is outstanding in reliance on this clause (n) shall not exceed the greater of (A) $15,000,000 and (B) 15% of Consolidated Adjusted EBITDA for the most recently ended Test Period; provided, further, that at the time of any such incurrence of Indebtedness and after giving pro forma effect thereto and the use of the proceeds thereof, the aggregate principal amount of Indebtedness of non-Loan Parties that is outstanding in reliance on this clause (n) shall not exceed the greater of (x) $5,000,000 and (y) 5% of Consolidated Adjusted EBITDA for the most recently ended Test Period as of such time

(o) Indebtedness incurred in connection with Sale and Lease-Back Transactions permitted pursuant to Section 6.07; provided that, at the time of any such incurrence of Indebtedness and after giving pro forma effect thereto and the use of the proceeds thereof, the aggregate principal amount of Indebtedness that is outstanding in reliance on this clause (o) shall not exceed the greater of (A) $10,000,000 and (B) 10% of Consolidated Adjusted EBITDA for the most recently ended Test Period; provided, further, that at the time of any such incurrence of Indebtedness and after giving pro forma effect thereto and the use of the proceeds thereof, the aggregate principal amount of Indebtedness of non-Loan Parties that is outstanding in reliance on this clause (o) shall not exceed the greater of (x) $3,500,000 and (y) 3.5% of Consolidated Adjusted EBITDA for the most recently ended Test Period as of such time

(p) Indebtedness (including obligations in respect of letters of credit, bank guarantees, bankers’ acceptances, surety bonds, performance bonds or similar instruments with respect to such Indebtedness) incurred in respect of workers compensation claims, unemployment, property, casualty or liability insurance (including premiums related thereto) or self-insurance, other reimbursement-type obligations regarding workers compensation claims, other types of social security, pension obligations, vacation pay, or health, disability or other employee benefits, in each case entered into in the ordinary course of business;

(q) customer deposits and advance payments received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business;

(r) Revolving Facility Indebtedness (including any guarantees in respect thereof and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the undrawn face amount thereof)) in an aggregate principal amount at any time outstanding not to exceed $75,000,000;

(s) so long as no Specified Event of Default shall have occurred and be continuing at the time of the incurrence thereof, (i) Permitted Additional Debt; provided that, in the case of this clause (s), at the time of incurrence thereof and after giving pro forma effect thereto and the use of the proceeds thereof, assuming that all commitments thereunder were fully drawn, the aggregate principal amount of all such Indebtedness incurred under this clause (s) shall not exceed, as of the date of incurrence of such Indebtedness or commitments, the sum of (A) the greater of (x) $96,000,000 and (y) 100% of Consolidated Adjusted EBITDA for the most recently ended Test Period as of such time less the aggregate amount of Indebtedness incurred in reliance on this clause (A) prior to the applicable date of incurrence plus (B) an aggregate amount of Indebtedness, such that, after giving effect to such incurrence on a Pro Forma Basis (and after giving effect to any Subject Transaction to be consummated in connection therewith but without giving pro forma effect to any substantially simultaneous incurrence pursuant to clause (A) above)) Holdings would be in compliance with a Consolidated Total Leverage Ratio of no greater than 7.00:1.00 and (ii) any Permitted Refinancing Indebtedness incurred to Refinance such Permitted Additional Debt; provided that without limitation of the requirements set forth in the definition of “Permitted Refinancing Indebtedness,” such Permitted Refinancing Indebtedness shall be of the type described in clause (i) or clause (ii) of the definition of “Permitted Additional Debt”;

(t) Indebtedness incurred to finance a Permitted Acquisition (or similar Investment); provided that (i) the aggregate amount of Indebtedness, measured at the time of incurrence and after giving pro forma effect thereto and the use of the proceeds thereof, of non-Loan Parties under this clause (t), shall not exceed the amount set forth in clause (h) above, (ii) after giving effect thereto no Event of Default (or in the case of a Limited Condition Transaction, no Specified Event of Default) shall exist or result therefrom, (iii) no portion of such Indebtedness shall mature prior to the Maturity Date, and (iv) after giving pro forma effect to any such purchase or other acquisition, the incurrence of any Indebtedness and the use of the proceeds thereof, the Consolidated Total Leverage Ratio (calculated on a Pro Forma Basis) is less than or equal to 7.00:1.00;

(u) Guarantee Obligations of Holdings and its Subsidiaries in respect of Indebtedness of Holdings or any Subsidiary otherwise permitted hereunder (except that a non-Loan Party may not, by virtue of this Section 6.01(u), guarantee Indebtedness that such non-Loan Party could not otherwise incur under this Section 6.01); provided that (i) if the Indebtedness being guaranteed is subordinated in right of payment to the Obligations, such Guarantee Obligation shall be subordinated in right of payment to the Guarantee of the Obligations on terms at least as favorable to the Lender as those contained in the subordination of such Indebtedness and (ii) no Guarantee by any Subsidiary of any Indebtedness of a Loan Party shall be permitted unless such Subsidiary shall have also provided a Guarantee of the Obligations;

(v) Indebtedness consisting of (i) the financing of insurance premiums or (ii) take or pay obligations entered into in the ordinary course of business;

(w) (i) Indebtedness representing deferred compensation to employees, directors, consultants, contract providers, independent contractors or other service providers of Holdings, the Borrower and the Subsidiaries incurred in the ordinary course of business; and (ii) Indebtedness consisting of obligations of Holdings, the Borrower or the Subsidiaries under deferred compensation arrangements to their employees, directors, consultants, independent contractors or other service providers;

(x) Indebtedness arising from agreements of Holdings or any Subsidiary providing for indemnification, adjustment of purchase price or similar obligations (including earn-outs), in each case entered into in connection with Permitted Acquisitions, other Investments and the Disposition of any business, assets or Capital Stock permitted hereunder, other than Guarantee Obligations incurred by any Person acquiring all or any portion of such business, assets or Capital Stock for the purpose of financing such acquisition; and

(y) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (x) above.

For purposes of determining compliance with this Section 6.01, (x) in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (a) through (q) and (u) through (y) above (or any sub-category thereof), the Borrower shall, in its sole discretion, classify and reclassify or later divide, classify or reclassify such item of Indebtedness (or any portion thereof) and will only be required to include the amount and type of such Indebtedness in one or more of the above clauses and (y) (i) amortization of debt discount or the accretion of principal with respect to a non interest bearing or other discount security, (ii) the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Qualified Capital Stock in the form of additional Qualified Capital Stock of the same class and with the same terms and (iii) the obligation to pay a premium in respect of Indebtedness arising in connection with the issuance of a notice of prepayment, redemption, repurchase, defeasance, acquisition or similar payment or making of a mandatory offer to prepay, redeem, repurchase, defease, acquire, or similarly pay such Indebtedness, will not be deemed to be an incurrence of Indebtedness.

Notwithstanding the foregoing, (x) no Loan Party will create or incur any Indebtedness which is contractually subordinated or ranking junior in right of payment to any other Indebtedness of the Loan Parties, unless such Indebtedness is also subordinated or ranking junior in right of payment, in the same manner and to the same extent, to the Obligations and (y) other than with respect to such Indebtedness as is described in Section 6.01(c), (d), (e), (f), (g), (i), (l), (m), (p), (q), (v), (w), (x) or (y), no non-Loan Party will incur Indebtedness except to the extent of Indebtedness expressly permitted by this Section 6.01 to be incurred by non-Loan Parties or with respect to which there is a cap on the amount of such Indebtedness that can be incurred or assumed, as applicable, by non-Loan Parties.

SECTION 6.02. Liens. Holdings shall not, nor shall they permit any of its Subsidiaries to, create, incur, assume or permit or suffer to exist any Lien on or with respect to any property of any kind owned by it, whether now owned or hereafter acquired, or any income or profits therefrom, except:

(a) Liens created pursuant to the Loan Documents securing the Obligations;

(b) Liens for Taxes, assessments or other governmental charges or levies (i) that are not then due or, if due, obligations with respect to such Taxes that are not at such time required to be paid pursuant to Section 5.03 or (ii) that are being contested in good faith in accordance with Section 5.03;

(c) statutory Liens (and rights of set-off) of landlords, banks, carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by applicable Requirements of Law (i) for amounts not yet overdue by more than 30 days or (ii) for amounts that are overdue by more than 30 days and that are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

(d) Liens incurred or deposits made (i) in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security laws and regulations, (ii) in the ordinary course of business, to secure the performance of tenders, statutory obligations, surety, stay, customs and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money), (iii) pursuant to pledges and deposits of Cash or Cash Equivalents in the ordinary course of business, securing (A) any liability for reimbursement or indemnification obligations of insurance carriers providing property, casualty, liability or other insurance to Holdings and its subsidiaries or (B) leases or licenses of property otherwise permitted by this Agreement or (iv) to secure obligations in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments posted with respect to the items described in clauses (i) through (iii) above;

(e) Liens consisting of survey exceptions, easements, rights-of-way, restrictions, covenants, conditions, declarations, encroachments, zoning restrictions and other defects or irregularities in title, or environmental deed restrictions, in each case which do not, in the aggregate, materially interfere with the ordinary conduct of the business of Holdings and its Subsidiaries, taken as a whole;

(f) Liens consisting of any (i) interest or title of a lessor or sub-lessor under any lease of real estate permitted hereunder, (ii) customary landlord liens permitted by the terms of any lease, (iii) restriction or encumbrance to which the interest or title of such lessor or sub-lessor may be subject or (iv) subordination of the interest of the lessee or sub-lessee under such lease to any restriction or encumbrance referred to in the preceding clause (iii);

(g) Liens solely on any Cash earnest money deposits made by Holdings or any of its Subsidiaries in connection with any letter of intent or purchase agreement with respect to any Investment or Disposition permitted hereunder;

(h) purported Liens (i) evidenced by the filing of UCC financing statements relating solely to operating leases or bailee arrangements, (ii) consisting of the prior rights of consignees and their lenders under consignment arrangements, in each case entered into in the ordinary course of business, and (iii) arising from precautionary UCC filings;

(i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j) (i) Liens in connection with any zoning, building, environmental or similar Requirement of Law or right reserved to or vested in any Governmental Authority to control or regulate the use of any or dimensions of real property or the structure thereon, including Liens in connection with any condemnation, expropriation or eminent domain proceeding or compulsory purchase order and (ii) security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of such Person in the ordinary course of business;

(k) Liens existing on the Closing Date and any modifications, replacements, refinancings, renewals or extensions of the foregoing; provided that any such Lien shall be described on Schedule 6.02; provided, further that (i) no such Lien extends to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien and (B) proceeds and products thereof, accessions thereto and improvements thereon and (ii) such modification, replacement, refinancing, renewal or extension of the obligations secured or benefited by such Liens, if constituting Indebtedness, is permitted by Section 6.01;

(l) Liens arising out of Sale and Lease-Back Transactions permitted under Section 6.07 securing Indebtedness permitted by Section 6.01(o);

(m) Liens securing Indebtedness permitted pursuant to Section 6.01(j); provided that any such Lien shall encumber only (i) the property financed by such Indebtedness and replacements thereof and accessions and additions to such property and ancillary rights thereto and the proceeds and the products thereof, improvements thereon and customary security deposits, related contract rights and payment intangibles and other assets related thereto and any cross collateral and (ii) proceeds and products thereof, accessions thereto and improvements thereon;

(n) (i) Liens securing Indebtedness permitted pursuant to Section 6.01(k) on assets acquired or on the Capital Stock and assets of the relevant newly acquired Subsidiary; provided that such Lien (A) such Lien does not extend to or cover any other assets (other than the proceeds or products thereof, replacements thereof, accessions or additions thereto and improvements thereon, after-acquired property subject to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require or include, pursuant to their terms at such time, a pledge of after-acquired property of such Subsidiary, and the proceeds and the products thereof and customary security deposits in respect thereof and in the case of multiple financings of equipment provided by any lender, other equipment financed by such lender, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (B) such Lien was not created in contemplation of the applicable acquisition of assets or Capital Stock;

(o) Liens (i) that are contractual rights of setoff or netting relating to (A) the establishment of depositary relations with banks not granted in connection with the issuance of Indebtedness, (B) pooled deposit or sweep accounts of Holdings or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Holdings or any Subsidiary, (C) purchase orders and other agreements entered into with customers of Holdings or any Subsidiary in the ordinary course of business, and (D) commodity trading or other brokerage accounts incurred in the ordinary course of business, (ii) Liens encumbering reasonable customary initial deposits and margin deposits, (iii) bankers Liens and rights and remedies as to deposit accounts, (iv) on the proceeds of any Indebtedness incurred in connection with any transaction permitted hereunder, which proceeds have been deposited into an escrow account on customary terms to secure such Indebtedness pending the application of such proceeds to finance such transaction and (v) Liens consisting of an agreement to dispose of any property in a Disposition permitted under Section 6.06, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(p) Liens on assets of Subsidiaries that are non-Loan Parties (including Capital Stock owned by such Persons) securing Indebtedness of Subsidiaries that are non-Loan Parties permitted pursuant to Section 6.01(h);

(q) Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business, of Holdings and its Subsidiaries;

(r) Liens disclosed in the title insurance policies delivered pursuant to Section 5.10 with respect to any Mortgaged Property and acceptable to the Lender and any replacement, extension or renewal of any such Lien; provided that no such replacement, extension or renewal Lien shall cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal (and additions thereto, improvements thereon and the proceeds thereof);

(s) so long as no Specified Event of Default shall have occurred and be continuing at the time of the incurrence thereof, Liens on assets securing Indebtedness or other obligations in an aggregate principal amount at any time outstanding not to exceed the greater of (i) $15,000,000 and (ii) 15% of Consolidated Adjusted EBITDA for the most recently ended Test Period;

(t) Liens on assets securing judgments, awards, attachments or decrees and notices of lis pendens and associated rights relating to litigation not constituting an Event of Default under Section 7.01(h);

(u) leases, licenses, subleases of IP Rights or sublicenses granted to others in the ordinary course of business, which do not secure any Indebtedness and as otherwise permitted pursuant to Section 6.06(n);

(v) Liens securing obligations in respect letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments permitted under Sections 6.01(c), (d), (f) and (p);

(w) Liens arising (i) out of conditional sale, title retention, consignment or similar arrangements for the sale of any assets or property in the ordinary course of business and permitted by this Agreement or (ii) by operation of law under Article 2 of the UCC (or similar Requirement of Law under any jurisdiction);

(x) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(y) (i) receipt of progress payments and advances from customers in the ordinary course of business to the extent the same creates a Lien on the related inventory and proceeds thereof and (ii) Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of commercial letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(z) Liens securing Revolving Facility Indebtedness (including any guarantees in respect thereof and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the undrawn face amount thereof) and Derivatives Transactions entered into solely to hedge floating interest rate exposure for such Revolving Facility Indebtedness (and not, for the avoidance of any doubt, any speculative or other purpose) secured in connection therewith; provided that the holders (or a representative thereof on behalf of such holders) and the Lender shall have entered into an Acceptable Intercreditor Agreement;

(aa) Liens created pursuant to the Permitted Additional Debt Documents securing Permitted Additional Debt Obligations permitted to be incurred under Section 6.01(s) (provided that such Liens do not extend to any assets that are not Collateral); provided that the applicable Permitted Additional Debt Secured Parties (or a representative thereof on behalf of such holders) shall have entered into with the Lender an Acceptable Intercreditor Agreement and the Lender shall have executed such Acceptable Intercreditor Agreement;

(bb) Liens on securities that are the subject of repurchase agreements constituting Cash Equivalents permitted under Section 6.06;

(cc) Liens on Capital Stock in joint ventures; provided that any such Lien is in favor of a creditor or partner of such joint venture; and

(dd) ground leases in respect of Real Estate Assets on which facilities owned or leased by Holdings or any of its Subsidiaries are located.

For purposes of determining compliance with this Section 6.02, in the event that a Lien meets the criteria of more than one of the categories of Liens described in clauses (a) through (dd) above (or any sub-category thereof), the Borrower shall, in its sole discretion, classify and reclassify or later divide, classify or reclassify such item of Liens (or any portion thereof) and will only be required to include the amount and type of such Liens in one or more of the above clauses.

SECTION 6.03. Restrictive Agreements. Holdings shall not nor shall it permit any of its Subsidiaries to enter into any agreement (x) prohibiting the creation or assumption of any Lien upon any of its properties, whether now owned or hereafter acquired, for the benefit of the Lender with respect to the Obligations, or (y) prohibiting or restricting any Subsidiary’s ability to make or declare dividends or other distributions with respect to its Capital Stock, except with respect to:

(a) specific property to be sold pursuant to any Disposition permitted by Section 6.06;

(b) solely in the case of clause (x) of the foregoing, restrictions contained in any agreement with respect to Indebtedness permitted by Section 6.01 that is secured by a Permitted Lien, but only if such restrictions apply only to the Person or Persons obligated under such Indebtedness and its or their Subsidiaries or the property or assets securing such Indebtedness;

(c) solely in the case of clause (x) of the foregoing, restrictions contained in the documentation governing Indebtedness permitted by clauses (j), (k) and (o) of Section 6.01;

(d) solely in the case of clause (x) of the foregoing, restrictions by reason of customary provisions restricting assignments, subletting or other transfers (including the granting of any Lien) contained in leases (including customary net worth provisions contained in real property leases entered into by Subsidiaries), subleases, licenses, sublicenses and other agreements entered into in the ordinary course of business (provided that such restrictions are limited to the relevant leases, subleases, licenses, sublicenses or other agreements and/or the property or assets secured by such Liens or the property or assets subject to such leases, subleases, licenses, sublicenses or other agreements, as the case may be);

(e) solely in the case of clause (x) of the foregoing, Permitted Liens and restrictions in the agreements relating thereto that limit the right of Holdings or any of its Subsidiaries to Dispose of, or encumber the assets subject to such Liens;

(f) any encumbrance or restriction assumed in connection with an acquisition of property or the Capital Stock of any Person, so long as such encumbrance or restriction relates solely to the property so acquired (or to the Person or Persons (and its or their subsidiaries) bound thereby) and was not created in connection with or in contemplation of such acquisition;

(g) solely in the case of clause (x) of the foregoing, restrictions imposed by customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements that restrict the transfer of the assets of, or ownership interests in, such partnership, limited liability company, joint venture or similar Person;

(h) restrictions on Cash or other deposits imposed by Persons under contracts entered into in the ordinary course of business or for whose benefit such Cash or other deposits exist;

(i) customary restrictions and conditions existing on the Closing Date;

(j) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted by Section 6.05 and applicable solely to such joint venture and entered into in the ordinary course of business;

(k) provisions restricting the granting of a security interest in intellectual property contained in licenses or sublicenses by Holdings and its Subsidiaries of such intellectual property, which licenses and sublicenses were entered into in the ordinary course of business (in which case such restriction shall relate only to such intellectual property); and

(l) other restrictions or encumbrances imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (k) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower, no more restrictive with respect to such encumbrances and other restrictions, taken as a whole, than those in effect prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

SECTION 6.04. Restricted Payments; Certain Payments of Indebtedness.

(a) Holdings shall not pay or make, directly or indirectly, any Restricted Payment, except that:

(i) Except with respect to clause (A)(y) below, so long as no Specified Event of Default shall have occurred and be continuing at the time of the making thereof, Holdings may make Restricted Payments to the extent necessary to permit any Parent Company of Holdings:

(A) to pay (x) general administrative costs and expenses (including corporate overhead, audit and other accounting and reporting expenses, administrative, legal or similar expenses and customary wages, salary, bonus and other benefits payable to directors, officers, employees, members of management, consultants and/or independent contractors of any Parent Company) in an aggregate amount not to exceed $2,500,000 per fiscal year, and (y) franchise fees, franchise Taxes and similar fees, Taxes and expenses required to maintain the organizational existence of such Parent Company and any reasonable and customary indemnification claims made by directors or officers of Parent Company attributable to the direct or indirect ownership or operations of Holdings and its Subsidiaries, in each case, incurred in the ordinary course of business;

(B) for any taxable period ending after the Closing Date with respect to which Holdings or any of its subsidiaries is a member of a consolidated, combined or similar income tax group of which any Parent Company is the common parent (a “Tax Group”), or in which Holdings or the Borrower is disregarded from a direct or indirect parent entity that is a C corporation for U.S. federal income tax purposes, to pay the portion of any consolidated, combined or similar income Taxes of such Tax Group that is attributable to the taxable income of Holdings and its subsidiaries; provided that for each taxable period, the amount of such payments made in respect of such period shall not exceed the amount that Holdings and its applicable subsidiaries would have been required to pay as a stand-alone taxpayer or stand-alone Tax Group;

(C) to finance any Investment permitted to be made pursuant to Section 6.05; provided that (x) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (y) Holdings or such Parent Company shall, immediately following the closing thereof, cause all property acquired (whether assets or Capital Stock) to be held by or contributed to Holdings or another Loan Party or, subject to compliance with Section 6.05(b), any Subsidiary; and

(D) in an amount equal to withholding or similar taxes payable or expected to be payable by any future, current or former employee, director, manager, consultant or independent contractor (or any of their respective Immediate Family Members) of any Parent Company of Holdings, any Equityholding Vehicle, the Borrower or any Subsidiary of the Borrower in connection with the exercise or vesting of Capital Stock or other equity awards or any repurchases, redemptions, acquisitions, retirements or withholdings of Capital Stock in connection with any exercise of Capital Stock or other equity options or warrants or the vesting of Capital Stock or other equity awards if such Capital Stock represent all or a portion of the exercise price of, or withholding obligation with respect to, such options or, warrants or other Capital Stock or equity awards; provided that the aggregate amount of Restricted Payments made pursuant to this subclause (D) shall not exceed $2,500,000 in any fiscal year (with any unused amounts permitted to be carried forward to the immediately following fiscal year);

in each case, so long as such Parent Company promptly applies the amount of any such Restricted Payment for such purpose;

(ii) Holdings may pay (or make Restricted Payments to allow any Parent Company to pay) for the repurchase, redemption, retirement or other acquisition or retirement for value of Capital Stock of any Parent Company or any subsidiary of Holdings held by any future, present or former employee, vendor, director, member of management, officer, manager or consultant (or any Affiliate thereof) of any Parent Company or any subsidiary of Holdings with Cash and Cash Equivalents in an amount not to exceed the greater of $5,000,000 and 5% of Consolidated Adjusted EBITDA for the most recently ended Test Period in any Fiscal Year; provided that any unused portion of the preceding basket calculated for any calendar year may be carried forward to the next succeeding calendar year;

(iii) so long as no Event of Default shall have occurred and be continuing at the time of the declaration thereof, Holdings may make Restricted Payments in an aggregate amount not to exceed the greater of $5,000,000 and 5.0% of Consolidated Adjusted EBITDA for the most recently ended Test Period;

(iv) Holdings may make Restricted Payments in accordance with the Revenue Share Agreement (as defined in the Purchase Agreement);

(v) Holdings may make Restricted Payments the proceeds of which shall be used to pay customary salary, compensation, bonus and other benefits payable to officers, employees, consultants and other service providers of any Parent Company or partner of Holdings to the extent such salaries, compensation, bonuses and other benefits are attributable to the ownership or operation of Holdings, the Borrower and its Restricted Subsidiaries; provided that the aggregate amount of Restricted Payments made pursuant to this subclause (v) shall not exceed $2,500,000 in any fiscal year (with any unused amounts permitted to be carried forward to the immediately following fiscal year);

(vi) Holdings may pay any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Agreement (it being understood that a distribution pursuant to this Section 6.04(a)(vi) shall be deemed to have utilized capacity under such other provision of this Agreement);

(vii) Holdings may make Restricted Payments in an aggregate amount not to exceed an amount equal to the Available Equity Amount at the time such Restricted Payment is paid;

(viii) Holdings may pay Restricted Payments payable solely in its Qualified Capital Stock; and

(ix) Holdings may pay cash in lieu of fractional Qualified Capital Stock in connection with any dividend, split or combination thereof or any Permitted Acquisition (or other similar permitted Investment).

(b) The Borrower shall not, and Holdings shall not permit any Subsidiary to, pay or make, directly or indirectly, any Restricted Payment, except that:

(i) any Subsidiary of the Borrower may make Restricted Payments to its direct equity holders (other than Holdings) on a ratable basis (or greater than ratable basis with respect to equityholders that are the Borrower or a Subsidiary that is a Loan Party); and

(ii) the Borrower may make Restricted Payments to Holdings to the extent necessary to permit Holdings to make Restricted Payments permitted by Section 6.04(a) (or as if such Restricted Payments were to be paid to Holdings instead of a Parent Company); in each case under this clause (ii), so long as Holdings promptly applies the amount of any such Restricted Payment for such purpose.

(c) Holdings shall not, nor shall it permit any Subsidiary to, make any payment in Cash, securities or other property on or in respect of principal or interest on any Junior Debt, including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Junior Debt (collectively, “Restricted Debt Payments”), except:

(i) the purchase, defeasance, redemption, repurchase, repayment or other acquisition or retirement of any Junior Debt made by exchange for, or out of the proceeds of the substantially concurrent incurrence of, Junior Debt permitted by Section 6.01;

(ii) payments of regularly scheduled interest and payments of fees, expenses and indemnification obligations as and when due in respect of any Junior Debt (other than payments prohibited by the subordination provisions thereof (if any));

(iii) to the extent constituting Junior Debt, payments in respect of earn-outs and purchase price adjustments arising under Investments otherwise expressly permitted under this Agreement;

(iv)

(A) payments with respect to intercompany Indebtedness between the Borrower and its Subsidiaries permitted under Section 6.01, subject to the payment subordination provisions applicable thereto;

(B) so long as no Event of Default exists at the time of delivery of notice with respect thereof or would result therefrom, additional Restricted Debt Payments in an aggregate amount not to exceed the greater of $7,500,000 and 7.5% of Consolidated Adjusted EBITDA for the most recently ended Test Period; and

(C) Restricted Debt Payments in an aggregate amount not to exceed the Available Equity Amount at the time of such Restricted Debt Payment;

(v) the conversion thereof to Capital Stock (other than Disqualified Capital Stock) of Holdings; and

(vi) the refinancing thereof with the Net Proceeds of any Indebtedness that constitutes Junior Debt of the same type as the Junior Debt being refinanced (to the extent such Indebtedness constitutes Permitted Refinancing Indebtedness).

For purposes of determining compliance with this Section 6.04, in the event that a proposed Restricted Payment (or a portion thereof) or Restricted Debt Payment of a portion thereof, as applicable meets the criteria of clauses (a)(i) through (ix), (b)(i) or (ii) or (c)(i) through (vi) (or any sub-category thereof) above, as applicable, the Borrower will be entitled to classify or later reclassify (based on circumstances existing on the date of such reclassification) such Restricted Payment (or portion thereof) among such clauses (a)(i) through (ix), (b)(i) or (ii) or (c)(i) through (vi) (or any sub-category thereof) in a manner that otherwise complies with this Section 6.04.

SECTION 6.05. Investments. Holdings shall not, nor shall it permit any of its Subsidiaries to make or own any Investment in any other Person except:

(a) Cash or Investments that were Cash Equivalents at the time made;

(b) Investments (i) by Holdings, the Borrower or any Subsidiary in any Loan Party, (ii) by any Subsidiary that is not a Loan Party in any other Subsidiary that is also not a Loan Party, (iii) by Holdings or any Subsidiary in any Subsidiary, subject, in the case of this clause (iii) to no Specified Event of Default having occurred that is continuing at the time of any such Investment (other than any intercompany Investments to fund cash reserves to the extent required to be maintained by Subsidiaries that are Regulated Entities solely for the purpose of meeting required reserve requirements pursuant to applicable laws or regulations) in any Subsidiary that is not a Loan Party; provided that the aggregate amount of such Investments (other than (x) intercompany Investments, reorganizations and related activities related to tax planning and reorganization or (y) intercompany Investments to fund cash reserves maintained by Subsidiaries that are Regulated Entities for the purpose of meeting required reserve requirements pursuant to applicable laws or regulations) made by Loan Parties after the Closing Date in Subsidiaries that are not Loan Parties in reliance on this clause (iii) shall not exceed the sum of (A) the greater of $15,000,000 and 15% of Consolidated Adjusted EBITDA for the most recently ended Test Period and (B) an amount equal to the amount by which any Returns in respect of Investments made in reliance on clause (A) exceeds the amount set forth in clause (A);

(c) Investments (i) constituting deposits, prepayments, trade credit and/or other credits to suppliers made in the ordinary course of business, (ii) made in connection with obtaining, maintaining or renewing client and customer contracts made in the ordinary course of business and (iii) in the form of advances made to distributors, suppliers, licensors and licensees, in each case, in the ordinary course of business, or, in the case of clause (iii), to the extent necessary to maintain the ordinary course of supplies to Holdings or any Subsidiary;

(d) Permitted Acquisitions; provided that the aggregate amount of consideration paid or provided by Holdings, the Borrower or any other Loan Party after the Closing Date in reliance on this clause (d) for Permitted Acquisitions (including the aggregate principal amount of all Indebtedness assumed in connection with Permitted Acquisitions) made or provided by any Loan Party to purchase or acquire any Non-Compliant Subsidiary or Assets and that is allocable to the purchase or acquisition of such Non-Compliant Subsidiaries or Assets (determined in accordance with GAAP and excluding amounts referred to in the proviso to this sentence), shall not exceed the sum of (A) the greater of $25,000,000 and 25% of Consolidated Adjusted EBITDA for the most recently ended Test Period at such time and (B) an amount equal to the amount by which any Returns in respect of Investments made in reliance on clause (A) exceeds the amount set forth in clause (A);

(e) Investments (i) existing on, or contractually committed to as of, the Closing Date; provided, that any such Investment shall be described on Schedule 6.05 and (ii) any modification, replacement, renewal or extension thereof so long as such modification, renewal or extension thereof does not increase the amount of such Investment except, in the case of any such Investment described on Schedule 6.05, by the terms thereof as in effect on the Closing Date or as otherwise permitted by this Section 6.05;

(f) Investments received in lieu of Cash in connection with any Disposition permitted by Section 6.05;

(g) loans or advances to present or former employees, directors, members of management, officers, managers or consultants, independent contractors or other service providers of any Parent Company, any subsidiaries of Holdings and/or any joint venture to the extent constituting Investments; provided that at the time of any such Investment and after giving pro forma effect thereto, the aggregate principal amount of Investments made in reliance on this clause (g) shall not exceed the greater of $5,000,000 and 5% of Consolidated Adjusted EBITDA for the most recently ended Test Period;

(h) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business;

(i) Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers;

(j) (i) loans and advances of payroll payments or other compensation (including deferred compensation) or moving, entertainment or travel expenses to present or former employees, directors, members of management, officers, managers or consultants of Holdings, the Borrower or any Subsidiary in the ordinary course of business and (ii) loans and advances to present or former employees, directors, members of management, officers, managers or consultants of Holdings, the Borrower or any Subsidiary in connection with such Person’s purchase of Capital Stock of Holdings (provided that the amount of such loans and advances shall be contributed to Holdings in cash as common equity (or any other form of equity reasonably satisfactory to the Lender) or used to satisfy tax obligations relating to proceeds received by such Person in connection with the Transactions, which proceeds are used for the purchase of such Capital Stock;

(k) (i) Investments of any Subsidiary acquired after the Closing Date, or of any Person acquired by, or merged into or consolidated or amalgamated with, Holdings or any Subsidiary after the Closing Date, in each case pursuant to an Investment otherwise permitted by this Section 6.05 to the extent that such Investments of such Person were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation and (ii) any modification, replacement, renewal or extension of any Investment permitted under clause (i) of this Section 6.05(k) so long as any such modification, replacement, renewal or extension thereof does not increase the amount of such Investment except as otherwise permitted by this Section 6.05;

(l) Investments made after the Closing Date by Holdings and/or any of its Subsidiaries provided that at the time of any such Investment and after giving pro forma effect thereto (i) no Specified Event of Default shall have occurred and be continuing and (ii) the aggregate principal amount of Investments made in reliance on this clause (l) shall not exceed the sum of (A) greater of $12,500,000 and 12.5% of Consolidated Adjusted EBITDA for the most recently ended Test Period and (B) an amount equal to the amount by which any Returns in respect of Investments made in reliance on clause (A) exceeds the amount set forth in clause (A);

(m) Investments in Similar Businesses provided that at the time of any such Investment and after giving pro forma effect thereto, the aggregate principal amount of Investments made in reliance on this clause (m) shall not exceed the sum of (A) the greater of $10,000,000 and 10% of Consolidated Adjusted EBITDA for the most recently ended Test Period and (B) an amount equal to the amount by which any Returns in respect of Investments made in reliance on clause (A) exceeds the amount set forth in clause (A);

(n) Investments in joint ventures provided that at the time of any such Investment and after giving pro forma effect thereto, the aggregate principal amount of Investments made in reliance on this clause (n) shall not exceed the sum of (A) the greater of $10,000,000 and 10% of Consolidated Adjusted EBITDA for the most recently ended Test Period and (B) an amount equal to the amount by which any Returns in respect of Investments made in reliance on clause (A) exceeds the amount set forth in clause (A);

(o) (i) Guarantees of leases (other than Financing Lease Obligations) or of other obligations not constituting Indebtedness and (ii) Guarantees of the lease obligations of suppliers, customers, franchisees and licensees of Holdings and its Subsidiaries, in each case in the ordinary course of business;

(p) Investments under any Derivative Transactions permitted to be entered into under Section 6.01;

(q) so long as no Specified Event of Default shall have occurred and be continuing at the time of the making thereof, additional Investments; provided that at the time of such Investment and after giving pro forma effect thereto, the Consolidated Total Leverage Ratio is not greater than 7.00:1.00 as of the last day of the Test Period most recently ended on or prior to the making of such Investment;

(r) Investments made to acquire, purchase, repurchase or retire Qualified Capital Stock of Holdings or the Borrower owned by any employee equity ownership plan or similar plan of Holdings the Borrower, or any Subsidiary;

(s) contributions to a “rabbi” trust for the benefit of employees, directors, consultants, independent contractors or other service providers or other grantor trust subject to claims of creditors in the case of a bankruptcy of Holdings;

(t) Investments made after the Closing Date by Holdings and/or any of its Subsidiaries provided that at the time of any such Investment and after giving pro forma effect thereto, the aggregate principal amount of Investments made in reliance on this clause (u) shall not exceed the Available Equity Amount at such time; and

(u) Investments consisting of Liens, Indebtedness, fundamental changes, Dispositions, Restricted Payments and Sale and Lease-Back Transactions expressly permitted under Section 6.01, Section 6.02, Section 6.04 and Section 6.06 (other than Section 6.06(t)) and Section 6.07, respectively; provided, however, that no Investments may be made solely pursuant to this Section 6.05(u).

For purposes of determining compliance with this Section 6.05, in the event that a proposed Investment (or a portion thereof) meets the criteria of clauses (a) through (u) (other than clause (q)) above and, the Borrower will be entitled to classify or later reclassify (based on circumstances existing on the date of such reclassification) such Investment (or portion thereof) among such clauses (a) through (u) (other than clause (q)) above in a manner that otherwise complies with this covenant.

SECTION 6.06. Fundamental Changes; Disposition of Assets. Holdings shall not, nor shall it permit any of its Subsidiaries to, enter into any transaction of merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or make any Disposition, except:

(a) Dispositions (i) between or among Loan Parties, (ii) from Subsidiaries that are not Loan Parties to Loan Parties, (iii) between or among Subsidiaries that are not Loan Parties and (iv) from Loan Parties to Subsidiaries that are not Loan Parties to the extent such Dispositions would be permitted as Investments under Section 6.05 (and for the avoidance of doubt, such Dispositions shall use basket capacity under Section 6.05);

(b) the liquidation or dissolution of any Subsidiary if Holdings determines in good faith that such liquidation or dissolution (x) is in the best interests of Holdings, (y) is not materially disadvantageous to the Lender and (z) if such liquidating or dissolving Subsidiary is a Loan Party, a Loan Party receives any assets of such dissolved or liquidated Subsidiary; provided that no dissolution or liquidation of the Borrower shall be permitted hereunder;

(c) (i) Dispositions of inventory, equipment, raw or scrap materials or other assets in the ordinary course of business and (ii) the leasing or subleasing of real property in the ordinary course of business;

(d) (i) Dispositions of surplus, obsolete, used or worn out property or other property that, as determined in good faith by Holdings, is (A) no longer useful in its business (or in the business of any of its Subsidiaries) or (B) otherwise economically impracticable to maintain and (ii) any assets acquired in connection with the acquisition of another Person or a division or line of business of such Person which Holdings reasonably determines in good faith are surplus assets;

(e) Dispositions of Cash Equivalents or other assets that were Cash Equivalents when the original Investment was made (in each case, for the Fair Market Value thereof);

(f) Sale and Lease-Back Transactions permitted by clause (A) or (B) of the proviso in Section 6.07;

(g) Dispositions for Fair Market Value; provided that with respect to all such Dispositions (in a single transaction or in a series of related transactions) with a purchase price in an aggregate amount in excess of the greater of $10,000,000 and 10% of Consolidated Adjusted EBITDA for the most recently ended Test Period, at least 75% of the consideration for such Dispositions in the aggregate for all such Dispositions after the Closing Date shall consist of Cash or Cash Equivalents; provided, further, that, for purposes of determining what constitutes Cash and Cash Equivalents under this clause (g), (i) any securities received by Holdings or such Subsidiary from such transferee that are converted by Holdings or such Subsidiary into Cash (to the extent of the cash received) within 180 days following the closing of the applicable Disposition shall be deemed to be Cash and (ii) any Designated Non-Cash Consideration received by Holdings or such Subsidiary in respect of the applicable Disposition having an aggregate Fair Market Value, taken together with all other Designated Non-Cash Consideration received pursuant to this proviso that is outstanding at the time such Designated Non-Cash Consideration is received, not in excess of the greater of $10,000,000 and 10% of Consolidated Adjusted EBITDA for the most recently ended Test Period at the time of the receipt of such Designated Non-Cash Consideration, with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be Cash;

(h) to the extent that (i) the relevant property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of the relevant Disposition are promptly applied to the purchase price of such replacement property;

(i) Dispositions, discounting or forgiveness of accounts receivable in the ordinary course of business (including to insurers which have provided insurance as to the collection thereof) or in connection with the collection or compromise thereof (including sales to factors);

(j) Dispositions and/or terminations of leases, subleases, licenses or sublicenses (including the provision of software under an open source license), which (i) do not materially interfere with the business of Holdings and its Subsidiaries (taken as a whole) or (ii) relate to closed facilities or the discontinuation of any product or service line;

(k) (i) termination of leases in the ordinary course of business, (ii) the expiration of any option agreement in respect of real or personal property and (iii) any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or other litigation claims (including in tort) in the ordinary course of business;

(l) Dispositions of property subject to casualty, foreclosure, eminent domain, expropriation or condemnation proceedings (including in lieu thereof or any similar proceeding);

(m) other Dispositions after the Closing Date in an aggregate amount of not more than the greater of $7,500,000 and 7.5% of Consolidated Adjusted EBITDA for the most recently ended Test Period in any Fiscal Year, which, if not used in such Fiscal Year, shall be carried forward to the immediately succeeding Fiscal Year; provided that no Event of Default shall have occurred and be continuing on the date on which the definitive agreement governing the relevant Disposition is executed;

(n) (i) Dispositions, licensing, sublicensing and cross-licensing arrangements involving any technology, intellectual property or IP Rights of Holdings or any Subsidiary in the ordinary course of business; provided, that any such lease, license or sublease of IP Rights shall be (x) granted on a non-exclusive basis and (y) limited in time, and (ii) the Disposition, abandonment, cancellation or lapse of any technology, intellectual property or IP Rights, or any issuances or registrations, or applications for issuances or registrations, of any intellectual property or IP Rights, which, in the reasonable good faith determination of Holdings are not material to the conduct of the business of Holdings and/or its Subsidiaries, or are no longer economical to maintain in light of its use;

(o) Dispositions in connection with the termination or unwinding of Derivative Transactions entered into in the ordinary course of business and not for speculative purposes;

(p) any merger, amalgamation, consolidation, Disposition or conveyance the sole purpose and effect of which is to reincorporate or reorganize (i) any Subsidiary organized in a state within the United States in another state within the United States or (ii) any other Subsidiary in the United States or any other jurisdiction;

(q) Dispositions of assets that do not constitute Collateral having an aggregate Fair Market Value of up to the greater of $5,000,000 and 5% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period; provided that no Event of Default shall have occurred and be continuing on the date on which the definitive agreement governing the relevant Disposition is executed;

(r) (x) any Subsidiary may merge, amalgamate or consolidate with (i) the Borrower or Holdings (including a merger, the purpose of which is to reorganize the Borrower or Holdings into a new jurisdiction) and the Borrower or Holdings may merge amalgamate or consolidate with any such Subsidiary; provided that the Borrower or Holdings, as applicable, shall be the continuing or surviving Person and such merger does not result in the Borrower or Holdings, as applicable, ceasing to be a corporation, partnership or limited liability company organized under the laws of the United States, any state thereof or the District of Columbia, (ii) one or more other Subsidiaries other than the Borrower; provided that when any Person that is a Loan Party is merging with such Subsidiary, a Loan Party shall be the continuing or surviving Person or (iii) any other Person; provided that the continuing or surviving Person shall be a Subsidiary and if any Person that is a Loan Party is merging with such Person, a Loan Party shall be the continuing or surviving Person and (y) the Borrower or Holdings may merge amalgamate or consolidate with any other Person; provided that the Borrower or Holdings, as applicable, shall be the continuing or surviving Person and such merger does not result in the Borrower or Holdings, as applicable, ceasing to be a corporation, partnership or limited liability company organized under the laws of the United States, any state thereof or the District of Columbia;

(s) any Subsidiary that is not a Loan Party may merge, amalgamate or consolidate with or into any other Subsidiary that is not a Loan Party;

(t) Dispositions permitted by Section 6.04 and Section 6.05 (other than Section 6.05(r)), and Liens permitted by Section 6.02; and

(u) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements.

Notwithstanding anything to the contrary contained in this Agreement, Holdings and the Borrower shall not, nor shall they permit any of their respective Subsidiaries to, make any Disposition of, or any Investment in the form of, intellectual property or IP Rights which, in the reasonable good faith determination of the Borrower are material to the conduct of the business of Holdings, the Borrower and its Subsidiaries (taken as a whole) to any Subsidiary that is not a Loan Party, nor shall the Borrower designate any Subsidiary as an Excluded Subsidiary at any time when such Subsidiary owns intellectual property or IP Rights which, in the reasonable good faith determination of the Borrower are material to the conduct of the business of Holdings, the Borrower and its Subsidiaries (taken as a whole).

SECTION 6.07. Sales and Lease-Backs. Holdings shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which Holdings or such Subsidiary (a) has sold or transferred or is to sell or to transfer to any other Person (other than Holdings or any of its Subsidiaries) and (b) intends to use for substantially the same purpose as the property which has been or is to be sold or transferred by Holdings or Subsidiary to any Person (other than Holdings or any of its Subsidiaries) in connection with such lease (such a transaction described herein, a “Sale and Lease-Back Transaction”); provided that any Sale and Lease-Back Transaction shall be permitted so long as such Sale and Lease-Back Transaction is either (A) permitted by Section 6.01(j) (or which otherwise constitutes a Financing Lease Obligation or purchase money Indebtedness permitted by Section 6.01), (B) described on Schedule 6.07 hereto or (C) permitted by Section 6.06(f).

SECTION 6.08. Transactions with Affiliates. Holdings shall not, nor shall it permit any of its Subsidiaries to, enter into any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) involving, pursuant to any such transaction, payments in excess of the greater of $5,000,000 and 5% of Consolidated Adjusted EBITDA for the most recently ended Test Period in any Fiscal Year with any of their Affiliates on terms (taken as a whole) that are less favorable to Holdings or such Subsidiary in any material respect, as the case may be (as determined in good faith by the Borrower), than those that might be obtained at the time in a comparable arm’s-length transaction from a Person who is not an Affiliate; provided that the foregoing restriction shall not apply to:

(a) transactions in existence on the Closing Date and described on Schedule 6.08 and any amendment, modification or extension thereto to the extent such amendment, modification or extension, taken as a whole, is not (i) adverse to the Lender in any material respect or (ii) more disadvantageous to the Lender in any material respect than the relevant transaction in existence on the Closing Date in any material respect;

(b) the Transactions, including the payment of Transaction Costs;

(c) Guarantees permitted by Section 6.01;

(d) (i) any purchase by Holdings of the Capital Stock of (or contribution to the equity capital of) the Borrower and (ii) the making of any intercompany loan by Holdings to the Borrower or any Subsidiary, in each case of clause (i) or (ii) above, to the extent expressly permitted under this Agreement;

(e) any issuance, sale or grant of securities or other payments, awards or grants in Cash, securities or otherwise pursuant to compensation arrangements for employees and officers in the ordinary course of business, or the funding of employment arrangements, stock options and stock ownership or other incentive plans for employees and officers in the ordinary course of business and, in each case, approved by a majority of the members of the board of directors (or similar governing body) or a majority of the disinterested members of the board of directors (or similar governing body) of Holdings in good faith;

(f) (i) transactions between or among Holdings, the Borrower or any Loan Party and (ii) transactions between or among Subsidiaries of the Borrower that are not Loan Parties;

(g) transactions between or among Holdings, the Borrower or any Subsidiary or any entity that becomes a Subsidiary as a result of such transaction consisting of (i) the non-exclusive licensing of intellectual property to any Subsidiary that is not a Loan Party; provided that any such license is either on terms and conditions substantially as favorable to the licensor as those that would prevail at such time in comparable arm’s length transactions with unrelated third parties or such licensee compensates the licensor on a reasonable basis in consideration for such license, (ii) intercompany transactions, including the (A) provision of management services and other corporate overhead services, (B) provision of personnel to other locations within Holdings’ consolidated group on a temporary basis and (C) provision, purchase or lease of services, operational support, assets, equipment, data, information and technology, that, in the case of any such intercompany transaction referred to in this clause (ii), are subject to reasonable reimbursement or cost-sharing arrangements (as determined in good faith by the Borrower), which reimbursement or cost-sharing arrangements may be effected through transfers of cash or other assets or through book-entry credits or debits made on the ledgers of each involved Subsidiary; provided that any such intercompany transaction is either (1) entered into in the ordinary course of business or (2) otherwise entered into pursuant to the reasonable requirements of the business of the Borrower and the Subsidiaries and (iii) ordinary course business transactions (other than transactions of the type described in clause (ii) above) that (A) do not involve the sale, transfer or other Disposition of operations or assets and (B) do not materially and adversely affect the Lender, and

(h) Restricted Payments expressly permitted under Section 6.04 and Investments expressly permitted by Section 6.05.

SECTION 6.09. Amendments or Waivers of Organizational Documents . Holdings shall not, nor shall it permit any of its Subsidiaries to, amend or modify, in each case in a manner that is adverse to the Lender (in its capacity as such) such Person’s Organizational Documents without obtaining the prior written consent of the Lender.

SECTION 6.10. Amendments of or Waivers with Respect to Junior Debt. Holdings shall not, nor shall it permit any of its Subsidiaries to, amend or otherwise modify (a) the terms of any Junior Debt (or the documentation governing the foregoing) if the effect of such amendment or modification, together with all other amendments or modifications made, is adverse to the interests of the Lender (in its capacity as such) or (b) the terms of any Junior Debt (or the documentation governing the foregoing) in violation of any Acceptable Intercreditor Agreement governing such Junior Debt.

SECTION 6.11. Permitted Activities of Holdings. Holdings shall not:

(a) directly or indirectly, create, incur, assume or otherwise become or remain liable with respect to any Indebtedness, except (i) the Indebtedness under the Loan Documents, (ii) Guarantees of Indebtedness of the Borrower and its Subsidiaries permitted hereunder, (iii) any Indebtedness (other than Indebtedness for borrowed money (including notes, bonds, debentures and similar instruments)) arising in connection with any Permitted Acquisition or other Investment permitted under this Agreement or any Disposition permitted by this Agreement, (iv) any Indebtedness owing to the Borrower or any Subsidiary to the extent resulting from an Investment permitted by Section 6.05 and (v) any Indebtedness (other than Indebtedness for borrowed money (including notes, bonds, debentures and similar instruments)) of the type permitted by Section 6.01(b), (c), (d), (e) or (f);

(b) create or suffer to exist any Lien upon any property or assets now owned or hereafter acquired by it other than (i) the Liens created under the Collateral Documents to which it is a party, (ii) Permitted Liens on the Collateral that are secured on a pari passu or junior basis with the Obligations, so long as such Permitted Liens secure Guarantees permitted under clause (a)(ii) above and the underlying Indebtedness subject to such Guarantee is permitted to be secured on the same basis pursuant to Section 6.02, provided that any such Liens shall be subject to an Acceptable Intercreditor Agreement, and (iii) Liens of the type permitted under Section 6.02 (other than in respect of Indebtedness for borrowed money); or

(c) consolidate or amalgamate with, or merge with or into, any Person or convey, sell, transfer or otherwise dispose of all or substantially all of its assets to another Person.

ARTICLE 7 EVENTS OF DEFAULT

SECTION 7.01. Events of Default. If any of the following events (each, an “Event of Default”) shall occur:

(a) Failure To Make Payments When Due. Failure by the Borrower to pay (i) when due any installment of principal of the Loan, whether at stated maturity, by acceleration, by mandatory prepayment, pursuant to Section 2.02, Section 2.03 or Section 2.04 or otherwise or (ii) any interest on the Loan or any fee or any other amount due hereunder within three Business Days after the date due; or

(b) Default in Other Agreements. (i) Failure of any Loan Party or any of its Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of any Revolving Facility Indebtedness or one or more items of Indebtedness (other than Indebtedness referred to in clause (a) above) with an aggregate outstanding principal amount exceeding the Threshold Amount, in each case beyond the grace period, if any, provided therefor; or (ii) breach or default by any Loan Party or any of its Subsidiaries with respect to any other term of (A) one or more items of Indebtedness with an aggregate outstanding principal amount exceeding the Threshold Amount, (B) any Revolving Facility Indebtedness or (C) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness exceeding the Threshold Amount, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, such Indebtedness to become or be declared due and payable (or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; provided that clause (ii) of this clause (b) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property securing such Indebtedness if such sale or transfer is permitted hereunder; provided further that a breach of any financial maintenance covenant under the documentation governing any such Indebtedness will not constitute a Default or Event of Default until the date on which the holders of such Indebtedness have accelerated the loans, elected to otherwise exercise remedies or terminated commitments in respect thereof; or

(c) Breach of Certain Covenants. Failure of the Borrower or any other Loan Party, as required by the relevant provision, to perform or comply with any term or condition contained in Section 2.03, Section 2.04, Section 5.02, Section 5.14 (except as provided below) or Article 6; or

(d) Breach of Representations, Etc. Any representation, warranty or certification made or deemed made by any Loan Party in any Loan Document or in any certificate or document required to be delivered in connection herewith or therewith shall be untrue in any material respect as of the date made or deemed made, and such incorrect representation or warranty (if curable, including by a restatement of any relevant financial statements) shall remain incorrect for a period of 30 days of the occurrence thereof; or

(e) Other Defaults under Loan Documents. Any Loan Party shall default in the performance of or compliance with any term contained herein or any of the other Loan Documents, other than any such term referred to in any other Section of this Article 7, and such default shall not have been remedied or waived within 30 days of the occurrence thereof (except that, with respect to any default as a result of the failure to deliver any document required to delivered to the Lender pursuant to Section 5.14(c) (other than with respect to the deliverables to be provided under such Section 5.14(c) by Holdings and the Borrower) or Section 5.14(g) (other than with respect to the deliverables to be provided under such Section 5.14(g) with respect to the Borrower), such default shall not have been remedied or waived within three Business Days of the Closing Date); or

(f) Involuntary Bankruptcy; Appointment of Receiver, Etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of Holdings, the Borrower or any of its Subsidiaries (other than any Immaterial Subsidiary or any Subsidiary that could at such time, upon designation by Holdings, become an Immaterial Subsidiary) in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency, corporate or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal, provincial, territorial or state law; or (ii) an involuntary case shall be commenced against Holdings, the Borrower or any of its Subsidiaries (other than any Immaterial Subsidiary or any Subsidiary that could at such time, upon designation by Holdings, become an

Immaterial Subsidiary) under the Bankruptcy Code or under any other applicable bankruptcy, insolvency, corporate or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, receiver and manager, liquidator, sequestrator, monitor, trustee, custodian or other officer having similar powers over Holdings, the Borrower or any of its Subsidiaries (other than any Immaterial Subsidiary or any Subsidiary that could at such time, upon designation by Holdings, become an Immaterial Subsidiary), or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, receiver and manager, trustee or other custodian of Holdings, the Borrower or any of its Subsidiaries (other than any Immaterial Subsidiary or any Subsidiary that could at such time, upon designation by Holdings, become an Immaterial Subsidiary) for all or a substantial part of its property; and any such event described in this clause (ii) shall continue for 60 consecutive days without having been dismissed, vacated, bonded or discharged; or

(g) Voluntary Bankruptcy; Appointment of Receiver, Etc. (i) Holdings, the Borrower or any of their Subsidiaries (other than any Immaterial Subsidiary or any Subsidiary that could at such time, upon designation by Holdings, become an Immaterial Subsidiary) shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency, corporate or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, receiver and manager, monitor, trustee, liquidator, custodian or other similar official in respect of it or for all or a substantial part of its property; or (ii) Holdings, the Borrower or any of their Subsidiaries (other than any Immaterial Subsidiary or any Subsidiary that could at such time, upon designation by Holdings, become an Immaterial Subsidiary) shall make a general assignment for the benefit of creditors; or (iii) Holdings, the Borrower or any of their Subsidiaries (other than any Immaterial Subsidiary or any Subsidiary that could at such time, upon designation by Holdings, become an Immaterial Subsidiary)shall admit in writing its inability to pay its debts as such debts become due; or

(h) Judgments and Attachments. Any one or more final money judgments, writs or warrants of attachment or similar process involving in the aggregate at any time an amount in excess of the Threshold Amount (in either case to the extent not adequately covered by insurance or indemnitees (including, if applicable, self-insurance) as to which a third party insurance company or indemnitor has been notified and not denied coverage) shall be entered or filed against Holdings, the Borrower or any of their Subsidiaries or any of their respective assets and shall remain unpaid, undischarged, unvacated, unbonded or unstayed pending appeal for a period of 60 days or more; or

(i) Employee Benefit Plans. There shall occur one or more ERISA Events, which individually or in the aggregate results in liability of Holdings or any of its Subsidiaries in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect; or

(j) Change of Control. Unless waived in writing by the Lender in its sole discretion, a Change of Control shall occur; or

(k) Guaranties, Collateral Documents and Other Loan Documents. At any time after the execution and delivery thereof, (i) any material Loan Guaranty for any reason, other than the occurrence of the Termination Date, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Loan Guarantor shall repudiate in writing its obligations thereunder (other than as a result of the discharge of such Loan Guarantor in accordance with the terms thereof), (ii) this Agreement or any Collateral Document ceases to be in full force and effect or shall be declared null and void or any significant part of the Liens purported to be created under any Collateral Document ceases to be perfected security interests (other than by reason of (A) a release of Collateral in accordance with the terms hereof or thereof, (B) the occurrence of the Termination Date or any other termination of such Collateral Document in accordance with the terms thereof, (C) as a result of the sale or other disposition of the applicable Collateral to a Person that is not a Loan Party in a transaction permitted under the Loan Documents, (D) to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied coverage) or (E) solely as a result of acts or omissions by the Lender, (iii) any Loan Party shall contest in writing, the validity or enforceability of any provision of any Loan Document (or any Lien purported to be created by the Collateral Documents or any Loan Guaranty) or deny in writing that it has any further liability (other than by reason of the occurrence of the Termination Date) or (iv) the Obligations shall cease to constitute senior indebtedness under the subordination provisions of any documents or instruments evidencing any permitted Junior Debt or such subordination provision shall be invalidated or otherwise cease, for any reason, to be valid, binding and enforceable obligations of the parties thereto;

then, and in every such event (other than an event with respect to the Borrower described in clause (f) or (g) of this Article), and at any time thereafter during the continuance of such event, the Lender may, by notice to the Borrower, take any of the following actions, at the same or different times: declare the portion of the Loan then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loan so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided that upon the occurrence of an event with respect to the Borrower described in clause (f) or (g) of this Article, the principal of the portion of the Loan then outstanding, together with accrued interest thereon and all fees and other Obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, in each case without further action of the Lender. Upon the occurrence and during the continuance of an Event of Default, the Lender may exercise any rights and remedies provided to the Lender under the Loan Documents or at law or equity, including all remedies provided under the UCC.

If the Obligations are accelerated for any reason prior to the Call Protection Termination Date, including, without limitation, because of default, sale, transfer or encumbrance (including that by operation of law or otherwise), the Applicable Premium on the Loan will also be due and payable and shall constitute part of the Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of the Lender’s lost profits as a result thereof. Any Applicable Premium on the Loan payable above shall be presumed to be the liquidated damages sustained by the Lender as the result of the early termination and the Borrower agrees that it is reasonable under the circumstances currently existing. The Applicable Premium on the Loan shall also be payable in the event the Obligations (and/or this Agreement or any Notes evidencing the Obligations) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means. THE BORROWER EXPRESSLY WAIVES THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW WHICH PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING APPLICABLE PREMIUM ON THE LOAN IN CONNECTION WITH ANY SUCH ACCELERATION. The Borrower expressly agrees that: (A) the Applicable Premium on the Loan provided for herein is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the Applicable Premium on the Loan shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between the Lender and Borrower giving specific consideration in this transaction for such agreement to pay the Applicable Premium on the Loan; and (D) the Borrower shall be estopped hereafter from claiming differently than as agreed to in this paragraph. The Borrower expressly acknowledges that its agreement to pay the Applicable Premium on the Loan to the Lender as herein described is a material inducement to Lender to extend the Loan and to enter into the Transactions.

ARTICLE 8 MISCELLANEOUS

SECTION 8.01. Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to clause (b) below), all notices and other communications provided for herein shall be in writing. Any notice or other communication required to be delivered in writing may be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or email (including as a “.pdf” or “.tif” attachment), as follows:

(i) if to any Loan Party, to Holdings and the Borrower at:

Lakehouse Buyer Inc.

c/o Apax Partners US, LLC

601 Lexington Avenue

53rd Floor

New York, NY 10022

Attention: Ashish Karandikar; Nedu Ottih

Telephone: (212) 419-2495

Email: Ashish.Karandikar@apax.com; Nedu.Ottih@apax.com

with copies to (which shall not constitute notice):

Simpson Thacher & Bartlett LLP

425 Lexington Ave.

New York, NY 10017

Attention: Brian Steinhardt

Email: bsteinhardt@stblaw.com

(ii) if to the Lender, at:

American Water Enterprises, LLC

1 Water Street

Camden, NJ 08102

Attention: Jordan Mersky

Telephone: (856) 955-4535

Email: jordan.mersky@amwater.com

With a copy to (in each case, which shall not constitute notice for any purpose hereunder or under any other Loan Document):

Shearman & Sterling LLP

599 Lexington Avenue

New York, New York 10022

Attn: Scott Petepiece

Fax: (646) 848-8576

Email: spetepiece@shearman.com

and to

Shearman & Sterling LLP

599 Lexington Avenue

New York, New York 10022

Attn: Gus Atiyah

Fax: (646) 848-5227

Email: gus.atiyah@shearman.com

and to

Schulte, Roth & Zabel LLP

919 Third Avenue

New York, NY 10022

Attn: Brian C. Miner

Telephone: (212) 756-2010

Email: brian.miner@srz.com

All such notices and other communications (A) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof or three Business Days after dispatch if sent by certified or registered mail, in each case, delivered, sent or mailed (properly addressed) to such party as provided in this Section 8.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 8.01, (B) sent by facsimile shall be deemed to have been given when sent and when receipt has been confirmed by telephone; provided that received notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, such notices or other communications shall be deemed to have been given at the opening of business on the next Business Day for the recipient) or (C) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient.

(b) Notices and other communications to the Lender hereunder may be delivered or furnished by electronic communications (including e-mail) pursuant to procedures set forth herein or otherwise approved by the Lender.

(c) Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(d) The Lender, its Affiliates and Related Parties shall not be liable to any Person for any damages arising from the use by any Person (other than the Lender or its Affiliates or Related Parties) of information or other materials obtained through electronic, telecommunications or other information transmission systems, in each case, except to the extent any such damages arise from the gross negligence, bad faith or willful misconduct of, or material breach of the Loan Documents by, the Lender or any of its Affiliates or Related Parties, in each case as determined by a final non-appealable judgment of a court of competent jurisdiction.

SECTION 8.02. Waivers; Amendments.

(a) No failure or delay by the Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Lender hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that it would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by clause (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

(b) Except as expressly provided herein or in any Loan Document, neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified, except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Holdings, the Borrower and the Lender or (ii) in the case of any other Loan Document (other than any waiver, amendment or modification to effectuate any modification thereto expressly contemplated by the terms of such other Loan Documents), pursuant to an agreement or agreements in writing entered into by the Lender and the Loan Party or Loan Parties that are parties thereto.

SECTION 8.03. Expenses; Indemnity; Damage Waiver.

(a) The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Lender and its Affiliates (but limited, in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of one firm of outside counsel to all such Persons taken as a whole and, if reasonably necessary, of one local counsel in any relevant jurisdiction to such Persons, taken as a whole) in connection with the preparation, execution, delivery and administration of any Loan Documents and related documentation (but for the avoidance of doubt, only such expenses that are incurred after the Closing Date), including in connection with any amendments, modifications or waivers of the provisions of any Loan Documents (whether or not the transactions contemplated thereby shall be consummated) and (ii) all reasonable and documented out-of-pocket expenses incurred by the Lender and each of its Affiliates (but limited, in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of one firm of outside counsel to all such Persons taken as a whole and, if reasonably necessary, of one local counsel in any relevant jurisdiction to such Persons, taken as a whole and, solely in the case of an actual or reasonably perceived conflict of interest and to the extent notice thereof is provided to the Borrower, one additional counsel to all affected Persons taken as a whole and one additional local counsel in each relevant jurisdiction to all affected Persons taken as a whole) in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loan made hereunder. Other than to the extent required to be paid on the Closing Date, all amounts due under this clause (a) shall be payable by the Borrower within 30 days of receipt of an invoice relating thereto, setting forth such expenses in reasonable detail and together with reasonable backup documentation supporting such reimbursement requests.

(b) The Borrower shall indemnify the Lender and each of its Related Parties, and their respective successors and assigns (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (but limited, in the case of legal fees and expenses, to the actual reasonable and documented out-of- pocket fees, disbursements and other charges of one counsel to all Indemnitees taken as a whole and, solely in the case of an actual or reasonably perceived conflict of interest, one additional counsel to all affected Indemnitees, taken as a whole, and, if reasonably necessary, one local counsel in any relevant jurisdiction to all Indemnitees, taken as a whole and, solely in the case of an actual or reasonably perceived conflict of interest, one additional local counsel to all affected Indemnitees, taken as a whole), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of any action, claim, litigation, investigation or proceeding (including any inquiry or investigation of the foregoing) (any of the foregoing, a “Proceeding”) relating to (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of any transactions contemplated hereby or thereby (except for any Taxes (which shall be governed by Section 2.06), other than any Taxes that represent losses, claims or damages arising from any non-Tax claim) or (ii) any actual or alleged presence or Release or threat of Release of Hazardous Materials on, at, to or from any Mortgaged Property or other property currently or formerly owned or operated by any Loan Party or any Subsidiary, or any Environmental Liability; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from (x) the gross negligence, bad faith or willful misconduct of such Indemnitee or any Affiliate or Related Party of such Indemnitee or (y) a material breach of the obligations of such Indemnitee any Affiliate or Related Party under the terms of this Agreement or any other Loan Document by such Indemnitee or any of its Affiliates or Related Parties as determined in a final and non-appealable decision of a court of competent jurisdiction. Each Indemnitee shall be obligated to refund or return any and all amounts paid by the Borrower pursuant to this Section 8.03(b) to such Indemnitee for any fees, expenses, or damages to the extent such Indemnitee is not entitled to payment of such amounts in accordance with the terms hereof. All amounts due under this clause (b) shall be payable by the Borrower within 30 days (x) after written demand thereof, in the case of any indemnification obligations and (y) in the case of reimbursement of costs and expenses, after receipt of an invoice relating thereto, setting forth such expenses in reasonable detail and together with reasonable backup documentation supporting such reimbursement requests.

SECTION 8.04. Waiver of Claim. Notwithstanding anything to the contrary set forth herein, to the extent permitted by applicable law, no party to this Agreement shall assert, and each hereby waives, any claim against any other party hereto or any Related Party thereof, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Loan or the use of the proceeds thereof, except, in the case of a claim by any Indemnitee against the Borrower or any other Loan Party, to the extent such damages would otherwise be subject to indemnification pursuant to the terms of Section 8.03.

SECTION 8.05. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (a) none of the Borrower, Holdings or any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender, which consent may be given or withheld in the Lender’s sole discretion (and any attempted assignment or transfer by the Borrower or Holdings without such consent shall be null and void) and (b) the Lender may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Borrower, which consent may be given or withheld in the Borrower’s sole discretion (and any attempted assignment or transfer by the Lender without such consent shall be null and void); provided that, notwithstanding the foregoing, upon the occurrence and during the continuance of a Specified Event of Default, the Lender may assign or transfer its rights or obligations hereunder without the consent of the Borrower to any Person other than any Person that is a Disqualified Lender (for the avoidance of doubt, any assignee or transferee shall be subject to the restrictions on assignment and transfer set forth in this Section 8.05 that are applicable to the Lender in all respects). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors, assigns and participants permitted hereby), any legal or equitable right, remedy or claim under or by reason of this Agreement.

SECTION 8.06. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of the Loan, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect until the Termination Date. The provisions of Sections 2.06, 8.03 and 8.13 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loan, the occurrence of the Termination Date or the termination of this Agreement or any provision hereof but in each case, subject to the limitations set forth in this Agreement.

SECTION 8.07. Counterparts; Integration; Effectiveness. This Agreement may be manually or electronically executed in counterparts (and by different parties hereto on different counterparts (including by facsimile or electronic transmission (including .pdf file, .jpeg file, Adobe Sign, or DocuSign))), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Lender constitute the entire agreement among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it shall have been executed by Holdings, the Borrower, the other Subsidiaries of Holdings party hereto and the Lender and when the Lender shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or by email as a “.pdf” or “.tif” attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 8.08. Severability. To the extent permitted by law, any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 8.09. Right of Setoff; Obligations Absolute.

(a) If an Event of Default shall have occurred and be continuing, each of the Lender and its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by the Lender or any Affiliate thereof to or for the credit or the account of the Borrower or any Loan Guarantor against any of and all the Obligations then due and owing held by the Lender or such Affiliate, irrespective of whether or not the Lender or such Affiliate shall have made any demand under the Loan Documents. The Lender or any applicable Affiliate shall promptly notify the Borrower of such set-off or application; provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section. The rights of the Lender and each Affiliate under this Section are in addition to other rights and remedies (including other rights of setoff) which the Lender or such Affiliate may have.

(b) Each Loan Party acknowledges and agrees that its obligations under this Agreement and the other Loan Documents are irrevocable and absolute and will not be subject to netting, set-off or reduction against, or be otherwise affected by, any action or alleged claim by any Loan Party or any of its Affiliates pursuant to, or any actual or alleged breach by the Lender or any of its Affiliates of, or any actual or alleged invalidity or other defect of, any of (i) the Purchase Agreement, (ii) any other Purchase Document or (iii) any other agreement or arrangement.

SECTION 8.10. Governing Law; Jurisdiction; Consent to Service of Process.

(a) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN THE OTHER LOAN DOCUMENTS), WHETHER IN TORT, CONTRACT (AT LAW OR IN EQUITY) OR OTHERWISE, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF ANY U.S. FEDERAL OR NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK (OR ANY APPELLATE COURT THEREFROM) OVER ANY SUIT, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING SHALL (EXCEPT AS PERMITTED BELOW) BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, FEDERAL COURT. THE PARTIES HERETO AGREE THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY REGISTERED MAIL ADDRESSED TO SUCH PERSON SHALL BE EFFECTIVE SERVICE OF PROCESS AGAINST SUCH PERSON FOR ANY SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. EACH PARTY HERETO AGREES THAT THE LENDER RETAINS THE RIGHT TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION SOLELY IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY COLLATERAL DOCUMENT.

(c) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN CLAUSE (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY CLAIM OR DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION, SUIT OR PROCEEDING IN ANY SUCH COURT.

(d) TO THE EXTENT PERMITTED BY LAW, EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL) DIRECTED TO IT AT ITS ADDRESS FOR NOTICES AS PROVIDED FOR IN SECTION 8.01. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY LOAN DOCUMENT THAT SERVICE OF PROCESS WAS INVALID AND INEFFECTIVE. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

SECTION 8.11. Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 8.12. Headings. Article and Section headings and the table of contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 8.13. Confidentiality.

(a) The Lender agrees to maintain the confidentiality of the Confidential Information (as defined below), except that Confidential Information may be disclosed (i) to its and its Affiliates’ directors (or equivalent managers), officers, employees, independent auditors, or other agents, experts and advisors, including accountants, legal counsel, ratings agencies and other advisors (collectively, the “Representatives”) on a “need to know” basis solely in connection with the transactions completed hereby and who are informed of the confidential nature of such Confidential Information and are or have been advised of their obligation to keep such Confidential Information of this type confidential; provided that the Lender shall be responsible for its Affiliates’ and their Representatives’ compliance with this paragraph, (ii) upon the demand or request of any regulatory (including any self-regulatory body) or governmental authority purporting to have jurisdiction over such Person or its Affiliates (in which case such Person shall, except with respect to any audit or examination conducted by bank accountants or any regulatory (including any self-regulatory body) or governmental authority exercising examination or regulatory authority, to the extent practicable and permitted by law, inform the Borrower promptly in advance thereof, (iii) to the extent compelled by legal process in, or reasonably necessary to, the defense of such legal, judicial or administrative proceeding, in any legal, judicial or administrative proceeding or otherwise as required by applicable Requirements of Law, rule or regulation (in which case such Person shall (A) except with respect to any audit or examination conducted by bank accountants or any regulatory (including any self-regulatory body) or governmental authority exercising examination or regulatory authority, to the extent practicable and permitted by law, inform the Borrower promptly in advance thereof and (B) use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment), (iv) in connection with (x) the exercise of any remedy or the enforcement of any right under this Agreement or any other Loan Document in any litigation or arbitration action or proceeding relating thereto, to the extent such disclosure is reasonably necessary in connection with such litigation or arbitration action or proceeding (provided that the Borrower shall be given notice thereof and a reasonable opportunity to seek a protective court order with respect to such Information prior to such disclosure (it being understood that the refusal by a court to grant such a protective order shall not prevent the disclosure of such Information thereafter)) and (y) any foreclosure, sale or other disposition of any Collateral in connection with the exercise of remedies under the Collateral Documents, subject to each potential transferee of such Collateral having entered into customary confidentiality undertakings with respect to such Collateral prior to the disclosure thereof to such Person (which confidentiality obligations will cease to apply to any transferee upon the consummation of its acquisition of such Collateral), (v) subject to an acknowledgment and agreement by such recipient that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to Holdings), to any assignee of or participant in any of its rights or obligations under this Agreement, (vi) with the prior written consent of the Borrower, (vii) in connection with the Lender’s (or its applicable Affiliate’s) public filings to the extent required by applicable Requirements of Law or determined by the Lender in good faith to be required to comply with Requirements of Law and (viii) to the extent such Confidential Information (A) becomes publicly available other than as a result of a breach of this Section by such Person, its Affiliates or their respective Representatives or (B) becomes available to the Lender on a non-confidential basis other than as a result of a breach of this Section from a source other than a Loan Party that is not to such disclosing Person’s knowledge, after reasonable investigation, subject to confidentiality, fiduciary or other legal obligations to Holdings, the Borrower, the Sponsor or any of their respective Affiliates. For the purposes of this Section, “Confidential Information” means all information relating to the Loan Parties and/or any of their subsidiaries and their respective businesses, the Sponsor or the Transactions (including any information obtained by the Lender or any of its Affiliates or Representatives, based on a review of the books and records relating to Holdings and/or any of its subsidiaries and their respective Affiliates from time to time, including prior to the date hereof).

SECTION 8.14. No Fiduciary Duty. The Lender and its Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their respective Affiliates. Each Loan Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Lender, on the one hand, and any Loan Party, its respective stockholders or its respective Affiliates, on the other. The Loan Parties acknowledge and agree that: (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and each Loan Party, on the other, and (ii) in connection therewith and with the process leading thereto, (x) the Lender has not assumed an advisory or fiduciary responsibility in favor of any Loan Party, its respective stockholders or its respective Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (y) the Lender is acting solely as principal and not as the agent or fiduciary of such Loan Party, its respective management, stockholders, creditors or any other Person. Each Loan Party acknowledges and agrees that such Loan Party has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Loan Party agrees that it will not claim that the Lender (solely in its capacity as such) owes a fiduciary or similar duty to such Loan Party in connection with such transaction or the process leading thereto.

SECTION 8.15. USA PATRIOT Act. The Lender that is subject to the requirements of the USA PATRIOT Act hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower and each Loan Guarantor, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify the Loan Parties in accordance with the USA PATRIOT Act. This notice is given in accordance with the requirements of the USA PATRIOT Act and is effective as to the Lender.

SECTION 8.16. Conflicts. Notwithstanding anything to the contrary contained herein, (a) in the event of any conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall govern and control and (b) in the event of any conflict or inconsistency between any then in effect Acceptable Intercreditor Agreement and any Loan Document, the terms of such Acceptable Intercreditor Agreement (except as otherwise expressly set forth therein with respect to any other Acceptable Intercreditor Agreement) shall govern and control.

ARTICLE 9 LOAN GUARANTY

SECTION 9.01. Guaranty. Each Loan Guarantor hereby agrees that it is jointly and severally liable for, and, as primary obligor and not merely as surety, and absolutely and unconditionally and irrevocably guarantees to the Lender the full and prompt payment upon the failure of the Borrower to do so, when and as the same shall become due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Obligations; provided that it is understood and agreed that each Loan Guarantor also guarantees the Obligations of each other Loan Guarantor (all of the Obligations set forth in this sentence are collectively referred to as the “Guaranteed Obligations”). Each Loan Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. If any or all of the Guaranteed Obligations becomes due and payable hereunder, each Loan Guarantor, unconditionally and irrevocably, promises to pay such Guaranteed Obligations to the Lender, on demand, together with any and all expenses which may be incurred by the Lender in collecting any of the Guaranteed Obligations, to the extent reimbursable in accordance with Section 8.03. Each Loan Guarantor unconditionally and irrevocably guarantees the payment of any and all of the Guaranteed Obligations to the Lender whether or not due or payable by the Borrower upon the occurrence of any Event of Default specified in Sections 7.01(f) or 7.01(g), and in such event, irrevocably and unconditionally promises to pay such indebtedness to the Lender, on demand, in Dollars.

SECTION 9.02. Guaranty of Payment. This Loan Guaranty is a guaranty of payment and not of collection. Each Loan Guarantor waives any right to require the Lender to sue the Borrower, any other Loan Guarantor, any other guarantor, or any other Person obligated for all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or otherwise to enforce its rights in respect of any Collateral securing all or any part of the Guaranteed Obligations. The Lender may immediately enforce this Loan Guaranty upon the occurrence and during the continuance of an Event of Default.

SECTION 9.03. No Discharge or Diminishment of Loan Guaranty.

(a) Except as otherwise provided for herein, the obligations of each Loan Guarantor hereunder are unconditional, irrevocable and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than as expressly set forth in Section 9.12), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of the Borrower or any other guarantor of or other Person liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party, or their assets or any resulting release or discharge of any obligation of any Obligated Party; (iv) the existence of any claim, setoff or other rights which any Loan Guarantor may have at any time against any Obligated Party, the Lender or any other Person, whether in connection herewith or in any unrelated transactions; (v) any direction as to application of payments by the Borrower or by any other party; (vi) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Guaranteed Obligations; (vii) any payment on or in reduction of any such other guaranty or undertaking; (viii) any dissolution, termination or increase, decrease or change in personnel by the Borrower or (ix) any payment made to the Lender on the Guaranteed Obligations which the Lender repays to the Borrower pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each Loan Guarantor waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding.

(b) Except for termination of a Loan Guarantor’s obligations hereunder or as expressly permitted by Section 9.12, the obligations of each Loan Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.

(c) Further, the obligations of any Loan Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection, or invalidity of any indirect or direct security for the obligations of the Borrower for all or any part of the Guaranteed Obligations or any obligations of any other guarantor of or other Person liable for any of the Guaranteed Obligations; (iv) any action or failure to act by the Lender with respect to any Collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Loan Guarantor or that would otherwise operate as a discharge of any Loan Guarantor as a matter of law or equity (other than as set forth in Section 9.12).

SECTION 9.04. Defenses Waived. To the fullest extent permitted by applicable Requirements of Law, and except for termination of a Loan Guarantor’s obligations hereunder or as expressly permitted by Section 9.12, each Loan Guarantor hereby waives any defense based on or arising out of any defense of the Borrower or any other Loan Guarantor or arising out of the disability of the Borrower or any other Loan Guarantor or any other party or the unenforceability of all or any part of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower or any other Loan Guarantor. Without limiting the generality of the foregoing, each Loan Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by Requirements of Law, any notice not provided for herein, including notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Loan Guaranty, and notices of the existence, creation or incurring of new or additional Guaranteed Obligations, as well as any requirement that at any time any action be taken by any Person against any Obligated Party, or any other Person, including any right (except as shall be required by applicable statute and cannot be waived) to require the Lender to (i) proceed against the Borrower, any other guarantor or any other party, (ii) proceed against or exhaust any security held from the Borrower, any other Loan Guarantor or any other party or (iii) pursue any other remedy in the Lender’s power whatsoever. The Lender may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent permitted by applicable Requirements of Law), accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any Collateral securing all or a part of the Guaranteed Obligations, and the Lender may, at its election, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, or any security, without affecting or impairing in any way the liability of such Loan Guarantor under this Loan Guaranty except as otherwise provided in Section 9.12. To the fullest extent permitted by applicable Requirements of Law, each Loan Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable Requirements of Law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Loan Guarantor against any Obligated Party or any security.

SECTION 9.05. Authorization. The Loan Guarantors authorize the Lender without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder (except as set forth in Section 9.12), from time to time to:

(a) change the manner, place or terms of payment of, and/or change or extend the time of payment of, renew, increase, accelerate or alter, any of the Guaranteed Obligations (including any increase or decrease in the principal amount thereof or the rate of interest or fees thereon), any security therefor, or any liability incurred directly or indirectly in respect thereof, and this Loan Guaranty shall apply to the Guaranteed Obligations as so changed, extended, renewed or altered;

(b) take and hold security for the payment of the Guaranteed Obligations and sell, exchange, release, impair, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Guaranteed Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset there against;

(c) exercise or refrain from exercising any rights against any of the Borrower, any other Loan Party or others or otherwise act or refrain from acting;

(d) release or substitute any one or more endorsers, guarantors, the Borrower, other Loan Parties or other obligors;

(e) settle or compromise any of the Guaranteed Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of the Borrower to their creditors other than the Lender;

(f) apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of the Borrower to the Lender regardless of what liability or liabilities of the Borrower remains unpaid;

(g) consent to or waive any breach of, or any act, omission or default under, this Agreement, any other Loan Document or any of the instruments or agreements referred to herein or therein, or otherwise amend, modify or supplement this Agreement, any other Loan Document, or any of such other instruments or agreements; and/or

(h) take any other action which would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of the Loan Guarantors from their respective liabilities under this Loan Guaranty.

SECTION 9.06. Rights of Subrogation. No Loan Guarantor will assert any right, claim or cause of action, including a claim of subrogation, contribution or indemnification that it has against any Loan Party in respect of this Loan Guaranty until the occurrence of the Termination Date.

SECTION 9.07. Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of the Borrower or otherwise, each Loan Guarantor’s obligations under this Loan Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the other Loan Guarantors forthwith on demand by the Lender.

SECTION 9.08. Information. Each Loan Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Loan Guarantor assumes and incurs under this Loan Guaranty, and agrees that the Lender shall not have any duty to advise any Loan Guarantor of information known to it regarding those circumstances or risks.

SECTION 9.09. Maximum Liability. It is the desire and intent of the Loan Guarantors and the Lender that this Loan Guaranty shall be enforced against the Loan Guarantors to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. The provisions of this Loan Guaranty are severable, and in any action or proceeding involving any state or provincial or territorial corporate law, or any state, province, territory, Federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Loan Guarantor under this Loan Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Loan Guarantor’s liability under this Loan Guaranty, then, notwithstanding any other provision of this Loan Guaranty to the contrary, the amount of such liability shall, without any further action by the Loan Guarantors or the Lender, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Loan Guarantor’s “Maximum Liability”). Each Loan Guarantor agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of each Loan Guarantor without impairing this Loan Guaranty or affecting the rights and remedies of the Lender hereunder; provided that nothing in this sentence shall be construed to increase any Loan Guarantor’s obligations hereunder beyond its Maximum Liability. Notwithstanding anything to the contrary herein, American Water Resources of Florida, LLC, a Delaware limited liability company, and Pivotal Home Solutions, LLC, a Delaware limited liability company, shall at all times comply with applicable minimum net asset requirements pursuant to Chapter 634, Florida Statutes, and such assets required to satisfy applicable minimum net asset requirements shall be regarded in the same manner as Excluded Assets and may in no event be applied towards the satisfaction of American Water Resources of Florida LLC’s and Pivotal Home Solutions LLC’s obligations hereunder.

SECTION 9.10. Contribution. In the event any Loan Guarantor (a “Paying Guarantor”) shall make any payment or payments under this Loan Guaranty or shall suffer any loss as a result of any realization upon any Collateral granted by it to secure its obligations under this Loan Guaranty, each other Loan Guarantor (each a “Non-Paying Guarantor”) shall contribute to such Paying Guarantor an amount equal to such Non-Paying Guarantor’s “Guarantor Percentage” of such payment or payments made, or losses suffered, by such Paying Guarantor. For purposes of this Article 9, each Non-Paying Guarantor’s “Guarantor Percentage” with respect to any such payment or loss by a Paying Guarantor shall be determined as of the date on which such payment or loss was made by reference to the ratio of (a) such Non- Paying Guarantor’s Maximum Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Guarantor’s Maximum Liability has not been determined, the aggregate amount of all monies received by such Non-Paying Guarantor from the Borrower after the Closing Date (whether by loan, capital infusion or by other means) to (b) the aggregate Maximum Liability of all Loan Guarantors hereunder (including such Paying Guarantor) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum Liability has not been determined for any Loan Guarantor, the aggregate amount of all monies received by such Loan Guarantors from the Borrower after the Closing Date (whether by loan, capital infusion or by other means). Nothing in this provision shall affect any Loan Guarantor’s several liability for the entire amount of the Guaranteed Obligations (up to such Loan Guarantor’s Maximum Liability). Each of the Loan Guarantors covenants and agrees that its right to receive any contribution under this Loan Guaranty from a Non-Paying Guarantor shall be subordinate and junior in right of payment to the Obligations until the Termination Date. This provision is for the benefit of the Lender and may be enforced by the Lender in accordance with the terms hereof.

SECTION 9.11. Liability Cumulative. The liability of each Loan Guarantor under this Article 9 is in addition to and shall be cumulative with all liabilities of such Loan Guarantor to the Lender under this Agreement and the other Loan Documents to which such Loan Guarantor is a party or in respect of any obligations or liabilities of the other Loan Guarantors, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

SECTION 9.12. Release of Loan Guarantors. Upon the consummation of any transaction or related series of transactions expressly permitted hereunder (as certified in writing by the Borrower to the Lender at least two Business Days prior to the consummation of such transactions) if as a result thereof such Subsidiary Guarantor shall cease to be a Subsidiary (or becomes an Excluded Subsidiary), the applicable Subsidiary Guarantor shall be automatically released from its obligations hereunder and its Loan Guaranty (provided that no Subsidiary Guarantor which becomes an Excluded Subsidiary solely as a result of ceasing to be a Wholly-Owned Subsidiary after the Closing Date, shall be released from its obligations hereunder and its Loan Guaranty if there is no bona fide business purpose for the transaction pursuant to which such Subsidiary Guarantor becomes an Excluded Subsidiary which would result in such release. In connection with any such release, the Lender shall promptly execute and deliver to any Loan Guarantor, at such Loan Guarantor’s expense, all documents that such Loan Guarantor shall reasonably request to evidence termination or release. Any execution and delivery of documents pursuant to the preceding sentence of this Section 9.12 shall be without recourse to or warranty by the Lender (other than as to the Lender’s authority to execute and deliver such documents).

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

LAKEHOUSE BIDCO INC., as Holdings

by	/s/ Eric J. Palm
Name: Eric J. Palm
Title: President

LAKEHOUSE BUYER INC., as the Borrower

by	/s/ Eric J. Palm
Name: Eric J. Palm
Title: President

AMERICAN WATER RESOURCES, LLC, as a Subsidiary Guarantor

by:	/s/ Eric J. Palm
Name: Eric J. Palm
Title: President

PIVOTAL HOME SOLUTIONS, LLC, as a Subsidiary Guarantor

by:	/s/ Eric J. Palm
Name: Eric J. Palm
Title: President

AMERICAN WATER RESOURCES HOLDINGS, LLC, as a Subsidiary Guarantor

by:	/s/ Eric J. Palm
Name: Eric J. Palm
Title: President

AMERICAN WATER RESOURCES OF TEXAS, LLC, as a Subsidiary Guarantor

by:	/s/ Eric J. Palm
Name: Eric J. Palm
Title: President

[Signature Page to Secured Seller Note Agreement]

AMERICAN WATER ENTERPRISES, LLC, as the Lender

by	/s/ David Bowler
Name: David Bowler
Title: Assistant Comptroller

[Signature Page to Secured Seller Note Agreement]

LIST OF EXHIBITS AND SCHEDULES OMITTED FROM FILING

The following schedules and exhibits to the attached Secured Seller Note Agreement have been omitted from Exhibit 10.1 pursuant to Item 601(a)(5) of Regulation S-K. The Company will furnish the omitted schedules and exhibits to the U.S. Securities and Exchange Commission upon request.

SCHEDULES

Schedule 1.01(a)	Consolidated Adjusted EBITDA
Schedule 1.01(b)	Disqualified Lenders
Schedule 1.01(c)	Mortgaged Properties
Schedule 3.13	Capitalization and Subsidiaries
Schedule 5.13	Post-Closing Items
Schedule 5.14	Closing Date Collateral Documents
Schedule 6.01(g)	Existing Indebtedness
Schedule 6.02	Existing Liens
Schedule 6.05	Existing Investments
Schedule 6.07	Sale and Lease-Back Transactions
Schedule 6.08	Transactions with Affiliates

EXHIBITS

Exhibit A	Form of Compliance Certificate
Exhibit B	Form of Joinder Agreement
Exhibit C	Form of Promissory Note
Exhibit D-1	Form of Legal Opinion of Simpson Thacher & Bartlett LLP
Exhibit D-2	Form of Legal Opinion of Virginia Counsel
Exhibit E	Form of Secretary’s Certificate
Exhibit F	Form of Solvency Certificate
Exhibit G	Form of Global Intercompany Note
Exhibit H	Form of Pledge and Security Agreement